As filed with the U.S. Securities and Exchange Commission on June 12, 2007

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CONVERGENCE ETHANOL, INC.
(formerly MEMS USA, INC.)
(Name of small business issuer in its charter)

Nevada	1090	82-0288840
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification No.)

5701 Lindero Canyon Road, Suite 2-100
Westlake Village, California 91362
(818) 735-4750
(Address and telephone number of principal executive offices)

James A. Latty
Chief Executive Officer
Convergence Ethanol, Inc.
5701 Lindero Canyon Road, Suite 2-100
Westlake Village, California 91362
(818) 735-4750
(Name, address and telephone number of agent for service)

Copy to:

Mark Abdou, Esq.
Yaphett K. Powell, Esq.
Richardson & Patel LLP
10900 Wilshire Boulevard, Suite 500
Los Angeles, California 90024
Tel (310) 208-1182
Fax (310) 208-1154

Approximate date of proposed sale to the public: From time to time after the effective date of the Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

Calculation of Registration Fee
Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value per share	500,000	$0.470	$235,000	$7.21
Common stock, $0.001 par value per share, underlying convertible note	3,300,000	$0.470	$1,551,000	$47.62
Common stock, $0.001 par value per share, underlying warrants	1,500,000	$0.470	$705,000	$21.64
Total	5,300,000	$0.470	$2,491,000	$76.47

(1) Estimated solely for the purposes of calculating the registration fee pursuant to Section 6(b) of the Securities Act of 1933, as amended, and computed pursuant to Rule 457(c) promulgated under the Securities Act of 1933, as amended, based upon the average of the high ($0.49) and low ($0.45) prices of the registrant’s common stock on June 8, 2007, on the Over-The-Counter Bulletin Board.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT CONVERGENCE ETHANOL, INC. FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION
PROSPECTUS DATED June 12, 2007

PROSPECTUS

5,300,000
SHARES OF COMMON STOCK

OF

CONVERGENCE ETHANOL, INC.

This prospectus covers the sale of up to 5,300,000 shares of common stock of Convergence Ethanol, Inc. (the “Company”, “Registrant”, “Convergence”, “we”, “us”, “our” shall refer to Convergence Ethanol, Inc. and our wholly-owned subsidiaries) by the selling stockholders (the “Selling Stockholders”) identified in this prospectus under the section titled “Selling Stockholders.” Of the 5,300,000 shares of common stock registered hereby, 1,500,000 shares of common stock are issuable to the Selling Stockholders upon the exercise of certain warrants and 3,300,000 shares of common stock are issuable to the Selling Stockholders upon the conversion of certain convertible notes. Except with respect to amounts that may be received by us from the Selling Stockholders upon the exercise of the warrants, we will not receive any proceeds from the sale of the shares by any Selling Stockholder. We have agreed to bear all expenses of registration of the common stock offered hereby under federal and state securities laws.

Our common stock is quoted on the Over-the-Counter Bulletin Board (“OTC Bulletin Board”) under the symbol “CETH.OB”. The last reported sale price of the common stock as reported on the OTC Bulletin Board on June 8, 2007, was $0.49 per share.

The Selling Stockholders, directly or through agents, brokers or dealers designated from time to time, may sell the shares of common stock offered hereby from time to time on terms to be determined at the time of sale. See the section of this document titled “Plan of Distribution.” Our capital stock is more fully described in the section of this prospectus entitled “Description of Securities.”

See the section of this document titled “Risk Factors” beginning on page 2 for certain factors relating to an investment in the shares of common stock offered hereby.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE COMMON STOCK OFFERED HEREBY OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is June 12, 2007.

PROSPECTUS SUMMARY

This summary does not contain all of the information you should consider before investing in our common stock. Before deciding to invest in our common stock, you should carefully read this entire prospectus, especially the section titled “Risk Factors” and our financial statements and the related notes.

About Convergence Ethanol, Inc.

Our History

We were incorporated in the State of Nevada on April 12, 2002. On November 29, 2006, we incorporated a wholly-owned Nevada subsidiary for the sole purpose of effecting a name change of our company through a merger with our subsidiary. On December 5, 2006, we merged our subsidiary into our company, with our company carrying on as the surviving corporation under the name Convergence Ethanol, Inc. Our name change was effected with NASDAQ on December 13, 2006 and our ticker symbol on the OTC Bulletin Board was changed to “CETH”.

Our Business

We are a renewable energy company with a mission to support the energy industry’s production of cleaner burning fuels, through the development of profitable, bio-renewable energy refineries and through the engineering, fabrication and sale of environmentally focused refinery systems and equipment.

We are comprised of three wholly-owned operating subsidiaries, California MEMS USA, Inc., d/b/a Convergence Ethanol Corp. (“CA MEMS”) a California corporation, Bott Equipment Company, Inc. (“Bott”) and Gulfgate Equipment, Inc. (“Gulfgate”), Texas corporations, and a fourth majority-owned subsidiary, Hearst Ethanol One, Inc., a Federal Canadian corporation (“HEO”).

Each subsidiary has a specific eco-energy focus: (1) CA MEMS engineers, designs, procures and supervises fabrication of Intelligent Filtration Systems™ (IFS) for the oil industry, (2) Bott sells and leases engineered products such as pumps, compressors, flow meters, and components to the energy sector; (3) Gulfgate designs, engineers, fabricates, sells and services eco-focused energy systems; and (4) HEO has plans to develop and operate a synthetic woodwaste-to-ethanol processing facility.

Corporate Information

Our corporate headquarters are located at 5701 Lindero Canyon Road, Suite 2-100, Westlake Village, California 91362, and our telephone number is (818) 735-4750. Our website is located at www.c-eth.com. Information on our website is not part of this prospectus.

Industry And Market Data

We obtained the industry, market and competitive position data used throughout this prospectus from our own research, internal surveys and studies conducted by third parties, independent industry associations or general publications and other publicly available information. In particular, we have based much of our discussion of the ethanol industry, including government regulation relevant to the industry and forecasted growth in demand, on information published by the Renewable Fuels Association, or RFA, the national trade association for the ethanol industry, and the American Coalition for Ethanol, or ACE, a national trade association for the ethanol industry. Independent industry publications and surveys generally state that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. Further, because the RFA and ACR are trade organizations for the ethanol industry, they may present information in a manner that is more favorable to that industry than would be presented by an independent source. Forecasts are particularly likely to be inaccurate, especially over long periods of time.

About the Offering and this Prospectus

This prospectus covers the resale of up to 5,300,000 shares of common stock by the Selling Stockholders identified in this prospectus under the section of this document titled “Selling Stockholders.” Except with respect to amounts that may be received by us from the Selling Stockholders upon the exercise of the warrants, we will not receive any proceeds from the sale of the shares by any Selling Stockholder. See “Use of Proceeds.” We have agreed to bear all expenses of registration of the common stock offered by this prospectus.

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under the shelf registration process, the Selling Stockholders may, from time to time, sell the common stock described in this prospectus. We may prepare a prospectus supplement at any time to add, update or change the information contained in this prospectus. This prospectus does not contain all the information you can find in the registration statement or the exhibits filed with or incorporated by reference into the registration statement. You should read this prospectus and any prospectus supplement together with the registration statement, the exhibits filed with or incorporated by reference into the registration statement and the additional information described under the section of this document titled “Where You Can Find More Information.”

The Offering

On October 27, 2006, we entered into a Securities Purchase Agreement with GCA Strategic Investment Fund Limited (“GCA”) whereby we sold GCA a secured convertible note in the aggregate principal amount of $3,530,000 (the “Note”). The Note was issued on October 31, 2006 and is due October 31, 2009. GCA purchased the Note for $3,177,000, which is 90% of the principal amount. The Note does not bear interest except upon an event of default, at which time interest shall accrue at the rate of 18% per annum. The Note is secured by a first security position in assets of our parent company and our Bott and Gulfgate subsidiaries. The Note is also guaranteed by our Bott and Gulfgate subsidiaries.

The Note may be converted into shares of our common stock. The conversion price will be 85% of the trading volume weighted average price, as reported by Bloomberg LP (the “VWAP”), for the five trading days immediately prior to the date of notice of conversion. In conjunction with this prospectus, we filed a registration statement to register the resale of shares of our common stock issuable upon the conversion of the Note and exercise of certain warrants (as described below). During the first 30 days after the registration statement is effective (the “Initial Pricing Period”), the conversion price will not be less than $0.47 (the “Floor Conversion Price”), nor greater than $0.61 (the “Ceiling Conversion Price”). For the 90 day period following the Initial Pricing Period and each successive 90 day period thereafter (each a “Reset Period”), the Floor Conversion Price shall be reduced by an amount equal to 40% of the lesser of (i) the Floor Conversion Price or (ii) the Closing Bid Price as reported by Bloomberg on the trading day immediately following the Initial Pricing Period or Reset Period, as the case may be, and the Ceiling Conversion Price shall be increased by an amount equal to 40% of the lesser of (y) the current Ceiling Conversion Price or (z) the closing bid price as reported by Bloomberg on the trading day immediately following the Initial Pricing Period or Reset Period as the case may be.

Pursuant to the Securities Purchase Agreement, we also issued warrants to GCA to purchase 1,000,000 shares of our common stock (the “Warrants”). The Warrants are callable if our common stock trades at $1.32 or more for any consecutive five-day period. The Warrants have a term of five years and an initial exercise price of $0.66 (120% of the average five day VWAP price for our common stock for the five trading days immediately prior to October 31, 2006). We paid a fee to Global Capital Advisors, LLC, GCA’s adviser of $35,300. Additionally, we issued a warrant to Global Capital Advisors, LLC to purchase 500,000 shares of our common stock (the “Global Capital Warrant”). The Global Capital Warrant has terms similar to the Warrants. The shares underlying the Note, Warrants, and Global Capital Warrant are being registered on this registration statement.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the following risks and all other information contained in this prospectus before deciding to invest in our common stock. Our business, financial condition or results of operations could be materially and adversely affected by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. The risks described below are not the only ones facing our company. Additional risks not presently known to us or which we currently consider immaterial also may adversely affect our company.

RISKS RELATED TO OUR BUSINESS AND INDUSTRY

We are an emerging growth company with limited operating history, accordingly there is limited historical information available upon which you can judge the merits of an investment in our company. In February 2004 we commenced operations as a new business engaged in designing and selling micro electro mechanical systems for scientific and engineering companies. In October 2004 we acquired our Bott and Gulfgate subsidiaries, which are engaged in the businesses of providing systems and equipment to various industries, including petrochemical plants, refineries, pulp and paper mills, steel mills, and electrical utilities. In December 2005 we incorporated our HEO subsidiary for the purpose of designing, building and operating ethanol production facilities. We only recently acquired control of all of our operating subsidiaries, and have limited experience in running these companies.

We have generated net losses since inception, which may continue for the foreseeable future as we try to grow our business, which means that you may be unable to realize a return on your investment for a long period of time, if ever. Our present business operations commenced in February 2004. From inception through September 30, 2006, we incurred a cumulative net loss of $16,473,023 which included non-cash net asset impairment charges of $12,376,796. We expect to continue incurring operating losses until we are able to derive meaningful revenues from our proposed business relating to ethanol production, energy generation and supply.

We have limited available working capital and require significant additional capital in order to sustain our operations, and if we cannot obtain additional financing we might cease to continue operating. As of September 30, 2006, we had total current assets of $ 4,083,117 and a working capital deficit of $721,961 before including a liability for common stock subscribed of $1,194,376. We believe that we require a minimum of $1,800,000 in order to fund our planned operations over the next 12 months, in addition to the capital required for the establishment of any ethanol production facilities. We plan to obtain the additional working capital through private placement sales of our equity securities. We have not received any funds, nor can there be any assurance that such funds will be forthcoming. Should we be unable to raise the required funds, our ability to finance our continued operations will be materially adversely affected.

Our independent auditors' report raises substantial doubt about our ability to continue as a going concern. Our independent auditors have prepared their report on our 2006 financial statements assuming that we will continue as a going concern. Their report has an explanatory paragraph stating that our recurring losses from operations since inception, limited operating revenue and limited capital resources raise substantial doubt about our ability to continue as a going concern. Realization of a major portion of the assets reflected on the accompanying balance sheet is dependent upon continued operations of the Company which, in turn, is dependent upon the Company's ability to meet its financing requirements and succeed in its future operations. Management believes that actions presently being taken to revise the Company's operating and financial requirements provide them with the opportunity for the Company to continue as a going concern. The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might be necessary, should the Company be unable to continue as a going concern.

Because we have few proprietary rights, others can provide products and services substantially equivalent to ours. We hold a provisional patent application relating to our MEMS operations, however we hold no patents or patents applications relating to our energy generation and supply business or our proposed ethanol production business. We believe that most of the technology used in the design and building of ethanol production facilities and in the area of the energy generation and supply business is generally known and available to others. Consequently, others will be able to compete with us in these areas. We rely on a combination of confidentiality agreements and trade secret law to protect our confidential information. In addition, we restrict access to confidential information on a ‘‘need to know’’ basis. However, there can be no assurance that we will be able to maintain the confidentiality of our proprietary information. If our proprietary rights are violated, or if a third party claims that we violate their trademark or other proprietary rights, we may be required to engage in litigation. Proprietary rights litigation tends to be costly and time consuming. Bringing or defending claims related to our proprietary rights may require us to redirect our human and monetary resources to address those claims.

We may not be able to compete effectively or competitive pressures faced by us may materially adversely affect our business, financial condition, and results of operations. We expect to face significant competition in our ethanol production, energy generation and supply and MEMS operations. Virtually all of our competitors have greater marketing and financial resources than us and, accordingly, there can be no assurance that we will be able to compete effectively or that competitive pressures faced by us will not materially adversely affect our business, financial condition, and results of operations.

We are dependent upon our key personnel. Our performance is substantially dependent on the continued services and on the performance of our senior management and other key personnel. We plan to obtain “key person” life insurance for our key personnel, however, at this time, no such policies are in effect. Our performance will also depend upon our ability to retain and motivate other officers and key employees. The loss of the services of any of our executive officers or other key employees could have a material adverse effect on our business, prospects, financial condition and results of operations. Our future success also depends on our ability to identify, attract, hire, train, retain and motivate other highly skilled technical and managerial personnel. Competition for such personnel is intense, and there can be no assurance that we will be able to successfully attract, assimilate or retain sufficiently qualified personnel. The failure to retain and attract the necessary technical, and managerial personnel could have a material adverse effect on our business, prospects, financial condition and results of operations.

Because we are smaller and have fewer financial and other resources than many ethanol producers, we may not be able to successfully compete in the very competitive ethanol industry. Ethanol is a commodity. There is significant competition among existing ethanol producers. Our business faces competition from a number of producers that can produce significantly greater volumes of ethanol than we can or expect to produce, producers that can produce a wider range of products than we can, and producers that have the financial and other resources that would enable them to expand their production rapidly if they chose to. These producers may be able to achieve substantial economies of scale and scope, thereby substantially reducing their fixed production costs and their marginal productions costs. If these producers are able to substantially reduce their marginal production costs, the market price of ethanol may decline and we may be not be able to produce ethanol at a cost that allows us to operate profitably. Even if we are able to operate profitably, these other producers may be substantially more profitable than us, which may make it more difficult for us to raise any financing necessary for us to achieve our business plan and may have a materially adverse effect on the market price of our common stock.

Competition from large producers of petroleum-based gasoline additives and other competitive products may impact our profitability. Our success depends substantially upon continued demand for ethanol from major oil refiners. There are other gasoline additives that have octane and oxygenate values similar to those of ethanol but which currently cannot be produced at a cost that makes them competitive. The major oil refiners have significantly greater financial, technological and personal resources than we have to reduce the costs of producing these alternative products or to develop other alternative products that may be produced at lower cost. The major oil refiners also have significantly greater resources than we have to influence legislation and public perception of ethanol. If the major oil refiners are able to produce ethanol substitutes at a cost that is lower than the cost of ethanol production, the demand for ethanol may substantially decrease. A substantial decrease in the demand for ethanol will reduce the price of ethanol, adversely affect our profitability and decrease the value of your stock.

If ethanol and gasoline prices drop significantly, we will also be forced to reduce our prices, which potentially may lead to losses. Prices for ethanol products can vary significantly over time and decreases in price levels could adversely affect our profitability and viability. The price of ethanol has some relation to the price of gasoline. The price of ethanol tends to increase as the price of gasoline increases, and the price of ethanol tends to decrease as the price of gasoline decreases. Any lowering of gasoline prices will likely also lead to lower prices for ethanol and adversely affect our operating results. We cannot assure you that we will be able to sell our ethanol profitably, or at all.

Lax enforcement of environmental and energy policy regulations may adversely affect the demand for ethanol. Our success will depend, in part, on effective enforcement of existing environmental and energy policy regulations. Many of our potential customers are unlikely to switch from the use of conventional fuels unless compliance with applicable regulatory requirements leads, directly or indirectly, to the use of ethanol. Both additional regulation and enforcement of such regulatory provisions are likely to be vigorously opposed by the entities affected by such requirements. If existing emissions-reducing standards are weakened, or if governments are not active and effective in enforcing such standards, our business and results of operations could be adversely affected. Even if the current trend toward more stringent emissions standards continues, our future prospects will depend on the ability of ethanol to satisfy these emissions standards more efficiently than other alternative technologies. Certain standards imposed by regulatory programs may limit or preclude the use of our products to comply with environmental or energy requirements. Any decrease in the emission standards or the failure to enforce existing emission standards and other regulations could result in a reduced demand for ethanol. A significant decrease in the demand for ethanol will reduce the price of ethanol, adversely affect our profitability and decrease the value of your stock.

Price increases or interruptions in needed energy supplies could cause loss of customers and impair our profitability. Ethanol production requires a constant and consistent supply of energy. If there is any interruption in our supply of energy for whatever reason, such as availability, delivery or mechanical problems, we may be required to halt production. If we halt production for any extended period of time, it will have a material, adverse effect on our business. Natural gas and electricity prices have historically fluctuated significantly. We purchase significant amounts of these resources as part of our ethanol production. Increases in the price of natural gas or electricity would harm our business and financial results by increasing our energy costs.

RISKS RELATED TO AN INVESTMENT IN OUR COMMON STOCK

Our common stock may be thinly traded, so you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares. Our common stock is thinly traded and we will be required to undertake efforts to develop market recognition for us and support for our shares of common stock in the public market. The price and volume for our common stock that will develop cannot be assured.

The number of persons interested in purchasing our common stock at or near ask prices at any given time may be relatively small or non-existent. This situation may be attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days, weeks, months, or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our common stock will develop or be sustained. While we are trading on the OTC Bulletin Board, the trading volume we will develop may be limited by the fact that many major institutional investment funds, including mutual funds, as well as individual investors follow a policy of not investing in Bulletin Board stocks and certain major brokerage firms restrict their brokers from recommending Bulletin Board stocks because they are considered speculative, volatile and thinly traded.

Our common stock is subject to the “penny stock” rules which could limit the trading and liquidity of the common stock, adversely affect the market price of our common stock and increase your transaction costs to sell those shares. The trading price of our common stock is below $5 per share; and therefore, the open-market trading of our common stock will be subject to the “penny stock” rules, unless we otherwise qualify for an exemption from the “penny stock” definition. The “penny stock” rules impose additional sales practice requirements on certain broker-dealers who sell securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse). These regulations, if they apply, require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the associated risks. Under these regulations, certain brokers who recommend such securities to persons other than established customers or certain accredited investors must make a special written suitability determination regarding such a purchaser and receive such purchaser’s written agreement to a transaction prior to sale. These regulations may have the effect of limiting the trading activity of our common stock, reducing the liquidity of an investment in our common stock and increasing the transaction costs for sales and purchases of our common stock as compared to other securities.

The market price for our common stock may be particularly volatile given our status as a relatively unknown company with a small and thinly traded public float and lack of history as a public company which could lead to wide fluctuations in our share price. The market for our common stock may be characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price could continue to be more volatile than a seasoned issuer for the indefinite future. The potential volatility in our share price is attributable to a number of factors. First, as noted above, our shares of common stock may be sporadically and thinly traded. As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our stockholders may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event that a large number of our shares of common stock are sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without adverse impact on its share price. Many of these factors will be beyond our control and may decrease the market price of our common shares, regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our common stock will be at any time.

In addition, the market price of our common stock could be subject to wide fluctuations in response to:

•	quarterly variations in our revenues and operating expenses;
•	announcements of new products or services by us;
•	fluctuations in interest rates;
•	significant sales of our common stock, including “short” sales;
•	the operating and stock price performance of other companies that investors may deem comparable to us; and
•	news reports relating to trends in our markets or general economic conditions

The stock market, in general, and the market prices for penny stock companies in particular, have experienced volatility that often has been unrelated to the operating performance of such companies. These broad market and industry fluctuations may adversely affect the price of our stock, regardless of our operating performance.

Stockholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities. The occurrence of these patterns or practices could increase the volatility of our share price.

Limitations on director and officer liability and indemnification of our officers and directors by us may discourage stockholders from bringing suit against a director. Our bylaws provide, with certain exceptions as permitted by governing state law, that a director or officer shall not be personally liable to us or our stockholders for breach of fiduciary duty as a director, except for acts or omissions which involve intentional misconduct, fraud or knowing violation of law, or unlawful payments of dividends. These provisions may discourage stockholders from bringing suit against a director for breach of fiduciary duty and may reduce the likelihood of derivative litigation brought by stockholders on our behalf against a director. In addition, our articles of incorporation and bylaws may provide for mandatory indemnification of directors and officers to the fullest extent permitted by governing state law.

We do not expect to pay dividends for the foreseeable future, and we may never pay dividends. We currently intend to retain any future earnings to support the development and expansion of our business and do not anticipate paying cash dividends in the foreseeable future. Our payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including but not limited to our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time. In addition, our ability to pay dividends on our common stock may be limited by state law. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize their investment.

Our management owns 19% and an investment group may own a significant percentage of our outstanding common stock, which may limit your ability and the ability of our other stockholders, whether acting alone or together, to propose or direct the management or overall direction of our Company. Such concentrated control of the Company may adversely affect the price of our common stock. Our principal stockholders may be able to control matters requiring approval by our stockholders, including the election of directors, mergers or other business combinations. Such concentrated control may also make it difficult for our stockholders to receive a premium for their shares of our common stock in the event we merge with a third party or enter into different transactions which require stockholder approval. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock. Accordingly, if all of our officers and directors exercise outstanding option this stockholder together with our directors and executive officers could have the power to control the election of our directors and the approval of actions for which the approval of our stockholders is required. If you acquire shares, you may have no effective voice in the management of the Company.

Future sales of our equity securities could put downward selling pressure on our securities, and adversely affect the stock price. There is a risk that this downward pressure may make it impossible for an investor to sell his securities at any reasonable price, if at all. Future sales of substantial amounts of our equity securities in the public market, or the perception that such sales could occur, could put downward selling pressure on our securities, and adversely affect the market price of our common stock.

FORWARD-LOOKING STATEMENTS

This prospectus, including the sections titled “Summary” and “Risk Factors” and other sections, contains certain statements that constitute “forward-looking statements”. These forward-looking statements include certain statements regarding intent, belief or current expectations about matters (including statements as to “beliefs,” “expectations,” “anticipations,” “Intentions” or similar words). Forward-looking statements are also statements that are not statements of historical fact. Because these statements are based on factors that involve risks and uncertainties, actual results may differ materially from those expressed or implied by the forward-looking statements. These factors include, among others:

•	our ability to achieve and maintain profitability;

    •  the price volatility of the common stock;

    •   the historically low trading volume of the common stock;

    •   our ability to manage and fund our growth;

    •   the short period of time we have employed certain of our executive officers;

    •   our ability to attract and retain qualified personnel;

    •   litigation;

    •   our ability to compete with current and future competitors;

    •   our short operating history;

    •   our ability to obtain additional financing;

    •   general economic and business conditions;

    •   other risks and uncertainties included in the section of this document titled “Risk Factors”; and

    •   other factors discussed in our other filings made with the SEC.

The subsequent forward-looking statements relating to the matters described in this document and attributable to us or to persons acting on our behalf are expressly qualified in their entirety by such factors. We have no obligation to publicly update or revise these forward-looking statements to reflect new information, future events, or otherwise, except as required by applicable Federal securities laws, and we caution you not to place undue reliance on these forward looking statements.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by Selling Stockholders. We will receive no proceeds from the sale of shares of common stock in this offering. Should any Selling Stockholder acquire the shares to be sold by exercising common share purchase warrants, we would receive the proceeds from the exercise price. In such an event we anticipate we would use the proceeds of such exercise for working capital and general corporate purposes.

DESCRIPTION OF BUSINESS
General

We are a renewable energy company with a mission to support the energy industry’s production of cleaner burning fuels, through the development of profitable, bio-renewable energy refineries and through the engineering, fabrication and sale of environmentally focused refinery systems and equipment.

We are comprised of three wholly-owned operating subsidiaries, California MEMS USA, Inc., d/b/a Convergence Ethanol Corp. (“CA MEMS”) a California corporation, Bott Equipment Company, Inc. (“Bott”) and Gulfgate Equipment, Inc. (“Gulfgate”), Texas corporations, and a fourth majority-owned subsidiary, Hearst Ethanol One, Inc., a Federal Canadian corporation (“HEO”).

Our Operating Subsidiaries
HEO

Our HEO subsidiary is working on plans for a woodwaste-to-ethanol refinery to be built in Hearst, Ontario, Canada. Ethanol is a clean, high-octane, high-performance automotive fuel commonly blended in gasoline to extend supplies and reduce harmful emissions. Organic woodwaste (wood chips or fiber), the raw material for fuel-grade ethanol, is an overabundant waste stream of the Canadian forest products industries. We intend that the refinery will use modern catalytic processing, as used in oil refineries, to synthetically convert organic woodwaste into fuel-grade ethanol. We believe that this convergence of technologies - applying oil refinery process unit operations to alternative fuel production - will enable the continuous production of fuel-grade ethanol in high volume and at low cost.

Our plan of operation is to focus in geographic areas which offer abundant supplies of organic woodwaste, superior transportation infrastructure, expedited permitting processes, high local demand for ethanol, and favorable provincial and federal tax incentives. The Province of Ontario, where our HEO facility will be located, has mandated that all motor gasoline sold in Ontario must contain at least 5% ethanol by 2007, with the goal of 10% by 2010. In addition to the U.S. ethanol market, we believe this will provide an assured market for fuel-grade ethanol.

Currently, our HEO subsidiary owns 720 acres of land in Hearst, Ontario, including a woodwaste repository containing nearly 1.5 million tons of organic woodwaste. We believe that the existing woodwaste on site will be sufficient to run the future plant for more than one year for production of 120 million gallons of fuel-grade ethanol. Our ability to complete this project is wholly dependent, however, on the successful fulfillment of several conditions, including receipt of all necessary environmental and other permits and the acquisition of capital for the development and construction of the plant.

We own 87% of HEO; we incorporated HEO in Ontario, Canada in December 2005.

CA MEMS

Our CA MEMS subsidiary engineers, designs and oversees the construction of “Intelligent Filtration Systems™” (“IFS”) for the gas and oil industry. These systems are utilized to filter wastes from oil or water streams. The IFS integrates previously separate units into a dynamic filtration system. Engineered for ease of operation and maintenance, it gives the refinery exceptional and coordinated control. Direct ecological benefits of the energy-efficient design include reduced greenhouse emissions and a dramatic reduction in the volume of hazardous waste.

The U.S. Environmental Protection Agency (“EPA”) and California Air Resources Board (“CARB”) requirements for cleaner burning fuels have opened up additional opportunities for our IFS technology. We believe our IFS product can help our customers achieve lower operating costs and minimize wastes while enhancing their ability to meet the more stringent government requirements for cleaner burning fuels. The system dramatically reduces hazardous waste disposal costs.

We anticipate that we may be able to utilize our intelligent filtration systems as an integral part of any ethanol production facility that we may design. We are presently aware of three competitors offering similar technologies to CA MEMS IFS technology.

On December 1, 2006, we delivered our first Intelligent Filtration System to a major Los Angeles-area oil refinery. This advanced filtration system enables the production of cleaner-burning, reduced-sulfur motor fuel, supporting refinery environmental improvement goals.

GULFGATE

Our Gulfgate subsidiary engineers, designs, fabricates and commissions eco-focused energy systems including particulate filtration equipment for the oil and power industries. Gulfgate also makes and sells vacuum dehydration and coalescing systems that remove water from turbine engine oils. These same systems are used by electric power generation facilities to remove water from transformer oils. To help meet its customers’ diverse needs, Gulfgate maintains and operates a large rental fleet of filtration and dehydration systems. Gulfgate also provides a full line of spare parts, service, and replacement elements for its products. Gulfgate’s market includes petrochemical plants, refineries, pulp and paper mills, steel mills, electrical utilities, engineering contractors, municipalities and U.S. government agencies. Gulfgate is ISO 9001:2000 certified, authorized ASME Code welding facility, and is a qualified international vendor to the oil and gas industries. Gulfgate has served customers throughout the energy sector since 1952; we acquired Gulfgate in 2004.

BOTT

Our Bott subsidiary is a stocking distributor for premier lines of industrial pumps, compressors, flow meters, valves and instrumentation. Bott specializes in the construction of aviation refueling systems for helicopter refueling on oil rigs throughout the world. Bott and Gulfgate have a combined direct sales force as well as commissioned sales representatives that sell their products. Gulfgate also constructs refueling systems that Bott sells for commercial marine vessels. Bott’s customers include chemical manufacturers, refineries, power plants and other industrial customers.

Bott has provided liquid handling equipment and solutions to the industrial, petroleum marketing, pulp/paper, paint and chemical market places since 1952; we acquired Bott in 2004. As a stocking distributor, Bott maintains components, parts and "know how" to provide application engineering, repair parts and services for each of the manufacturers we represent. Additionally, Bott Equipment will package fluid handling solutions into fully integrated and assembled systems meeting customer specifications. By utilizing our knowledge of the individual components (pumps, meters, valves) and our field service experience, Bott is the best choice for user-friendly, correctly applied equipment for fluid movement, measurement and control.

Our History

We were incorporated in the State of Nevada on April 12, 2002 as Lumalite Holdings, Inc. We had not generated significant revenues and were considered a development stage company .Pursuant to a Merger Agreement and Plan of Reorganization dated January 28, 2004 between us and MEMS USA, Inc., a California corporation (“CA MEMS”), we acquired all of the outstanding capital shares of CA MEMS in exchange for 10 million shares of our common stock. Since the stockholders of CA MEMS acquired approximately 75% of our issued and outstanding shares and the CA MEMS management team and board of directors became our management team and board of directors, this acquisition has been treated as a recapitalization for accounting purposes. In accounting for this transaction:

•
CA MEMS is deemed to be the purchaser and surviving company for accounting purposes. Accordingly, its net assets are included in our consolidated balance sheet at their historical book values and the results of operations of CA MEMS have been presented for all prior periods; and

•
Control of the net assets and business of our company were acquired effective February 18, 2004. This transaction has been accounted for as a purchase of our assets and liabilities by CA MEMS. The historical cost of the net liabilities assumed was $-0-.

Pursuant to the transaction described above, we changed our name from Lumalite Holdings, Inc to MEMS USA, Inc.

In November 2004, we formed a subsidiary, Can Am Ethanol One, Inc. (“Can Am”), in which we owned 49% of the equity interest. We created Can Am to manufacture, own and operate one ethanol production facility in British Columbia, Canada. In June 2005, the Company and its Canadian counterpart each made a CN$25,000 at risk deposit to open escrow toward purchase of 2,150 acres of land intended to serve as a plant site in British Columbia, Canada. Subsequently, the Company paid an additional at-risk deposit of CN$50,000 for an extension of the closing date of the purchase agreement. This project was discontinued.

As described above, in 2006, we merged into a wholly owned subsidiary to change our name to Convergence Ethanol, Inc.

On October 26, 2004 (“Closing Date”), effective October 1, 2004, the Company purchased 100% of the outstanding shares of two Texas corporations, Bott Equipment Company, Inc. (“Bott”) and Gulfgate Equipment, Inc. (“Gulfgate”) from their president and sole stockholder, Mr. Mark Trumble.

Our Strategy

We are presently in the process of integrating our subsidiaries, which we believe will promote efficiency and lower operating costs. While each of our subsidiaries will remain a separate operating entity, we intend to optimize the resources of each. MEMS CA's primary responsibility will be to design and engineer new products and systems for the energy sector. It is anticipated that Bott and Gulfgate will supply component parts for these systems, which will be assembled in Texas under MEMS CA's supervision. We also anticipate that once we obtain the necessary funding, we will be able to design, build and operate ethanol plants for our current and future ethanol production joint ventures, starting with our HEO facility.

Our plan of operation is to focus in geographic areas which offer abundant supplies of organic woodwaste, superior transportation infrastructure, expedited permitting processes, high local demand for ethanol, and favorable provincial and federal tax incentives. The Province of Ontario, where our HEO facility will be located, has mandated that all motor gasoline sold in Ontario must contain at least 5% ethanol by 2007, with the goal of 10% by 2010. In addition to the U.S. ethanol market, we believe that Canada will provide an assured market for fuel-grade ethanol. Currently, our HEO subsidiary owns 720 acres of land in Hearst, Ontario, including a woodwaste repository containing nearly 1.5 million tons of organic woodwaste. We believe that the existing woodwaste on site will be sufficient to run the future plant for more than one year for production of 120 million gallons of fuel-grade ethanol. Our ability to complete this project is wholly dependent, however, on the successful fulfillment of several conditions, including receipt of all necessary environmental and other permits and the acquisition of capital for the development and construction of the plant.

The Ethanol Industry. Fuel-grade ethanol is the world's most used alternative liquid fuel. It is commonly blended in gasoline to extend supplies and reduce emissions. In 2004, according to the American Coalition for Ethanol, 30% of all United States gasoline was blended with some percentage of ethanol. The most common blend is E10, which contains 10% ethanol and 90% gasoline. There is also growing federal government support for E85, which is a blend of 85% ethanol and 15% gasoline. Worldwide demand for ethanol is more than double production capacity and grows at over 25% per year.

In Canada, the Province of Ontario has mandated that all motor gasoline sold in Ontario must contain at least 5% ethanol by 2007, with the goal of 10% by 2010, providing an assured market for fuel-grade alcohol/ethanol. The blending of fuel-grade ethanol with motor fuel improves the octane number, displaces the use of crude oil and reduces tailpipe emissions, particularly greenhouse gas emissions believed to cause global warming. This will help Canada meet the Kyoto Protocol for reduced greenhouse gas emissions.

In the U.S., on August 8, 2005 President Bush signed into law the Energy Policy Act of 2005. The Energy Policy Act transformed ethanol from a gasoline additive under the 1990 Clean Air Act to a primary gasoline substitute, which we believe will serve to strengthen and expand the role of ethanol in the U.S. fuel economy. A highlight of the Energy Policy Act is the creation of a 7.5 billion gallon renewable fuel standard, or RFS, increasing use of renewable domestic fuels such as ethanol and biodiesel. The newly approved RFS of the Energy Policy Act establishes that a percentage of the U.S. fuel supply will be provided by renewable, domestic fuels such as ethanol. In addition, the Energy Policy Act establishes a 30% tax credit up to $30,000 for the cost of installing clean fuel refueling equipment, such as an E85 ethanol fuel pump.

Recent studies published by the Renewable Fuel Association indicate that approximately 4.0 billion gallons of ethanol will be consumed in 2006 in the United States, and every automobile manufacturer approves and warrants the use of E10. Because the ethanol molecule contains oxygen, it allows an automobile engine to more completely combust fuel, resulting in fewer emissions and improved performance. Fuel ethanol has an octane value of 113 compared to 87 for regular unleaded gasoline. Domestic ethanol consumption has tripled in the last eight years, and consumption increases in some foreign countries, such as Brazil, are even greater in recent years. For instance, 40% of the automobiles in Brazil operate on 100% ethanol, and others use a mixture of 22% ethanol and 78% gasoline. The European Union and Japan also encourage and mandate the increased use of ethanol.

The Ethanol Production Process. In the United States, ethanol is primarily made from starch crops, principally from the starch fraction of corn. However, it can also be made using industrial food processing wastes and cellulosic biomass feedstocks, such as woody and fibrous materials, agricultural residues, corn cobs and stover, bagasse stalks from sugar cane, forestry residues, yard waste, and restaurant and municipal solid waste. Ethanol is produced by extracting, fermenting and distilling the sugars trapped in these diverse feedstocks.

The vast majority of United States ethanol production relies on mature, proven corn-based technology. Consequently, the production plants are concentrated in the corn belt of the Midwest, principally in Illinois, Iowa, Minnesota, Nebraska and South Dakota. Historically and over the longer term, the economics of corn ethanol have favored large scale plants, producing more than 60 million gallons per year, which are located in close proximity to the Corn Belt and away from the major consuming markets.

Biomass Ethanol Production. In a recent report, "Outlook For Biomass Ethanol Production Demand", the U.S. Energy Information Administration found that advancements in production technology of ethanol from biomass could reduce costs and result in production increases of 40% to 160% by 2010. We intend on processing biomass as part of our HEO project. Biomass (cellulosic feedstocks) includes woody fibrous materials or woodwaste, agricultural waste, forestry residues, waste paper, municipal solid waste and most plant material. Cellulosic feedstocks are often available for relatively low cost or even free, and they are abundant, global and renewable in nature. These waste streams, which would otherwise be abandoned, land-filled or incinerated, exist in populated metropolitan areas where ethanol prices are higher.

Given the high and rising price of corn, we believe that the conversion of low-cost cellulosic feedstocks, such as woodwaste, will be important in future ethanol production. In addition to its lower raw material costs, biomass-to-ethanol production has the following advantages over corn-based production:

•	biomass allows producers to avoid the pressure on margins created by rises in corn prices;

•
key limitation for ethanol is that there are currently no pipelines available for the transportation of ethanol; this may create a potential niche market for biomass ethanol because it can be produced locally with a variety of waste products;

•	biomass generates an additional class of valuable co-products, such as xylitol, which are not derived from corn; and

•	biomass is more energy efficient than its corn counterpart.

There are three basic steps in converting biomass to ethanol: (1) converting biomass to a fermentation feedstock (some form of fermentable sugar) - this can be achieved using a variety of different extraction technologies, (2) fermenting biomass intermediates using biocatalysts (microorganisms including yeast and bacteria) to produce ethanol and (3) processing the fermentation product, which yields fuel-grade ethanol and by-products such as xylitol.

The economics of waste and biomass ethanol are the reverse of corn ethanol. Recovery of ethanol from biomass waste streams with traditional large-scale ethanol production technology is uneconomical. This is because generation of these waste streams is widely distributed and their value is too low to make transportation to a central processing facility viable. Consequently, waste and biomass streams are normally land-filled or otherwise disposed of at the producer's expense. The economics of biomass ethanol favor small footprint processing plants, such as our HEO project, that can be located close to biomass and waste sources. Immediate proximity to urban ethanol markets reduces freight costs and increases potential margins.

Currently, our HEO subsidiary owns 720 acres of land in Hearst, Ontario, including a woodwaste repository containing nearly 1.5 million tons of organic woodwaste. We believe that the existing woodwaste on site will be sufficient to run the future plant for more than one year for production of 120 million gallons of fuel-grade ethanol. Our ability to complete this project is wholly dependent, however, on the successful fulfillment of several conditions, including receipt of all necessary environmental and other permits and the acquisition of capital for the development and construction of the plant

Our Competition

According to the American Coalition for Ethanol, the largest domestic producer of ethanol is Archer Daniels Midland, which owns some of the largest plants in the country. Archer Daniels Midland accounts for approximately one-third of all domestic capacity with more than 1 billion gallons of production. Its larger plants are wet milling, as opposed to dry milling, and each plant produces 150 to 300 million gallons of ethanol per year. These large plants have certain cost advantages and economies of scale.

Traditional corn-based production techniques are mature and well entrenched in the marketplace, and the entire industry's infrastructure is geared toward corn as the principal feedstock. However, in the area of biomass-to-ethanol production, there are few operators and low output characteristics, and production infrastructure is yet to be developed.

Given the high and rising price of corn, we believe that the conversion of low-cost biomass such as woodwaste will be important in future ethanol production. We believe our long-term growth prospects in biomass-to-ethanol depend on our ability to acquire and commercialize new technologies. As we continue to advance our biomass technology platform, we are likely to encounter competition for the same technologies from other companies that are also attempting to manufacture ethanol from cellulosic biomass feed stocks.

New Technologies

Our CA MEMS subsidiary engineers, designs and oversees the construction of “Intelligent Filtration Systems™” (“IFS”) for the gas and oil industry. These systems are utilized to filter wastes from oil or water streams. Our IFS systems are fully integrated and are composed of a “Smart Backflush Filtration System” with an integral electronic decanting system, a carbon bed filter and an ion-exchange resin bed system. This equipment will purify the amine fluid by removing particulate, chemical contaminants, and heat stable salts to allow the amine to more effectively remove carbon dioxide and sulfur compounds during refining. Unlike a typical canister filter system, such as the oil filter in an automobile, which needs to be periodically replaced and disposed of, the filters utilized in Intelligent Filtration Systems™ can last for decades. Furthermore, the filter system is self cleaning. Once the system recognizes that its filter is becoming clogged by debris filtered from the fluid flow, it turns the fluid flow through the filter off and “back flushes” the debris caked on the filter into a collection decanter. The system then turns the fluid flow through the system back on through the freshly cleaned filter. The filter cleaning process takes only seconds to complete and repeats as necessary to assure optimum filtration. A facility utilizing IFS technology needn’t dispose of contaminated filters, but only need dispose of the contaminate itself. Thus, while a filtration system based upon IFS technology typically requires a greater capital investment on the part of the purchaser, these costs are offset in the long run by savings in filter replacement and disposal costs.

The U.S. EPA and California CARB requirements for cleaner burning fuels have opened up additional opportunities for our IFS. We believe our IFS product can help our customers achieve lower operating costs and minimize wastes while enhancing their ability to meet the more stringent government requirements for cleaner burning fuels. The system dramatically reduces hazardous waste disposal costs. We anticipate that we may be able to utilize our IFS systems as an integral part of any ethanol production facility that we may design. We are presently aware of three competitors offering similar technologies to CA MEMS IFS technology.

Intellectual Property Rights

We currently hold a utility patent application relating to our MEMS operations which replaces a previously filed provisional patent application. We hold no patents or patents applications, however, relating to our energy generation and supply business or our proposed ethanol production business. Patent and other proprietary rights are important for the development of our business. In addition to patent protection, we rely on a combination of confidentiality agreements and trade secret law to protect our confidential information. We also restrict access to confidential information on a ‘‘need to know’’ basis. We have also completed filings with the U.S. Patent and Trademark Office in order to protect certain marks, including "Intelligent Filtration System™" and “Convergence Ethanol.”

We have sought, and intend to continue to seek protection for our inventions and rely upon patents, trade secrets, know-how, continuing technological innovations and licensing opportunities to develop and maintain a competitive advantage. Our competitors, however, may independently develop similar technologies or duplicate any technology developed or licensed by us. We cannot assure you that any patents will issue on any of our pending patent applications. The patents that may issue or be licensed to us in the future may be challenged, invalidated or circumvented, and the rights granted thereunder may not provide us with proprietary protection or competitive advantages against competitors with similar technology. We cannot assure you that any of our confidentiality and non-disclosure agreements will provide meaningful protection of our confidential or proprietary information in the case of unauthorized use or disclosure. In addition, we cannot assure you that we will not incur significant costs and expenses, including the cost of litigation in the future, to defend our rights under such patents, licenses and non-disclosure agreements.

Regulatory Approvals and Environmental Laws

We are subject to various federal, state and local environmental laws and regulations, including those relating to the discharge of materials into the air, water and ground; the generation, storage, handling, use, transportation and disposal of hazardous materials; and the health and safety of our employees. These laws, regulations and permits also can require expensive pollution control equipment or operational changes to limit actual or potential impacts to the environment. A violation of these laws and regulations or permit conditions can result in substantial fines, natural resource damage, criminal sanctions, permit revocations and/or facility shutdowns. We do not anticipate a material adverse effect on our business or financial condition as a result of our efforts to comply with these requirements. We also do not expect to incur material capital expenditures for environmental controls in this or the succeeding fiscal year.

There is a risk of liability for the investigation and cleanup of environmental contamination at each of the properties that we own or operate and at off-site locations where we arranged for the disposal of hazardous substances. If these substances have been or are disposed of or released at sites that undergo investigation and/or remediation by regulatory agencies, we may be responsible under the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”) or other environmental laws for all or part of the costs of investigation and/or remediation and for damage to natural resources. We may also be subject to related claims by private parties alleging property damage and personal injury due to exposure to hazardous or other materials at or from these properties.

In addition, new laws, new interpretations of existing laws, increased governmental enforcement of environmental laws or other developments could require us to make additional significant expenditures. Continued government and public emphasis on environmental issues can be expected to result in increased future investments for environmental controls at our ongoing operations. Present and future environmental laws and regulations (and related interpretations) applicable to our operations, more vigorous enforcement policies and discovery of currently unknown conditions may require substantial capital and other expenditures. Because other ethanol manufacturers will have similar restrictions, however, we believe that compliance with more stringent air emission control or other environmental laws and regulations is not likely to materially affect our competitive position.

Sales and Marketing

Our CA MEMS, Bott and Gulfgate subsidiaries each have a combined direct sales force as well as commissioned sales representatives that sell their products.

Employees

We had 46 employees as of June 8, 2007. None of these employees are covered by a collective bargaining agreement and our management believes that our relations with our employees are good.

Corporate Information

Our corporate headquarters are located at 5701 Lindero Canyon Road, Suite 2-100, Westlake Village, California 91362, and our telephone number is (818) 735-4750. Our website is located at www.c-eth.com. Our shares are quoted on the OTC Bulletin Board under the symbol “CETH.OB”.

PROPERTIES

Our executive offices are located in Westlake Village, California and consist of approximately 9,100 square feet. The lease has an initial term of five years ending on December 31, 2008, subject to one five-year renewal option. The rent is $12,690 per month.

We also maintain two separate facilities in Houston, Texas from which we conduct the operations of our subsidiaries, Bott and Gulfgate. We own both facilities. The Bott facility consists of approximately 91,000 square feet of real estate and 61,000 square feet of buildings. The Gulfgate facility consists of approximately 67,500 square feet of real estate and 34,000 square feet of buildings.

Our HEO subsidiary owns 720 acres of land in Hearst, Ontario which includes a significant wood waste repository, an agate rock quarry, a small forest area and certain structures. We intend to use this property to build an ethanol plant.

LEGAL PROCEEDINGS

As a normal incident of the businesses in which the Company is engaged, various claims, charges and litigation are asserted or commenced from time to time against the Company. The Company believes that final judgments, if any, which might be rendered against the Company in current litigation are adequately reserved, covered by insurance, or would not have a material adverse effect on its financial statements. In addition, we are subject to the following proceedings:

On December 14, 2006, the Company filed a lawsuit in the United States District Court, Central District of California, Western Division (Case No.: CV06-07971) against Daniel Moscaritolo, a former director and officer of the Company, for violations of the Securities Exchange Act of 1934, declaratory relief, breach of fiduciary duty, intentional interference with contract, and conversion (the “Company Action”). Specifically, the Company alleged that Mr. Moscaritolo's actions to wrest control of the board of directors were invalid and unlawful. On February 8, 2007, a default was entered against Mr. Moscaritolo after he failed to timely file a responsive pleading to the Complaint. On February 12, 2007, the Court entered an Order granting the Company’s Motion for a Preliminary Injunction. Pursuant to the Order, the Court ruled that: (1) the attempted stockholder action initiated by Mr. Moscaritolo and his purported proxies was void as the proxies were solicited and obtained in violation of federal securities laws; (2) Mr. Moscaritolo and those acting in his control or direction were enjoined from (a) attempting to vote any of the illegally obtained proxies; (b) purporting to act as directors of officers of the Company or its subsidiaries; (c) further soliciting stockholder proxies in violation of federal securities laws; and (d) disclosing any confidential or proprietary information of the Company. On April 9, 2007, the Company received a counterclaim filed by Mr. Moscaritolo against the Company alleging claims for breach of employment contract, libel, non-payment of wages, indemnification and breach of the covenant of good faith and fair dealing. The Company strongly disputes the claims asserted and is vigorously defending this action.

On December 15, 2006, Mr. Moscaritolo and Thomas Hemingway, individually, and purporting to act derivatively on behalf of the stockholders of the Company, filed a lawsuit in Nevada State Court, County of Washoe (Case No.: CV0603002) against Mr. Latty and Mr. York for injunctive relief, declaratory relief, receivership, and accounting relating to the failed effort to remove them from the Board of Directors of the Company and seeking a court order approving their removal (the “Moscaritolo Action”). In January 2007, Mr. Moscaritolo and Mr. Hemingway voluntarily dismissed the Moscaritolo Action.

On January 10, 2007, Mr. Moscaritolo and Charles L. Christensen filed a lawsuit in the First Judicial District Court of the State of Nevada in and for Carson City (Case No.: 07-00035A) against the Company, Dr. Latty, and Mr. Newsom for injunctive relief to hold an Annual Meeting of Stockholders. Pursuant to the application submitted by plaintiffs, the Court ordered that the Company hold an Annual Meeting of Stockholders on April 16, 2007. The Annual Meeting of Stockholders was held on April 16, 2007, and, as no quorum was established, adjourned. Neither plaintiff appeared at the stockholder meeting.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth the names and ages of all of our directors and executive officers as of June 8, 2007. Also provided herein is a brief description of the business experience of each director, executive officer and significant employee during the past five years and an indication of directorships held by each director in other companies subject to the reporting requirements under the Federal securities laws.

There are no family relationships among directors or executive officers. Within the past five years, our directors and executive officers have not been (i) involved in any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time, (ii) convicted of any criminal proceeding, (iii) been permanently or temporarily enjoined, barred, suspended or otherwise limited from involvement in any type of business, securities or banking activities, or (iv) convicted of violating a federal or state securities or commodities law.

Name	Age	Position	Director Term
Dr. James A. Latty	61	Chief Executive Officer, President and Chairman of the Board of Directors	April 16, 2008
John C. Fitzgerald	65	Director	April 16, 2009
Steve Newsom	47	Director	April 16, 2010
Richard W. York	59	Chief Financial Officer	N/A

James A. Latty, Ph.D., PE was appointed Chief Executive Officer and Chairman of the Board on July 1, 2005, in addition to the position of President, which Dr. Latty has held since September of 2004. Since 1992, Dr. Latty has been president of JAL Engineering, an engineering services provider wholly-owned by Dr. Latty specializing in power and petro-chemical process technologies. From April 2000 to September 2004, Dr. Latty was a director of business development for Rockwell Scientific, Inc. Dr. Latty earned his doctorate in Chemical Engineering from the University of California, Berkeley, is a licensed Professional Chemical Engineer (PE) in the State of California and earned a Bachelor of Science degree in Chemical Engineering from the University of Missouri at Rolla.

Mr. Newsom joined us as a director and consultant in October 2006. He received his undergraduate degree in Maritime Systems Engineering from Texas A&M University, a Master's of Business Administration from the University of Houston at Clear Lake, and a Juris Doctorate from the University of Houston. Mr. Newsom has been an attorney in Houston, Texas since June 19, 1997. His practice consists of general civil practice and real estate transactions.

Mr. Fitzgerald joined us as a director and consultant on February 1, 2007. He received his undergraduate degree in Industrial Management from the California State University of Sacramento and a Master’s of Business Administration with an emphasis in Finance and Transportation from GCA University. Since 2002, Mr. Fitzgerald has been the Managing Director of a full service investment bank and securities firm serving a broad spectrum of investors and issuers.

Mr. York has served as our chief financial officer since November 2004. Mr. York served as controller of PTI technologies, Inc. from 2000 through October 2004 and Rantec Microwave & Electronics, Inc. from 1992 through 2000. PTI and Rantec are both subsidiaries of ESCO Technologies, Inc., a NYSE-listed producer of engineered products and systems for industrial and commercial applications.

All directors serve for a three-year term and until their successors are duly elected and qualified. All officers serve at the discretion of the Board of Directors.

Audit Committee Financial Expert

We do not have an audit committee nor do we have a financial expert.

Code of Ethics

We have adopted a code of ethics that applies to our principal executive officer and principal financial and accounting officer. We will provide to any person without charge, upon request, a copy of our code of ethics. Requests may be directed to our principal executive offices at 5701 Lindero Canyon Road, Suite 2-100, Westlake Village, California 91362.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers, directors and persons who beneficially own more than 10% of a registered class of our equity securities to file reports of securities ownership and changes in such ownership with the Securities and Exchange Commission (the “SEC”). Officers, directors and greater than 10% beneficial owners are also required by rules promulgated by the SEC to furnish us with copies of all Section 16(a) forms they file.

Our current officers and directors have filed the reports required by Section 16(a). All reports were timely except: (1) Form 3 and Form 4 filed by James A. Latty on December 6, 2006; (2) Form 3 and Form 4 filed by Richard York on December 7, 2006; and, (3) Form 3 and Form 4 filed by Steven Newsom on December 11, 2006. We have requested that all former officers, directors and 10% stockholders file all required reports.

DIRECTOR AND EXECUTIVE OFFICER COMPENSATION

Director Compensation

At the present time, non-employee directors have negotiated compensation on an individual basis for serving as directors of the Company. We have engaged certain members of our Board of Directors to perform services on our behalf and will compensate such persons for the services that they perform. All directors receive reimbursement for out-of-pocket expenses in attending Board of Directors meetings, as well as hourly compensation for work performed for the Company over and above time spent on trips to attend meetings.

Executive Compensation

Cash Compensation of Executive Officers. The following table sets forth the cash compensation paid by us to our executive officers for services rendered during the fiscal years ended September 30, 2006, 2005 and 2004.

	Annual Compensation				Long-Term Compensation		All Other Compensation
Name and Position	Year	Salary	Bonus	Other Annual Compensation	Restricted Stock Awards ($)	Common Shares Underlying Options Granted (# Shares)
James A. Latty, CEO	2006	$240,000	--	--	--	--	--
	2005	$240,000	--	$5,950	--	1,000,000	--
	2004	$240,000	--	--	--	1,284,343	--

Daniel K. Moscaritolo,	2006	$240,000	--	$9,350	--	--	--
COO & CTO (1)	2005	$240,000	--	$10,200	--	--	--
	2004	$240,000	--	$94,770	--	1,284,343	--

Richard York, CFO (2)	2006	$93,000	--	--	--	26,335	--
	2005	$93,000	--	--	--	--	--
	2004	$15,500	--	--	--	50,000	--

(1)    Mr. Moscaritolo was removed as our COO and CTO on November 17, 2006.
(2)     ffective November 1, 2006, Mr. Richard York’s annual compensation is $120,000.

Aggregated Option/SAR Exercises in 2006 Fiscal Year
and FY-End Option/SAR Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at FY-End (#)Exercisable/ Unexercisable	Value of Unexercised In-the-Money Options/SARs at FY-End ($) Exercisable/ Unexercisable
James A. Latty	-	-	1,000,000/0	$0/$0 (1)

Daniel K. Moscaritolo	-	-	-	-

Richard York	-	-	35,000/15,000	$0/$0

(1)    Based on a closing price of $1.00 per share for our common stock as quoted on the OTC Bulletin Board on September 29, 2006.

Employment Agreements

Our Chairman, President and Chief Executive Officer, Dr. Latty, had a written employment agreement with us dated July 1, 2002. We assumed this agreement pursuant to the January 2004 reverse acquisition transaction. It provides for annual compensation of $240,000. Options were granted with the original agreement which did not vest. Dr. Latty’s employment agreement, which expired July 1, 2006, is currently up for renewal. Dr. Latty is still being paid at the rate set forth in the agreement. Ratification of a new three-year agreement by the Board of Directors is anticipated.

Our Chief Financial Officer, Mr. York, had an employment agreement with us dated November 1, 2004. The agreement was for a term of three years and provided for annual compensation of $93,000. Mr. York was granted an option to purchase 50,000 shares of our common stock at an exercise price of $1.92 per share. These options vest as follows: 10% upon execution of the agreement; and thirty percent (30%) per annum on each anniversary date.

On November 1, 2006, Mr. York’s employment agreement was renewed for an additional three-year term, annual compensation was increased to $120,000 per year plus a $500 per month car allowance. Mr. York was granted an option to purchase 300,000 shares of our common stock at $0.45 per share. The options vest as follows: 10% upon execution of the agreement; and thirty percent (30%) per annum on each anniversary date. If Mr. York terminates his employment for good reason or if he is terminated by us for any reason other than for cause, Mr. York shall be entitled to a lump sum cash payment equal to 12 months salary, payable no later than thirty days following termination.

Pursuant to his appointment, Mr. Newsom and the Company entered into a Consulting Agreement. Pursuant to the Consulting Agreement, Mr. Newsom shall receive the following: (i) the sum of $20,000, (ii) the sum of $4,000 per month payable on the first day of each month during his tenure as a member of the Company’s Board of Directors, (iii) an additional $2,000 per trip, if Mr. Newsom makes more than three trips (per quarter) to attend meetings on the Company’s business, (iv) $250 per hour for work performed for the Company over and above time spent on trips to attend meetings on the Company’s business, (v) travel expenses for trips to attend meetings on the Company’s business, and (vi) options for the purchase of up to 300,000 shares of common stock of the Company at an exercise price of $0.51 per share. The option period is 60 months from October 18, 2006.

Pursuant to his appointment, Mr. Fitzgerald and the Company entered into a Consulting Agreement which is similar to what was provided to Mr. Newsom. Pursuant to the Consulting Agreement, Mr. Fitzgerald shall receive: (i) $20,000 worth of Company common stock, based on the exercise price being equal to 85% of the fair market value of the Company common stock on Mr. Fitzgerald’s election date, which equates to 33,613 shares, (ii) the sum of $4,000 per month during his tenure as a member of the Board of Directors, (iii) an additional $2,000 per trip, if Mr. Fitzgerald makes more than three trips per year to attend meetings on Company business (outside of the greater Los Angeles area), (iv) $250 per hour for work performed for the Company over and above time spent on trips to attend meetings, (v) travel expenses for trips to attend Company meetings, and (vi) options for the purchase of up to 300,000 shares of common stock of the Company at an exercise price of $0.595 per share. The option period is 60 months from February 1, 2007.

Our former Chief Operating Officer and Chief Technical Officer, Mr. Daniel K. Moscaritolo, had an employment agreement with us dated July 1, 2002. The agreement was for a term of four years and provided for annual compensation of (i) $20,000 monthly for full time employment ($240,000 per annum), (ii) $15,000 monthly for 3/4 time employment, (iii) $10,000 per month for 1/2 time employment, and (iv) $5,000 per month for 1/4 time employment. We assumed this agreement pursuant to the January 2004 reverse acquisition transaction between us and MEMS USA, Inc., a California corporation. Options were granted with the original agreement which did not vest. The agreement expired on July 1, 2006 and was not renewed.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information regarding the beneficial ownership of the shares of our common stock as of June 8, 2007 by (i) each person who is known by us to be the beneficial owner of more than five percent (5%) of the issued and outstanding shares of our common stock, (ii) each of our directors and executive officers and (iii) all directors and executive officers as a group. Except where specifically noted, each person listed in the table has sole voting and investment power with respect to the shares listed.

We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. Except as otherwise indicated, we believe that the beneficial owners listed below, based on the information furnished by these owners, have sole investment and voting power with respect to the securities indicated as beneficially owned by them, subject to applicable community property laws.

In computing the number of shares of common stock beneficially owned by a person and the percent ownership of that person, we deemed outstanding shares of common stock subject to warrants or options held by that person that are currently exercisable or exercisable within 60 days of June 8, 2007. We did not deem these shares outstanding for purposes of computing the percent ownership of any other person.

Name and Address (1)	Number of Shares	Percentage Owned (2)
Dr. James A. Latty	3,464,468 (3)	15.9%
Steve Newsom	300,000 (4)	1.4%
Richard W. York	96,336 (5)	0.5%
Mark Trumble	1,569,902	7.6%
Daniel K. Moscaritolo	2,437,605	11.72%
John C. Fitzgerald	333,613 (6)	1.6%
All Directors & Executive Officers as a Group (4 persons)	4,194,417	18.68%

(1)  Address is 5701 Lindero Canyon Road, Suite 2-100, Westlake Village, California 91362.

(2)  Based on 20,791,226 shares of common stock outstanding on June 8, 2007.

(3)  Includes options granted to Dr. Latty to purchase 1,000,000 shares of our common stock exercisable within 60 days of June 8, 2007.

(4)  All represent options exercisable within 60 days of June 8, 2007.

(5)  Includes 65,000 options granted to Mr. York exercisable within 60 days of June 8, 2007.

(6)  Includes 300,000 options granted to Mr. Fitzgerald exercisable within 60 days of June 8, 2007.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We believe that the foregoing transactions with our officers and directors were on terms no less favorable than could have been obtained from independent third parties. There are no material relationships between us and our directors or executive officers except as previously discussed herein. In the ordinary course of business and from time to time, we and our affiliates and subsidiaries may do business with each other.

In September 2005, our Chairman, President and CEO, Dr. Latty, loaned the Company $95,800. The terms of the Note require repayment of the principal and interest, which accrues at a rate of ten percent (10%) per annum. The Note is accompanied by security agreements that grant him a security interest in all personal property belonging to the Company, as well as granting an undivided ½ security interest in all of the Company’s right title and interest to any trademarks, trade names, contract rights, and leasehold interests. The outstanding note balance at September 30, 2006 was $93,187.

In September 2005, Daniel Moscaritolo, our then COO and director loaned the Company $95,800 under the same terms as Dr. Latty. The balance outstanding at September 30, 2006 was $53,976. Mr. Moscaritolo’s balance plus interest accrued in October 2006 was paid in full on October 31, 2006.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Unless otherwise indicated, all references to our company include our wholly-owned subsidiaries, California MEMS USA, Inc., a California corporation,, Bott Equipment Company, Inc., a Texas corporation and Gulfgate Equipment, Inc., a Texas corporation as well as an 87.0% equity interest in Hearst Ethanol One, Inc., a Canadian Federal corporation (“HEO”).

Overview

We are engaged in the business of developing bio-renewable energy projects and providing professional engineered systems to the energy industry. The Company’s mission is to support the energy industry in producing cleaner burning fuels. Each of three company-operating subsidiaries has a specific eco-energy focus: (1) development of a woodwaste to bio-renewable fuel-grade alcohol/ethanol project, (2) selling engineered products; and (3) engineering, fabrication and sale of eco-focused energy systems. ISO 9001:2000-certified, operating subsidiaries have served customers throughout the energy sector since 1952.

We were incorporated in the State of Nevada on April 12, 2002. On November 29, 2006, we incorporated a wholly-owned Nevada subsidiary for the sole purpose of effecting a name change of our company through a merger with our subsidiary. On December 5, 2006, we merged our subsidiary with and into our company, with our company carrying on as the surviving corporation under the name Convergence Ethanol, Inc. Our name change was effected with NASDAQ on December 13, 2006 and our ticker symbol on the OTC Bulletin Board was changed to “CETH”.

California-based Convergence Ethanol, Inc. is comprised of three wholly owned subsidiaries, California MEMS USA, Inc., (“CA MEMS”) a California Corporation, Bott Equipment Company, Inc. (“Bott”), Gulfgate Equipment, Inc. (“Gulfgate”) and a fourth majority-owned subsidiary, Hearst Ethanol One, Inc., a Federal Canadian Corporation (“HEO”).

The following discussion should be read in conjunction with the consolidated financial statements and notes thereto. The years 2006 and 2005 represent the fiscal years ended September 30, 2006 and 2005, respectively, and are used throughout the document. The interim periods represents the quarters ended December 31, 2006 and March 31, 2007.

Basis of Presentation

The accompanying condensed consolidated financial statements, included elsewhere in this prospectus, have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation as a going concern. From inception through March 31, 2007, we incurred a cumulative net loss of $18,626,601 which included non-cash asset impairment charges of $12,376,796. We expect to continue incurring operating losses until we are able to derive meaningful revenues from our proposed business relating to ethanol production, energy generation and supply and increase sales of our filtration equipment, industrial pumps, compressors, flow meters, valves and instrumentation for the oil and power industries. These conditions raise substantial doubt as to our ability to continue as a going concern. The condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Results of Operations

Three Months and Six Months ended 3/31/06 compared to 3/31/07

Net sales for the three-month periods ended March 31, 2007 and 2006 were $1,507,414 and $2,515,412, respectively. The sales decrease ($1,007,999) for the three months (40.0%) ended March 31, 2007 as compared to the prior year was due primarily to a weakening of demand in our industrial pumps, valves and instrumentation product lines. In the aftermath of Hurricane Katrina (August 2005) eight Gulf of Mexico refineries and more than 20 offshore oil platforms sustained major damage. The ensuing repairs and reconstruction spiked demand for the Company's products and accounted for the strong prior year performance.

Net sales for the six-month periods ended March 31, 2007 and 2006 were $5,455,186 and $5,141,931, respectively. The sales increase ($313,255) for the six months (6.1%) ended March 31, 2007 as compared to the prior year was due primarily to the delivery of the Company's first Intelligent Filtration System in December 2006 and more than offset the lower sales in our industrial pumps, valves and instrumentation product lines. The Company recognized 95% of the IFS contract value during the month of December, 2006. The remaining sales (5%) were recognized during the second fiscal quarter ended March 31, 2007. This represents system commissioning and documentation.

The Company computes gross profit as net sales less cost of sales. Gross profit for the three-month periods ended March 31, 2007 and 2006 were $152,829 and $557,061 respectively. The gross profit decrease for the three months ended March 31, 2007 as compared to the prior year was due primarily to lower sales volume and inventory write-offs. The gross profit margin is the gross profit divided by net sales, expressed as a percentage. Gross profit margin for the three-month periods ended March 31, 2007 and 2006 were 10.1% and 22.1% respectively. The decrease of 12.0% was primarily due to higher overhead charges and inventory adjustments.

Gross profit for the six-month periods ended March 31, 2007 and 2006 were $819,090 and $1,111,836 respectively. The gross profit decrease for the six months ended March 31, 2007 as compared to the prior year was due primarily due to a combination of lower margins on commercial aviation refueling systems shipments, the IFS shipment, and higher inventory adjustments. The gross profit margin is the gross profit divided by net sales, expressed as a percentage. Gross profit margin for the six-month periods ended March 31, 2007 and 2006 were 15.0% and 21.6% respectively. This decrease of 6.6% was primarily due to lower margins on commercial aviation refueling systems shipments, the IFS System shipment and higher inventory adjustments.

Selling, general and administrative (S,G&A) expenses were $1,407,740 and $1,354,190 for the three months ended March 31, 2007 and 2006, respectively. The increase in SG&A spending for the three months ended March 31, 2007 as compared to the prior year was due primarily to higher legal costs associated with the on-going litigation with an ex-employee (See Part II, Item 1, Legal Proceedings). Lower payroll costs resulting from last year's Profit Improvement Initiative and lower commission expense due to the lower sales volume and newly revised sales commission plans partially offset the higher legal costs.

Selling, general and administrative (SG&A) expenses were $2,795,565 and $2,675,737 for the six months ended March 31, 2007 and 2006, respectively. The increase in S,G&A spending for the six months ended March 31, 2007 as compared to the prior year was due primarily to higher legal costs associated with the on-going litigation with an ex-employee (See Part II, Item 1, Legal Proceedings). The higher legal costs were partially offset by lower payroll costs resulting from last year's profit improvement plan and lower commission expense due to the lower sales volume and newly revised sales commission plans.

We expect that over the near term, our selling, general and administration expenses will increase as a result of, among other things, increased accounting fees associated with increased corporate governance activities in response to the Sarbanes-Oxley Act of 2002, recently adopted rules and regulations of the Securities and Exchange Commission, the filing of a registration statement with the Securities and Exchange Commission to register for resale the shares of common stock and shares of common stock underlying warrants issued in various private offerings, increased employee costs associated with planned staffing increases (replacements), increased sales and marketing expenses, increased activities related to the design, engineering and construction of the Hearst Ethanol One, Inc. ethanol production facility and increased activity in searching for and analyzing potential acquisitions.

For the quarter ended March 31, 2007, shareholder's deficit was $2,649,906 as compared to equity of $577,844 for the prior year period ended September 30, 2006. The decrease in shareholder equity is primarily attributable to operating losses and the charges related to the convertible note. (See note 11 to the Consolidated Financial Statements in this Report).

Other expense (income), net for the three-month periods ended March 31, 2007 and 2006 were $404,885 and $11,222, respectively. The increase in other expense is attributable to interest expense and liquidated damages associated with the Global note (See note 11 to the Consolidated Financial Statements in this Report) but, partially offset by a gain from a change in the derivative liability also associated with the Global note and warrants outstanding at March 31, 2007.

Other expense (income), net for the six-month periods ended March 31, 2007 and 2006 were $176,378 and $(3,669,131), respectively. The decrease in other income is attributable to proceeds from a legal settlement (see note 13 to the Consolidated Financial Statements in this Report) in the prior year and interest expense and liquidated damages associated with the Global note (See note 11 to the Consolidated Financial Statements in this Report). These increased costs were partially offset by a gain from a change in the derivative liability also associated with the Global note and warrants outstanding at March 31, 2007.

Twelve Months ended 9/30/05 compared to 9/30/06

Net sales for the twelve-month periods ended September 30, 2006 and 2005 were $9,210,755 and $8,828,157, respectively. The sales increase for the twelve months (4.3%) ended September 30, 2006 as compared to the prior year were due primarily to strong customer demand for our industrial pumps, equipment rentals and repairs services.

The Company computes gross profit as net sales less cost of sales. The gross profit margin is the gross profit divided by net sales, expressed as a percentage. Gross profit margin for the twelve-month periods ended September 30, 2006 and 2005 were 19.8% and 24.4% respectively. This decrease of 4.6% was primarily due to lower margins on commercial aviation refueling systems shipments and cost over-runs on two large international orders for our Vacuum Industrial Oil purifier Systems. Also impacting the margins were higher physical inventory adjustments and material costs as compared to the prior year. Margins for this segment of the business reflect the significant competitive pressures encountered on bidding and winning this business.

Selling, general and administrative (SG&A) expenses were $5,125,048 and $4,570,066 for the twelve months ended September 30, 2006 and 2005, respectively. The increase in SG&A spending for the twelve months ended September 30, 2006 as compared to the prior year was due primarily to legal costs, consulting fees and commissions.

We expect that over the near term, our selling, general and administration expenses will increase as a result of, among other things, increased accounting fees associated with increased corporate governance activities in response to the Sarbanes-Oxley Act of 2002, recently adopted rules and regulations of the Securities and Exchange Commission, the filing of a registration statement with the Securities and Exchange Commission to register for resale the shares of common stock and shares of common stock underlying warrants issued in various private offerings, increased employee costs associated with planned staffing increases (replacements), increased sales and marketing expenses, increased activities related to the design, engineering and construction of the Hearst Ethanol One, Inc. ethanol production facility and increased activity in searching for and analyzing potential acquisitions.

For the year ended September 30, 2006, stockholder’s equity was $577,844 as compared to equity of $428,632 for the prior year period ended September 30, 2005. The increase in stockholder equity is primarily attributable to the acquisition of HEO.

Other expense (income), net for the twelve-month periods ended September 30, 2006 and 2005 were $71,364 and $4,704, respectively. The increase in other expense is attributable to the interest payments made pursuant to the terms of the credit lines of Bott and Gulfgate and the “Put Option” with Mr. Trumble.

Loss from operations for the twelve-month periods ended September 30, 2006 and 2005 were $3,371,350 and $2,424,798, respectively.

The Company has addressed the low margin performance by launching a profit improvement - cost savings initiative in the second half of 2006. The initiative is significantly improving operations efficiency, increasing competitiveness and improving business profitability. The cost savings initiative includes: administrative workforce reduction, phase out of low margin products, tighter control of travel costs and a decrease in external costs across the company. The initiative is expected to deliver over $1,200,000 in annualized savings, for only a one-time $200,000 related pre-tax charge. On an annualized basis, the company expects to increase profitability by more than $2,000,000 as a combined result of cost savings and business growth.

This initiative reflects our ongoing commitment to improve our rate of return on invested capital and deliver stronger bottom-line performance. Senior management is focused on ensuring that our cost structure is competitive and that it is aligned with the company’s strategic market opportunities, such as our development of a woodwaste-to-ethanol refinery in Ontario, Canada.”

Workforce reductions were made in non-revenue generating areas, with the greatest reductions in corporate headquarters administrative jobs and outside consulting. The Company has not reduced sales, marketing, engineering, manufacturing, finance or audit capabilities.

Liquidity and Capital Resources

Our plan of operations over the next 12 months includes the continued pursuit of our goal to design, engineer, build and operate one or more ethanol plants. In that regard we are dependent upon Hearst Ethanol One, Inc.’s efforts to raise the necessary capital. We also intend to continue to develop our sensor technology. We believe that our working capital as of the date of this report will not be sufficient to satisfy our estimated working capital requirements at our current level of operations for the next twelve months. Our cash and cash equivalents were $130,150 as of September 30, 2006, compared to cash and cash equivalents of $828,153 as of September 30, 2005.

At our current cash “burn rate”, we will need to raise additional cash through debt or equity financings during 2007 in order to fund our continued development and marketing of our IFS™ product line and to finance possible future losses from operations as we expand our business lines and reach a profitable level of operations. Before considering Hearst Ethanol One, Inc., we believe that we require a minimum of $1,800,000 in order to fund our planned operations over the next 12 months, in addition to the capital required for the establishment of any ethanol production facilities. We plan to obtain the additional working capital through private placement sales of our equity securities. The Company has no firm commitment for additional funds. In the absence of this commitment there is no assurance that such funds will be available on commercially reasonable terms, if at all. Should we be unable to raise the required funds, our ability to finance our continued operations will be materially adversely affected.

Business Lines of Credits - Bott:

Bott previously maintained three lines of credits with a bank in Houston, Texas. The credit lines were evidenced by three promissory notes, a Business Loan Agreement and certain commercial guarantees issued in favor of the bank. The material terms of these agreements follow:

In May 2004, Bott entered into a promissory note with a bank whereby Bott could borrow up to $250,000 over a three-year term. The note required monthly payments of one thirty-sixth (1/36) of the outstanding principal balance plus accrued interest at the Bank's prime rate plus 1.0 percent.

In June 2004, Bott executed a promissory note with a bank whereby Bott could borrow up to $600,000, at an interest rate equal to the bank's prime rate. The note provided for monthly payments of all accrued unpaid interest due as of the date of each payment. The note further provided for a balloon payment of all principal and interest outstanding on the note's one-year anniversary. The Company informed the bank that it would not renew the line of credit and negotiated a long-term promissory note. This replacement promissory note was finalized in December 2005, for $372,012 at a variable interest rate equal to the bank's prime rate. The note provides for five monthly principal payments of $3,092 and a final payment of the remaining principal and interest in June 2006.

The agreements and notes are secured by Bott’s inventory, chattel paper, accounts receivable and general intangibles. The agreements and notes are also secured by the personal performance guarantees of certain executives of the Company. All amounts related to Bott’s outstanding promissory notes totaled $496,877 on September 30, 2006.

Business Line of Credit - Gulfgate:

In June 2002, Gulfgate executed a promissory note with a bank that allowed Gulfgate to borrow up to $200,000 at an interest rate equal to the bank’s prime rate, or a minimum interest rate of 5.00% per annum, whichever was greater. The note provides for monthly payments of all accrued unpaid interest due as of the date of each payment. The note remains in force and effect until the bank provides notice to Gulfgate that no additional withdrawals are permitted (“Final Availability Date”). Thereafter, payments equal to either $250 or the outstanding interest plus one percent of the outstanding principal as of the Final Availability Date are due monthly until the note is repaid in full. The note allows for prepayment of all or part of the outstanding principal or interest without penalty. The note is secured by Gulfgate’s accounts with the bank, and by Gulfgate’s inventory, chattel paper, accounts receivable, and general intangibles. The Agreement is also secured by the performance guarantees of Mr. Mark Trumble, Mr. Lawrence Weisdorn and the Company. The amounts outstanding at September 30, 2006 totaled $171,539.

Promissory Notes:

In May 2003, Bott executed a promissory note with a bank in the amount of $26,398 at an interest rate equals to four point fifty five percent (4.55%) for a vehicle purchase. The term of the note is for fifty-nine (59) months at $494 per month. The balance outstanding at September 30, 2006 was $10,143.

Mortgage:

On May 31, 2002, Gulfgate entered into a $140,000 promissory note with a bank in connection with the refinancing of Gulfgate’s real estate. The note bears a fixed interest rate of seven percent (7.00%) per annum. The loan provided for fifty-nine monthly payments of $1,267 due beginning July 2002 and ending June 2007. The note may be prepaid without fee or penalty and is secured by a deed of trust on Gulfgate’s realty. Balance outstanding at September 30, 2006 was $19,724.

Loans from stockholders:

In September 2005, James A. Latty, our CEO and Chairman, and Daniel K. Moscaritolo, our then COO and Director, each loaned the Company, $95,800 (collectively, $191,600). The transactions are evidenced by two notes dated November 1, 2005. The terms of the notes require repayment of the principal and interest, which accrues at a rate of ten percent (10%) per annum on May 1, 2006. The notes are accompanied by Security Agreements that grant the Mr. Latty and Mr. Moscaritiolo a security interest in all personal property belonging to the Company, as well as granting an undivided ½ security interest in all of the Company’s right title and interest to any trademarks, trade names, contract rights, and leasehold interests. The balance outstanding at September 30, 2006 was $147,163. The interest recorded was $17,563 for the year ended September 30, 2006.

Financing Lease Agreements:

In September 2002, Gulfgate entered into a non-cancelable debt financing agreement with the bank’s leasing corporation for the financing of certain equipment and a paint booth. The agreement calls for the payment of forty-eight (48) monthly installment payments of $1,556 beginning September 2002 at the interest rate of 6.90 percent per annum. The balance was paid at September 30, 2006.

Convertible Loan Payable:

In September 2004, the Company entered into a convertible loan with an investor. The principal amount of the convertible loan payable is $150,000 at an interest rate of 8% per annum paid quarterly. The loan is convertible into common stock at any time within two (2) years (24 months) starting September 3, 2004 at the conversion price of $2.20 or 68,182 shares. Each share converted entitles the holder to purchase one additional share of stock at an exercise price of $3.30 within the ensuing 12 months. At the end of September 30, 2006 the loan has not been converted into common stock, the principal amount became due and payable.

On October 27, 2006, we closed a financing transaction in which we sold a secured convertible term note in the aggregate principal amount of $3,530,000 (the “Note”) to GCA Strategic Investment Fund Limited (“GCA”) pursuant to a Securities Purchase Agreement dated thereof. The Note was issued on October 31, 2006 and is due October 31, 2009. GCA purchased the Note for $3,177,000 (ninety per cent of the principal amount of the Note). The Note does not bear interest except upon an event of default, at which time interest shall accrue at the rate of 18% per annum. The Note is secured by a first lien on the assets of the Company and certain assets of our Bott and Gulfgate subsidiaries. The Note is also guaranteed by our Bott and Gulfgate subsidiaries.

We agreed to use our best efforts to file a registration statement to register the resale of shares of our common stock issuable upon the conversion of the Note and exercise of the Warrants (as defined below). Pursuant to the terms of the Note, GCA may convert the Note into shares of our common stock at a price per share equal to 85% of the trading volume weighted average price, as reported by Bloomberg LP (the “VWAP”), for the five trading days immediately prior to the date of notice of conversion. During the first 30 days after the registration statement is effective (the “Initial Pricing Period”), the conversion price will not be less than $0.47 (the “Floor Conversion Price”), nor greater than $0.61 (the “Ceiling Conversion Price”). For the 90 day period following the Initial Pricing Period and each successive ninety (90) day period thereafter (each a “Reset Period”), the Floor Conversion Price shall be reduced by an amount equal to 40% of the lesser of (i) the Floor Conversion Price or (ii) the Closing Bid Price as reported by Bloomberg on the trading day immediately following the Initial Pricing Period or Reset Period, as the case may be, and the Ceiling Conversion Price shall be increased by an amount equal to 40% of the lesser of (y) the current Ceiling Conversion Price or (z) the closing bid price as reported by Bloomberg on the trading day immediately following the Initial Pricing Period or Reset Period as the case may be.

In connection with the Note, we issued GCA warrants to purchase 1,000,000 shares of our common stock (the “Warrants”). The Warrants are callable by us if our common stock trades at $1.32 or more (200% of the strike price of the Warrants) for any consecutive five-day period. The Warrants have a term of five years and a strike price of $0.66 (120% of the average five day VWAP price for our common stock for the five trading days immediately prior to October 31, 2006). We paid an application fee to Global Capital Advisors, LLC, GCA’s adviser, from the proceeds of the funding in an amount equal to one percent of the funding, excluding warrants. Additionally, we issued to Global Capital Advisors, LLC a warrant to purchase 500,000 shares of our common stock (the “Global Capital Warrant”). The Global Capital Warrant has a term of five years and an initial fixed strike price of $0.66 (120% of the five day VWAP for the five trading days immediately prior to October 31, 2006).

Off-Balance Sheet Arrangements:

We do not have any off-balance sheet financing arrangements.

Recent Accounting Pronouncements:

In December 2004, the FASB issued SFAS No.123 (revised 2004), “Share-Based Payment”. Statement 123(R) will provide investors and other users of financial statements with more complete and neutral financial information by requiring that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. Statement 123(R) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance based awards, share appreciation rights, and employee share purchase plans. Statement 123(R) replaces FASB Statement No. 123, Accounting for Stock-Based Compensation, and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees. Statement 123, as originally issued in 1995, established as preferable a fair-value-based method of accounting for share-based payment transactions with employees. However, that Statement permitted entities the option of continuing to apply the guidance in APB Opinion 25, as long as the footnotes to financial statements disclosed what net income would have been had the preferable fair-value- based method been used. Public entities (other than those filing as small business issuers) will be required to apply Statement 123(R) as of the first quarter of the fiscal year beginning after June 15, 2005. For small business (S-B) filers, the effective date is fiscal year beginning after December 15, 2005. The Company has evaluated the impact of the adoption of SFAS 123(R), and believes the impact will be significant.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections.” This statement applies to all voluntary changes in accounting principles and requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless such would be impracticable. This statement also makes a distinction between “retrospective application” of an accounting principle and the “restatement” of financial statements to reflect the correction of an error. This statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company does not expect the adoption of SFAS No. 154 to have a material impact on its financial position or results of operation.

In February 2006, FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments”. SFAS No. 155 amends SFAS No 133, “Accounting for Derivative Instruments and Hedging Activities”, and SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”. SFAS No. 155, permits fair value re-measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133, establishes a requirement to evaluate interest in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives, and amends SFAS No. 140 to eliminate the prohibition on the qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. This statement is effective for all financial instruments acquired or issued after the beginning of the Company’s first fiscal year that begins after September 15, 2006. Management believes that this statement will not have a significant impact on the financial statements.

In March 2006 FASB issued SFAS 156 Accounting for Servicing of Financial Assets, this Statement amends FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, with respect to the accounting for separately recognized servicing assets and servicing liabilities. This Statement requires:

1.	An entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract.

2.	All separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable.

3.	Permits an entity to choose Amortization method or Fair Value Measurement method for each class of separately recognized servicing assets and servicing liabilities:

4.
At its initial adoption, permits a one-time reclassification of available-for-sale securities to trading securities by entities with recognized servicing rights, without calling into question the treatment of other available-for-sale securities under Statement 115, provided that the available-for-sale securities are identified in some manner as offsetting the entity’s exposure to changes in fair value of servicing assets or servicing liabilities that a servicing company elects to subsequently measure at fair value.

5.
Separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the statement of financial position and additional disclosures for all separately recognized servicing assets and servicing liabilities.

This Statement is effective for fiscal year beginning after September 15, 2006. Management has not determined the effect if any, the adoption of this statement will have on the financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. This statement clarifies the definition of fair value, establishes a framework for measuring fair value, and expands the disclosures on fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. Management has not determined the effect if any, the adoption of this statement will have on the financial statements.

In September 2006, FASB issued SFAS 158 Employers Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R). This Statement improves financial reporting by requiring an employer to recognize the over-funded or under-funded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This Statement also improves financial reporting by requiring an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. An employer with publicly traded equity securities is required to initially recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after December 15, 2006. An employer without publicly traded equity securities is required to recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after June 15, 2007. However, an employer without publicly traded equity securities is required to disclose the following information in the notes to financial statements for a fiscal year ending after December 15, 2006, but before June 16, 2007, unless it has applied the recognition provisions of this Statement in preparing those financial statements. The disclosures include a brief description of the provisions of this Statement; the date that adoption is required; and the date the employer plans to adopt the recognition provisions of this Statement, if earlier. This statement is effective for fiscal year ending after December 15, 2008. Management has not determined the effect if any, the adoption of this statement will have on the financial statements.

MARKET PRICE OF AND DIVIDENDS ON COMMON STOCK

Market Information

Our common stock is listed on the OTC Bulletin Board under the symbol “CETH.OB.” As of June 8, 2007, the closing sales price for our common stock was $0.49 per share on the OTC Bulletin Board. Set forth below is the quarterly high and low bid information on the OTC Bulletin Board of our common stock during the periods indicated:

	High	Low

Fiscal Year-Ending September 30, 2005
First Quarter	$2.32	$1.51
Second Quarter	$3.30	$2.10
Third Quarter	$2.59	$1.70
Fourth Quarter	$2.45	$1.50

Fiscal Year-Ending September 30, 2006
First Quarter	$1.80	$0.87
Second Quarter	$1.80	$0.95
Third Quarter	$3.63	$1.02
Fourth Quarter	$2.06	$0.80

Fiscal Year-Ending September 30, 2007
First Quarter	$0.95	$0.41
Second Quarter	$0.80	$0.35

These OTC Bulletin Board bid quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

Holders

As of June 8, 2007, there were approximately 3,381 record holders of our common stock.

Dividends

We have not declared or paid any cash dividends on our common stock since our inception and do not contemplate paying dividends in the foreseeable future. It is anticipated that earnings, if any, will be retained for the operation of our business.

Transfer Agent

Our transfer agent is Interwest Stock Transfer Company who is located at 1981 E. Murray Holladay Rd. #1, Salt Lake City, UT 84117 and can be reached at (801) 272-9294.

Equity Compensation Plans as of September 30, 2006

The following table sets forth certain information as of September 30, 2006 concerning our equity compensation plans:

Plan Category	Number of Common Shares to Be Issued Upon Exercise of Outstanding Options	Weighted- Average Exercise Price of Outstanding Options	Number of Common Shares Remaining Available for Issuance Under Equity Compensation Plan
Equity compensation plan approved by stockholders	N/A	N/A	N/A
Equity compensation plan not approved by stockholders (1)	2,453,167	$2.53	863,715

(1)
Represents (a) 1,435,167 shares of common stock issuable upon exercise of options granted to officers and employees under our 2004 Stock Incentive Plan which has not been approved by stockholders and (b) 1,000,000 shares of common stock issuable upon exercise of options issued outside the 2004 Stock Incentive Plan to our Chairman, President and CEO, Mr. Latty.

Our 2004 Stock Incentive Plan (the “Plan”) was approved by our Board of Directors and filed with the Securities and Exchange Commission on November 24, 2004. The purpose of the Plan is to enable us to obtain and retain the services of the types of employees, consultants, officers and directors who will contribute to the Company's long range success and to provide incentives which are linked directly to increases in share value which will inure to the benefit of all stockholders of the Company. The Plan, which was approved by our Board of Directors, permits the grant of share options to officers, directors, employees, and consultants of the Company for up to 1,850,000 shares of our common stock. Our Board of Directors has the right to amend, suspend or terminate the Plan at any time. Unless sooner terminated by the Board of Directors, the Plan will terminate on December 31, 2007.

DESCRIPTION OF SECURITIES

The total number of shares of all shares of stock which the corporation shall have the authority to issue is 110,000,000 shares, consisting of 100,000,000 shares of common stock, par value $.001, and 10,000,000 shares of preferred stock, par value $.001.

Common Stock

The Company’s Board of Directors is authorized to issue up to 100,000,000 shares of common stock, par value $.001 per share. As of June 8, 2007, there were issued and outstanding, 20,791,226 shares of common stock. All outstanding shares of common stock are fully paid and non-assessable. All rights accruing to our capital stock not expressly provided for to the contrary in our Articles of Incorporation or Bylaws, or in any amendment thereto, are vested in the shares of our common stock.

The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of common stock do not have cumulative voting rights, which means that the holders of more than fifty percent of the shares of common stock voting for election of directors may elect all the directors if they choose to do so. In this event, the holders of the remaining shares aggregating less than fifty percent will not be able to elect directors. The common stock has no preemptive or conversion rights or other subscription rights.

The holders of common stock are entitled to receive any dividends that may be declared from time to time by the Board of Directors out of funds legally available for that purpose, however, no dividends may be made with respect to common stock until all dividends required to be paid or set apart for any shares of preferred stock have been paid or set apart. The declaration of any future cash dividend will be at the discretion of the Company’s Board of Directors and will depend upon the Company’s earnings, if any, capital requirements and financial position, general economic conditions, and other pertinent conditions. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share in all assets remaining after payment of liabilities, subject however to any prior or superior rights of liquidation as we may confer upon any shares of preferred stock.

Preferred Stock

The Company’s Board of Directors is authorized to issue up to 10,000,000 shares of preferred stock, par value $.001 per share, in one or more series and to fix the designations, preferences, limitations, number of shares, or other special rights of the shares constituting any class or series as the Board of Directors may deem advisable without any further vote or action by the stockholders. There are currently no shares of preferred stock outstanding. Any shares of preferred stock issued by the Company could have priority over the Company’s common stock with respect to dividends or liquidation rights and could have voting and other rights of stockholders.

The Board of Directors has the express authority to amend the Articles of Incorporation, without stockholder consent, to divide the shares of preferred stock into series and to establish and modify the preferences, limitations and relative rights of each share of preferred stock.

SELLING STOCKHOLDERS

The Selling Stockholders listed in the table below may use this prospectus for the resale of shares of common stock being registered hereunder, although no Selling Stockholder is obligated to sell any such shares. Of the 5,300,000 shares of common stock offered by this prospectus, none of the shares of common stock are outstanding as of the date hereof, 1,500,000 shares of common stock are issuable upon the exercise of certain outstanding warrants, 3,300,000 shares are issuable upon conversion of certain outstanding convertible securities. The Selling Stockholders who hold such warrants and convertible securities are not required to exercise or convert, as applicable, such securities. None of the Selling Stockholders are an affiliate of ours, except as otherwise noted below.

The following table sets forth certain information regarding the Selling Stockholders and the shares of common stock beneficially owned by the Selling Stockholders. All information contained in the table is correct as of June 8, 2007. We are not able to estimate the number of shares that will be held by the Selling Stockholders after the completion of this offering because the Selling Stockholders may offer all or some of the shares and because there are currently no agreements, arrangements or understandings with respect to the sale of any shares offered hereby, except as otherwise noted below. The following table assumes that all of the shares being registered hereby will be sold.

			Shares Beneficially Owned After Completion of the Offering
Selling Stockholders	Shares of Common Stock Beneficially Owned Prior to the Offering (1)	Number of Shares Offered by this Prospectus	Number	Percent (2)
GCA Strategic Investment Fund Limited (3)	4,300,000	4,300,000	1,037,482	4.99%
Global Capital Advisors, LLC (4)	500,000	500,000	-	*
Richardson & Patel LLP (5)	500,000	500,000	-	*

* Indicates less than one percent (1%).
_________________________
(1)
For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934 pursuant to which a Selling Stockholder is deemed to have beneficial ownership of any shares of common stock that such stockholder has the right to acquire within 60 days of June 8, 2007.

(2)	Based on 20,791,226 shares of common stock outstanding on June 8, 2007.
(3)
Includes 3,300,000 shares of common stock issuable upon conversion of certain secured convertible term notes and 1,000,000 shares of common stock issuable upon exercise of certain warrants. GCA Strategic Investment Fund Limited may not convert its note or exercise its warrants if such conversion or exercise would result in GCA Strategic Investment Fund Limited, together with any affiliate thereof, beneficially owning (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934 and the rules promulgated thereunder) in excess of 4.99% of the then issued and outstanding shares of our common stock. The natural persons with voting power and investment power on behalf of GCA Strategic Investment Fund Limited are Mr. Lewis N. Lester, Director and Mr. Michael S. Brown, Director.

(4)
Includes 500,000 shares of common stock issuable upon exercise of warrants. The natural persons with voting power and investment power over Global Capital Advisors, LLC are Mr. Lewis N. Lester, Director and Mr. Michael S. Brown, Director.

(5)	The natural person with voting power and investment power over Richardson & Patel LLP is Mr. Erick Richardson.

PLAN OF DISTRIBUTION

Each Selling Stockholder of our common stock and any of their pledges, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the principal market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling shares:

    •   ordinary brokerage transactions and transactions in which the broker-dealer solicits Buyers;

    •   block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

    •   purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

    •   an exchange distribution in accordance with the rules of the applicable exchange;

    •   privately negotiated transactions;

    •   settlement of short sales entered into after the date of this prospectus;

    •   broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

    •   a combination of any such methods of sale;

    •   through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

    •   any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the Buyer of shares, from the Buyer) in amounts to be negotiated. Each Selling Stockholder does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.

In connection with the sale of our common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales and may have civil liability under Sections 11 and 12 of the Securities Act for any omissions or misstatements in this prospectus and the registration statement of which it is a part. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

We are required to pay certain fees and expenses we incur incident to the registration of the shares. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each Selling Stockholder has advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the 1934 Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the 1934 Act and the rules and regulations there under, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each Buyer at or prior to the time of the sale.

EXPERTS

The financial statements included in this prospectus have been audited by Kabani & Company, Inc., our independent certified public accountants to the extent and for the periods set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon the authority of that firm as experts in auditing and accounting.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

There were no changes in or disagreements with our accountants on accounting and financial disclosure during the last two fiscal years or the interim period from September 30, 2006 through the date of this prospectus.

LEGAL MATTERS

The validity of the issuance of the common shares to be sold by the Selling Stockholders under this prospectus and warrants was passed upon for our company by Richardson & Patel LLP.

INTERESTS OF NAMED EXPERTS AND COUNSEL

Richardson & Patel LLP has given an opinion on the validity of the securities being registered hereunder. As of the date of this prospectus, Richardson & Patel LLP owns 1,400,000 shares of our common stock. No other expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant, nor was any such person connected with the registrant as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Pursuant to our amended and restated articles of incorporation and bylaws, we may indemnify an officer or director who is made a party to any proceeding, because of his position as such, to the fullest extent authorized by Nevada law, as the same exists or may hereafter be amended. In certain cases, we may advance expenses incurred in defending any such proceeding.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information the Company files at the SEC’s public reference room at 100 F Street NE, Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of public reference room. Our SEC filings are also available to the public from commercial document retrieval services and through the web site maintained by the SEC at www.sec.gov.

This prospectus is part of a registration statement on Form SB-2 that we have filed with the SEC utilizing a “shelf” registration process. Under the shelf registration process, the Selling Stockholders may, from time to time, sell the common stock described in this prospectus. We may prepare a prospectus supplement at any time to add, update or change information contained in this prospectus.

As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits filed with or incorporated by reference into the registration statement. Whenever a reference is made in this prospectus to an agreement or other document of the Company, be aware that such reference is not necessarily complete and that you should refer to the exhibits that are filed with the registration statement for a copy of the agreement or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the web site maintained by the SEC at www.sec.gov.

You should read this prospectus and any prospectus supplement together with the registration statement and the exhibits filed with or incorporated by reference into the registration statement. The information contained in this prospectus speaks only as of its date unless the information specifically indicates that another date applies.

We have not authorized any person to give any information or to make any representations that differ from, or add to, the information discussed in this prospectus. Therefore, if anyone gives you different or additional information, you should not rely on it.

CONVERGENCE ETHANOL, INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDING SEPTEMBER 30, 2006 AND 2005
AND THE QUARTER ENDED DECEMBER 31, 2006
 AND THE QUARTER ENDED MARCH 31, 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of:
CONVERGENCE ETHANOL, INC.
Westlake Village, California

We have audited the accompanying consolidated balance sheet of Convergence Ethanol, Inc. and subsidiaries as of September 30, 2006, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years ended September 30, 2006 and 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Convergence Ethanol, Inc. and subsidiaries as of September 30, 2006 and the results of their operations and their cash flows for the years ended September 30, 2006 and 2005 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in the Note 1 to the consolidated financial statements, the Company has incurred recurring losses from operations and has accumulated deficit of $16,473,023 as of September 30, 2006 that raise substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters also are described in Note 1 to the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Kabani & Company, Inc.
CERTIFIED PUBLIC ACCOUNTANTS
Los Angeles, California
January 12, 2007

CONVERGENCE ETHANOL, INC. (fka Mems USA, Inc.)
Consolidated Balance Sheet
September 30, 2006

ASSETS

Current assets:
Cash and cash equivalent	$130,550
Accounts receivable, net allowance for uncollectible of $83,081	1,281,998
Inventories, net of provision for slow moving items of $25,000	2,039,688
Other current assets	630,881
Total current assets	4,083,117
Plant, property and equipment, net	2,575,027
Other assets	58,473
Total assets	$6,716,617

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$3,381,466
Lines of credits	325,114
Notes payable	343,302
Current portion of long-term debt	51,904
Other liabilities	78,884
Loans from stockholders	167,408
Convertible loan payable	150,000
Liability due to a legal settlement	307,000
Liability to be satisfied through the issuance of shares	1,194,376
Total current liabilities	5,999,454
Other payables	35,389
Total liabilities	6,034,843
Minority interests	103,930
Stockholders' equity:
Common stock, $0.001 par value; 100,000,000 shares authorized; 20,186,938 shares issued and outstanding	20,187
Additional paid in capital	21,061,314
Receivables in shares of common stock	(231,076)
Accumulated deficit	(16,473,023)
Treasury stock (2,699,684 shares)	(3,799,558)
Total stockholders' equity	577,844
Total liabilities and stockholders' equity	$6,716,617

The accompanying notes are an integral part of these financial statements.

CONVERGENCE ETHANOL, INC. (fka Mems USA, Inc.)
Consolidated Statement of Operations
Years ended September 30 2006 and 2005

	2006	2005
Revenues	$9,210,755	$8,828,157
Cost of revenues	7,385,693	6,678,185
Gross profit	1,825,062	2,149,972
Operating expenses:
Selling, general and administrative expenses	5,125,048	4,570,066
Other operating expense	71,364	4,704
Total operating expenses	5,196,412	4,574,770
Loss from operations	(3,371,350)	(2,424,798)
Income due to legal settlement	3,703,634	-
Impairment of investment in CanAm	(71,765)	-
Impairment of construction in progress of airplane	(289,740)	-
Impairment of goodwill	(915,434)	-
Biomass inventory write off	(11,461,362)
Loss attributable to minority interest	1,478,450	-
Net loss	$(10,927,567)	$(2,424,798)

Net loss per share, basic and diluted:
Weighted average number of shares outstanding, basic and diluted	19,489,977	16,950,966
Net loss per share, basic and diluted	$(0.56)	$(0.14)

The accompanying notes are an integral part of these financial statements.

CONVERGENCE ETHANOL, INC. (fka Mems USA, Inc.)
Consolidated Statement of Stockholders’ Equity
For the years ended September 30, 2006 and 2005

	Common stock	Subscrip- tions receivable	Additional paid in capital	Treasury Stock	Accumulated deficit	Stockholders' equity
Balance as of September 30, 2004	$15,092	$(2,050)	$3,422,911		$(3,120,655)	$315,298
Payment on subscriptions receivable		1,800				1,800
Common stock issued to acquired Bott & Gulfgate	1,310		890,625			891,935
Common stock issued for cash	964		1,613,940			1,614,904
Common stock issued for service	38		65,416			65,454
Other adjustments			(35,960)		(1)	(35,961)
Net loss for the year					(2,424,798)	(2,424,798)
Balance as of September 30, 2005	17,404	(250)	5,956,932	-	(5,545,454)	28,632
Common stock issued for service	269		378,388			378,657
Common stock issued for cash received in prior year	129		105,871			106,000
Common stock issued for cash received	2,014		1,541,949			1,543,963
Receivables in shares of common stock			(231,076)			(231,076)
Common stock issued pursuant to terms of acquisition	371		809,595			809,966
Subscription receivable deemed uncollectible		250				250
Canceled put option related to acquisition of Texas subsidiaries			1,400,000			1,400,000
Investment in HEO			10,868,579			10,868,579
Treasury stock from legal settlement				(3,799,558)		(3,799,558)
Net loss for the year					(10,927,569)	(10,927,569)
Balance as of September 30, 2006	$20,187	$-	$20,830,238	$(3,799,558)	$(16,473,023)	$577,844

The accompanying notes are an integral part of these financial statements.

CONVERGENCE ETHANOL, INC. (fka Mems USA, Inc.)
CONSOLIDATED STATEMENT OF CASH FLOWS
For the years ended September 30, 2006 and 2005
Cash flows used in operating activities:	2006		2005
Net loss		$(10,927,567)	$(2,424,798)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation		233,445	242,367
Bad debt expense		37,135	-
Common stock issued for services		388,033	65,450
Loss on investment in CanAm One		71,765	-
Loss attributable to minority interest		(1,478,450)
Loss due to write off of biomass inventory		11,461,362
Impairment of goodwill		915,434	-
Impairment of construction in progress - airplane		289,740
Income due to legal settlement		(3,703,634)	-
(Gain) on sale or disposal of equipment		-	(44,743)
Change in assets and liabilities:
Accounts receivable		(562,043)	214,547
Inventories		(494,879)	(236,662)
Other current assets		(414,851)	(24,232)
Accounts payable and accrued expenses		1,986,201	321,789
Other current liabilities		78,884	-
Total adjustments		8,808,142	538,516
Net cash used in operating activities		(2,119,425)	(1,886,282)
Cash flows from investing activities:
Purchase of property and equipment		(126,455)	(55,408)
Net proceeds from sale of equipment			87,600
Cash balance net of payments for purchase of Bott and Gulfgate		-	55,712
Investment in CanAm One			(71,765)
Other assets		-	(44,340)
Stock subscription receivable		-	1,800
Net cash used in for investing activities		(126,455)	(26,401)
Cash flows from financing activities:
Lines of credit		(52,297)	-
Notes payable		(30,031)	(105,655)
Current portion of long-term debt		(22,612)	(21,158)
Loan from stockholders		(24,192)	191,600
Payment on long term liabilities		(26,553)	(76,294)
Purchase of shares pursuant to acquisition of subsidiaries		(20,000)	-
Underwriting related to issuance of shares			(386,143)
Cash received for shares to be issued		180,000	1,111,000
Common stock issued for cash		1,652,878	2,001,047
Net cash provided (used) by financing activities		1,548,278	2,714,397
Net increase (decrease) in cash and cash equivalents		(697,603)	801,714
Cash and cash equivalents, beginning of period		828,153	26,439
Cash and cash equivalents, end of period		$130,550	$828,153
Supplemental disclosure of cash flow information:
Income taxes paid		$26,125	$27,515
Interest paid		$178,814	$84,361
Supplemental disclosure of non-cash financing activities:
Common stock (including $1,400,000 of shares subject to mandatory redemption factor as of September 30, 2005) issued for acquisition of Bott and Gulfgate	$	- 0 -	$2,291,935
Assets acquired by HEO through issuance of shares		$12,474,497	-

The accompanying notes are an integral part of these financial statements.

CONVERGENCE ETHANOL, INC. (fka Mems USA, Inc.)
Notes to consolidated financial statements:

1)    Organization and Summary of Significant Accounting Policies:

Organization

Convergence Ethanol, Inc. formerly known as MEMS USA, Inc. (the “Company” or “we”) has been incorporated in November, 2002; The Company changed its name to Convergence Ethanol, Inc. in November 2006. The Company’s mission is to support the energy industry in producing cleaner burning fuels. Each of our subsidiaries has a specific eco-energy focus: (1) development of a woodwaste to bio-renewable fuel-grade alcohol/ethanol project (HEO); (2) selling engineered products (Bott); and (3) engineering, fabrication and sale of eco-focused energy systems (Gulfgate).

Subsidiaries:

The Company is comprised of three wholly owned subsidiaries, California MEMS USA, Inc., a California Corporation (“CA MEMS”), Bott Equipment Company, Inc. (“Bott”), a Texas Corporation, and Gulfgate Equipment, Inc. (“Gulfgate”) a Texas Corporation, and a majority interest (87%) of Hearst Ethanol One, Inc., a Federal Canadian Corporation (“HEO”).

 CA Mems

CA MEMS engineers, designs and oversees the construction of “Intelligent Filtration Systems” (“IFS™”) for the gas and oil industry. The Company’s IFS™ systems are fully integrated and are composed of a “Smart Backflush Filtration System” with an integral electronic decanting system, a carbon bed filter and an ion-exchange resin bed system.

Bott

Bott is a stocking distributor for premier lines of industrial pumps, valves and instrumentation. Bott specializes in the construction of aviation refueling systems for helicopter refueling on oil rigs throughout the world. Bott and Gulfgate have a combined direct sales force as well as commissioned sales representatives that sell their products.

Gulfgate

Gulfgate engineers, designs, fabricates and commissions eco-focused energy systems including particulate filtration equipment for the oil and power industries. Gulfgate also makes and sells vacuum dehydration and coalescing systems that remove water from hydrocarbon oils. Gulfgate maintains and operates a rental fleet of filtration and dehydration systems.

HEO - Hearst Ethanol One

In December 2005, the Company incorporated Hearst Ethanol One, Inc., a Federal Canadian Corporation (“HEO”). Since that time, HEO has acquired 720 acres in Hearst, Ontario, Canada together with approximately 1.3 million cubic meters of woodwaste. The property was purchased to provide the site and the biomass material to produce bio-renewable fuel-grade alcohol/ethanol from woodwaste. HEO has obtained construction and zoning permits. The Company currently owns 87% of HEO.

Fair Value of Financial Instruments:

The Company measures its financial assets and liabilities in accordance with accounting principles generally accepted in the United States of America. For certain of the Company's financial instruments, including accounts receivable (trade and related party), notes receivable and accounts payable (trade and related party), and accrued expenses, the carrying amounts approximate fair value due to their short maturities.

Use of Estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Concentration of Credit Risk:

The Company's financial instruments that are exposed to concentrations of credit risk consist primarily of cash and accounts receivable. The Company maintains cash with various major financial institutions and performs evaluations of the relative credit standing of these financial institutions in order to limit the amount of credit exposure with any institution. The Company extends credit to customers based upon an evaluation of the customer's financial condition and credit history and generally requires no collateral. The Company's customers are principally located throughout North America, and their ability to pay amounts due to the Company may be dependent on the prevailing economic conditions of their geographic region. Management performs regular evaluations concerning the ability of its customers to satisfy their obligations and records a provision for doubtful accounts based on these evaluations. The Company's credit losses for the periods presented are insignificant and have not significantly exceeded management's estimates.

Cash and Cash Equivalents:

All highly liquid investments maturing in three months or less when purchased are considered as cash equivalents.

Accounts Receivable:

In the normal course of business, the Company provides credit to customers. We monitor our customers’ payment history, and perform credit evaluation of their financial condition. We maintain adequate reserves for potential credit losses based on the age of the receivable and specific customer circumstance.

Inventories:

Inventories are valued at the lower of cost (first-in, first-out) or market value and have been reduced by an allowance for excess, slow-moving and obsolete inventories. The estimated allowance is based on Management's review of inventories on hand compared to historical usage and estimated future usage and sales. Inventories under long-term contracts reflect accumulated production costs, factory overhead, initial tooling and other related costs less the portion of such costs charged to cost of sales and any un-liquidated progress payments. In accordance with industry practice, costs incurred on contracts in progress include amounts relating to programs having production cycles longer than one year, and a portion thereof may not be realized within one year.

Property and Equipment:

Property and equipment are stated at cost. Depreciation of equipment is provided for by the straight-line method over their estimated useful lives ranging from three to ten years for equipment and 28 to 30 years for plants.

Impairment of Long-Lived Assets

The Company adopted Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-LivedAssets" ("SFAS 144"), which addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes SFAS No. 121,"Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations for a Disposal of a Segment of a Business." The Company periodically evaluates the carrying value of long-lived assets to be held and used in accordance with SFAS 144. SFAS 144 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amounts. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair market value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair market values are reduced for the cost of disposal. For the year ended September 30, 2006, impairment loss on investment in CAN AM of $71,765 (See note 8) and impairment loss on Construction in Progress (airplane) of 289,740 (See note 6) was recorded.

Accounts Payable and accrued expenses:

Accounts payable and accrued expenses includes trade accounts payable of $1,577,310 and $879,733 for years ended September 30, 2006 and 2005 and accrued expenses of $1,804,156 and $515,532 respectively.

Revenue Recognition:

The Company’s revenue recognition policies are in compliance with Staff accounting bulletin (SAB) 104. Sales revenue is recognized at the date of shipment to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectibility is reasonably assured. Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as unearned revenue.

Advertising Costs:

The Company expenses the cost of advertising as incurred. The advertising expense charged against operations for September 30, 2006 and 2005 were $10,000 and $17,472 respectively.

Income Taxes:

Provisions for federal and state income taxes are calculated on reported financial statement income based on the current tax law. Such provisions differ from the amounts currently payable because certain items of income and expense, known as temporary differences, are recognized in different tax periods for financial reporting purposes than for income tax purposes. Deferred income taxes are the result of the recognition of tax benefits that management expects to realize from the utilization of net operating loss carry-forwards. The amounts recorded are net of valuation allowance and represent management's estimate of the amount that is more likely than not to be realized.

Earnings Per Share:

Basic earnings (loss) per share are computed by dividing net income (loss) attributable to common stockholders by the weighted average number of common shares outstanding. Diluted earnings (loss) per share is computed similar to basic earnings (loss) per share except that the denominator is increased to include the number of additional shares of common stock that would have been outstanding if the potential shares of common stock equivalents had been exercised and issued and if the additional common shares were dilutive. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company. There were 1,431,456 shares and 5,849,572 shares of common stock equivalents for the year ended September 30, 2006 and 2005, respectively which were excluded because they are not dilutive. Common stock equivalents includes, but is not limited to warrants, stock options, convertible notes, etc.

Stock Based Compensation:

Pro forma information regarding net loss and loss per share, pursuant to the requirements of SFAS 123, for the years ended September 30, 2006 and 2005 are as follows:

	2006		2005
Net income (loss), as reported		$(10,927,567)	$(2,424,798)
Deduct:
Total stock-based employee compensation expenses determined under the fair value Black-Scholes method with a 145% and 80% volatility and 6% and 3% risk free rate of return assumption at September 30, 2006 and 2005 respectively		(1,036,510)	(1,444,684)
Pro forma net income (loss)		$(11,964,077)	$(3,869,482)
Income (loss) per share:
Weighted average shares, basic and diluted		19,489,977	16,950,966
Basic, pro forma, per share	$	(0.61)	$(0.23)

Going Concern:

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplates the Company as a going concern. However, the Company has sustained net losses of $10,927,567 and has used substantial amounts of working capital in its operations. Realization of a major portion of the assets reflected on the accompanying balance sheet is dependent upon continued operations of the Company which, in turn, is dependent upon the Company's ability to meet its financing requirements and succeed in its future operations. Management believes that actions presently being taken to revise the Company's operating and financial requirements provide them with the opportunity for the Company to continue as a going concern. We will continue to raise additional cash through debt or equity financings in 2007 in order to meet our working capital requirements.

Reclassifications

Certain reclassifications have been made to prior year amounts to conform to the current year presentation. These changes had no effect on reported financial positions or results of operations.

Recent Accounting Pronouncements:

In December 2004, the FASB issued SFAS No.123 (revised 2004), “Share-Based Payment”. Statement 123(R) will provide investors and other users of financial statements with more complete and neutral financial information by requiring that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. Statement 123(R) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance based awards, share appreciation rights, and employee share purchase plans. Statement 123(R) replaces FASB Statement No. 123, Accounting for Stock-Based Compensation, and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees. Statement 123, as originally issued in 1995, established as preferable a fair-value-based method of accounting for share-based payment transactions with employees. However, that Statement permitted entities the option of continuing to apply the guidance in APB Opinion 25, as long as the footnotes to financial statements disclosed what net income would have been had the preferable fair-value- based method been used. Public entities (other than those filing as small business issuers) will be required to apply Statement 123(R) as of the first quarter of the fiscal year beginning after June 15, 2005. For small business (S-B) filers, the effective date is fiscal year beginning after December 15, 2005. The Company has evaluated the impact of the adoption of SFAS 123(R), and believes the impact will be significant.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections.” This statement applies to all voluntary changes in accounting principles and requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless such would be impracticable. This statement also makes a distinction between “retrospective application” of an accounting principle and the “restatement” of financial statements to reflect the correction of an error. This statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company does not expect the adoption of SFAS No. 154 to have a material impact on its financial position or results of operation.

In February 2006, FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments”. SFAS No. 155 amends SFAS No 133, “Accounting for Derivative Instruments and Hedging Activities”, and SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”. SFAS No. 155, permits fair value re-measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133, establishes a requirement to evaluate interest in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives, and amends SFAS No. 140 to eliminate the prohibition on the qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. This statement is effective for all financial instruments acquired or issued after the beginning of the Company’s first fiscal year that begins after September 15, 2006. Management believes that this statement will not have a significant impact on the financial statements.

In March 2006 FASB issued SFAS 156 Accounting for Servicing of Financial Assets, this Statement amends FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, with respect to the accounting for separately recognized servicing assets and servicing liabilities. This Statement requires:

An entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract.

All separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable.

Permits an entity to choose Amortization method or Fair Value Measurement method for each class of separately recognized servicing assets and servicing liabilities:

At its initial adoption, permits a one-time reclassification of available-for-sale securities to trading securities by entities with recognized servicing rights, without calling into question the treatment of other available-for-sale securities under Statement 115, provided that the available-for-sale securities are identified in some manner as offsetting the entity’s exposure to changes in fair value of servicing assets or servicing liabilities that a servicing company elects to subsequently measure at fair value.

Separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the statement of financial position and additional disclosures for all separately recognized servicing assets and servicing liabilities.

This Statement is effective for fiscal year beginning after September 15, 2006. Management has not determined the effect if any, the adoption of this statement will have on the financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. This statement clarifies the definition of fair value, establishes a framework for measuring fair value, and expands the disclosures on fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. Management has not determined the effect if any, the adoption of this statement will have on the financial statements.

In September 2006, FASB issued SFAS 158 Employers Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R). This Statement improves financial reporting by requiring an employer to recognize the over-funded or under-funded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This Statement also improves financial reporting by requiring an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. An employer with publicly traded equity securities is required to initially recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after December 15, 2006. An employer without publicly traded equity securities is required to recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after June 15, 2007. However, an employer without publicly traded equity securities is required to disclose the following information in the notes to financial statements for a fiscal year ending after December 15, 2006, but before June 16, 2007, unless it has applied the recognition provisions of this Statement in preparing those financial statements. The disclosures include a brief description of the provisions of this Statement; the date that adoption is required; and the date the employer plans to adopt the recognition provisions of this Statement, if earlier.

This statement is effective for fiscal year ending after December 15, 2008. Management has not determined the effect if any, the adoption of this statement will have on the financial statements.

(2)   Investments in Hearst Ethanol One, Inc.:

Hearst Ethanol One Inc. Agreement:

In December 2005, the Company incorporated Hearst Ethanol One, Inc., a Federal Canadian Corporation (“HEO”). On April 21, 2006 the Company completed the acquisition of 720 acres of real property, together with all biomass material located thereon. The site is located in the Township of Kendall, District of Cochrane, Canada, The property was purchased from C. Villeneuve Construction Co. LTD., a Canadian Corporation to provide the site and the biomass material for the construction and operation of bio-renewable woodwaste-to-fuel-grade alcohol/ethanol refinery to be owned by HEO.

Pursuant to the provisions of the Agreement, HEO issued ten point five percent (10.5%) of HEO’s common shares to Villeneuve as consideration for the transfer of the Property. At the close of the transaction, the Company owned 87% of the common stock of HEO.

Pursuant to a Memorandum of Understanding entered into on April 20, 2006 between HEO and Villeneuve to clarify the Agreement, Villeneuve shall be entitled to appoint one member of HEO’s board of directors for so long as Villeneuve is at least a ten percent (10%) stockholder of HEO. As of the date of this report HEO has incurred $180,000 for legal, market survey consulting, permits, and travel expenses.

Hearst Ethanol One Inc. Valuation:

The valuation based on the residual property valuation of the land is $253,070, building $88,574, raw material (mature timber) of $647,953 and Forest Waste Disposal license Bond $67,780. Also included in the valuation was the residual value of the biomass on the HEO site of US$11,461,362.

The other tangible and intangible assets owned by HEO include: a small rock quarry (and associated mineral rights) on the property, as well as a landfill license and permits as issued by the Government of Ontario Ministry of the Environment (“MOE”).

Writing off Inventory:

During the fourth quarter of this year the company has written off the value of HEO’s inventory to a nominal amount. After conducting an asset evaluation review it was determined that no known market for the materials other than utilization in the Company’s planned manufacturing facility currently exists.

At September 30, 2006, HEO’s inventory with a gross value of US $11,461,362 was fully written off.

(3)   Business Acquisition:

On October 26, 2004 (“Closing Date”), effective October 1, 2004, the Company purchased 100% of the outstanding shares of two Texas corporations, Bott Equipment Company, Inc. (“Bott”) and Gulfgate Equipment, Inc. (“Gulfgate”) from their president and sole stockholder, Mr. Mark Trumble.

Under the terms of the stock purchase agreement, the Company acquired 100% of the shares of Bott and Gulfgate from Mr. Trumble for $50,000 in cash and 1,309,677 shares of the Company’s newly issued common stock.

The Company also agreed, to raise $2,000,000 in gross equity funding within 120 days of the Closing Date. The Company failed to achieve this milestone and issued Trumble an additional 123,659 shares of its restricted stock

During the first quarter of fiscal year 2005, the Company, in order to avoid the issuance of 61,829 penalty shares, paid $75,000 directly to Mr. Trumble. As of the date of this report the Company has received approximately $39,000 of the $75,000 from Mr. Weisdorn Sr. The Company has recorded this payment as a reduction to additional paid-in capital.

On December 15, 2005, the Company assumed Weisdorn Sr.’s obligation to purchase 165,054 shares from Mr. Trumble at $1.86 per share.

First amended stock purchase agreement with Mark Trumble

Effective May 8, 2006, the Company and its officers entered into a First Amended Stock Purchase Agreement and Release (“Agreement”) with Mark Trumble, amending that certain Stock Purchase Agreement dated September 1, 2004 (the “SPA”), pursuant to which the parties agreed to, among other things, Trumble agreed to release the Company from its obligations under the put, including any obligation to make the interest payment or to pay interest on any sum whatsoever, and release any security interest he claims in the real estate owned by Gulfgate and/or Bott, and the Company, within 60 days, shall secure a funding commitment in which Trumble shall be paid the sum of $307,000 at the time of the closing of the funding. This sum shall be used to purchase 165,053 shares of the common stock of the Company from Trumble at the price of $1.86 per share. The Company shall also pay from the funding all amounts of bank or other indebtedness owed by the Company, Bott or Gulfgate, which is personally guaranteed by Trumble. The Company shall issue Trumble, upon closing of the funding, 60,000 shares of the Company’s common stock. This additional issuance of shares of the common stock of the Company shall be in full and final satisfaction of all claims that Trumble has or may have to additional shares of the Company’s common stock as a result of any breach of, or failure to meet a milestone under, the SPA.

(4)   Accounts Receivable:

Accounts receivable has been reduced by an allowance for amounts that may become uncollectible. This estimated allowance is based primarily on Management's evaluation of the financial condition of the customer and historical bad debt experience. The Company has provided reserves for doubtful accounts as of September 30, 2006 in the amount of $83,081 that the Company believes are adequate.

(5)   Inventories:

Inventories consist of finished goods of $647,823, raw material of mature timber of $647,953, and work in process in the amount of $768,912 at September 30, 2006.

(6)   Plant, Property and Equipment:

A summary at September 30, 2006 and 2005 are as follows:

2006
Land	$778,608
Buildings and improvements	1,244,453
Furniture, Machinery and equipment	1,025,414
Automobiles and trucks	47,508
3,095,983
Less accumulated depreciation	(520,956)
$2,575,027

Depreciation expense charged to operations totaled $238,569 and $242,367 respectively, for the years ended September 30, 2006 and 2005.

The Company had construction in progress amounting $289,740. The Company determined that the completion of the asset is uncertain due to lack of resources and impaired the full amount of construction in progress as of September 30, 2006.

(7)   Goodwill Impairment

The Company evaluates intangible assets and other long-lived assets for impairment, at a minimum, on an annual basis and whenever events or changes in circumstances indicate that the carrying value may not be recoverable from its estimated future cash flows. Recoverability of intangible assets, other long-lived assets and goodwill is measured by comparing their net book value to the related projected undiscounted cash flows from these assets, considering a number of factors including past operating results, budgets, economic projections, market trends and product development cycles. If the net book value of the asset exceeds the related undiscounted cash flows, the asset is considered impaired, and a second test is performed to measure the amount of impairment loss. The Company assessed the carrying value of goodwill in accordance with the requirements of SFAS #142 "Goodwill and Other Intangible Assets". Based on its assessment, the Company determined that $915,434 of goodwill relating to its acquisition of BOTT & Gulfgate is impaired at September 30, 2006

(8)   Investments in Can Am Ethanol One, Inc.:

Can Am was created to manufacture, own and operate one ethanol production facility in British Columbia, Canada in November 2004. In June 2005, the Company made CN$75,000 at risk deposit to open escrow toward purchase of 2,150 acres of land intended to serve as a plant site in British Columbia, Canada (“Purchase Agreement”). This project was discontinued. As of September 30, 2006 the Company impaired this investment deposit.

(9)   Business Lines of Credits - Bott:

Bott previously maintained three lines of credits with a bank in Houston, Texas. The credit lines were evidenced by three promissory notes, a Business Loan Agreement and certain commercial guarantees issued in favor of the bank. The material terms of these agreements follow:

In May 2004, Bott entered into a promissory note with a bank whereby Bott could borrow up to $250,000 over a three year term. The note required monthly payments of one thirty-sixth (1/36) of the outstanding principal balance plus accrued interest at the Bank's prime rate plus 1.0 percent.

In June 2004, Bott executed a promissory note ("Note") with a bank whereby Bott could borrow up to $600,000, at an interest rate equal to the bank's prime rate. The Note provided for monthly payments of all accrued unpaid interest due as of the date of each payment. The Note further provided for a balloon payment of all principal and interest outstanding on the Note's one year anniversary. The Company informed the bank that it would not renew the line of credit and negotiated a long-term promissory note.

This replacement promissory note was finalized in December 2005, for $372,012 at a variable interest rate equal to the bank's prime rate. The note provides for five monthly principal payments of $3,092 and a final payment of the remaining principal and interest in June 2006.

The Agreements and Notes are secured by the inventory, chattel paper, accounts receivable and general intangibles. The Agreements and Notes are also secured by the personal performance guarantees of certain executives of the Company (Commercial Guarantees). All amounts related to Bott’s outstanding promissory notes totaled $496,877 on September 30, 2006.

(10)        Business Line of Credit - Gulfgate:

In June 2002, Gulfgate executed a promissory note (“Note”) with a bank that allowed Gulfgate to borrow up to $200,000 at an interest rate equal to the bank’s prime rate, or a minimum interest rate of 5.00% per annum, whichever was greater. The Note provided for monthly payments of all accrued unpaid interest due as of the date of each payment. The Note remains in force and effect until the bank provides notice to Gulfgate that no additional withdrawals are permitted (Final Availability Date). Thereafter, payments equal to either $250 or the outstanding interest plus one percent of the outstanding principal as of the Final Availability Date are due monthly until the Note is repaid in full. The Note allows for prepayment of all or part of the outstanding principal or interest without penalty. The Note is secured by Gulfgate’s accounts with the bank, and by Gulfgate’s inventory, chattel paper, accounts receivable, and general intangibles. The Agreement is also secured by the performance guarantees of Mr. Mark Trumble, Mr. Lawrence Weisdorn and the Company. Amounts outstanding at September 30, 2006 totaled $171,539.

(11)        Liability to be satisfied through the issuance of shares

In September, 2006, the Company incurred a liability for stock subscribed in the amount of $1,194,376. The Company sold 670,000 shares of its common stock for $1,005,000 via a private placement offering through SW Bach & Company, a New York securities dealer. The Company anticipates satisfying its private placement obligations through issuance of common stock to stockholders as soon as the Company completes its SB-2 registration with the Securities & Exchange Commission.

The Company sold 277,978 shares of its common stock for $180,000 via another private placement offering from June through August 2006. The remainder $9,376 for 6,298 shares are for services rendered during the fiscal year. The Company intends to satisfy its obligations through issuance of common stock to stockholders in January 2007.

(12)        Long-Term Debts:

Promissory Notes:

In May 2003, Bott executed a promissory note with a bank in the amount of $26,398 at an interest rate equals to four point fifty five percent (4.55%) for a vehicle purchase. The term of the note is for fifty-nine (59) months at $494 per month. Balance outstanding at September 30, 2006 was $10,143.

Mortgage:

On May 31, 2002, Gulfgate entered into a $140,000 promissory note (“Note”) with a bank in connection with the refinancing of Gulfgate’s real estate. The Note bears a fixed interest rate of seven percent (7.00%) per annum. The Loan provided for fifty-nine monthly payments of $1,267 due beginning July 2002 and ending June 2007. The Note may be prepaid without fee or penalty and is secured by a deed of trust on Gulfgate’s realty. Balance outstanding at September 30, 2006 was $19,724.

Loans from stockholders:

In September 2005, Daniel K. Moscaritolo, COO and Director, and James A. Latty, CEO and Chairman, (“Lenders”) each loaned the Company, $95,800 (collectively, $191,600). The transactions are evidenced by two notes dated November 1, 2005 (hereinafter, “Notes”). The terms of the Notes require repayment of the principal and interest, which accrues at a rate of ten percent (10%) per annum on May 1, 2006. The Notes are accompanied by Security Agreements that grant the Lenders a security interest in all personal property belonging to the Company, as well as granting an undivided ½ security interest in all of the Company’s right title and interest to any trademarks, trade names, contract rights, and leasehold interests. Balance outstanding at September 30, 2006 was $147,163. The interest recorded was $17,563 for the year ended September 30, 2006.

Financing Lease Agreements:

In September 2002, Gulfgate entered into a non-cancelable debt financing agreement (“Agreement”) with the bank’s leasing corporation for the financing of certain equipment and a paint booth. The Agreement calls for the payment of forty-eight (48) monthly installment payments of $1,556 beginning September 2002 at the interest rate of 6.90 percent per annum. Balance was paid at September 30, 2006.

Convertible Loan Payable:

In September 2004, the Company entered into a convertible loan with an investor. The principal amount of the convertible loan payable is $150,000 at an interest rate of 8% per annum paid quarterly. The loan is convertible into common stock at any time within two (2) years (24 months) starting September 3, 2004 at the conversion price of $2.20 or 68,182 shares. Each share converted entitles the holder to purchase one additional share of stock at an exercise price of $3.30 within the ensuing 12 months.

At the end of September 30, 2006 the loan has not been converted into common stock, the principal amount became due and payable.

Summary of long-term notes payable and financing lease are as follow:

Promissory notes for automobile	$10,143
Mortgage payable	19,724
Convertible loan	150,000
Less current portion	179,867
Long-term	168,267
$11,600

(13)         Income Taxes:

The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards No. 109 ("SFAS 109"). Under SFAS 109, deferred income tax assets or liabilities are computed based on the temporary difference between the financial statement and income tax bases of assets and liabilities using the currently enacted marginal income tax rate. Deferred income tax expenses or credits are based on the changes in the deferred income tax assets or liabilities from period to period. Deferred tax assets may be recognized for temporary differences that will result in deductible amounts in future periods and for loss carry forwards. A valuation allowance is recognized if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax asset will not be realized.

There is no provision for income taxes for the periods presented. Net operating loss carry forwards have been offset in their entirety by a valuation allowance. The reconciliation of the effective income tax rate to the Federal statutory rate is as follows:

	2006	2005
Federal income tax rate	35.0%	35.0%
State income tax rate	6.0%	6.0%
Current year losses: loss for which no current benefit is provided	(41.0)	(41.0)
Effective Income Tax Rate	0%	0%

The deferred tax asset results from net operating loss carry forwards of approximately $9.2 million of which $0.2 million expires in 2017; $0.7 million expires in 2018; $2.3 million expires in 2019; $2.3 million expires in 2020, and $3.6 million expires in 2021. The resulting tax benefit of approximately $2.3 million is completely offset by a valuation allowance because of uncertainties as to its realization.

(14)        Commitments:

The Company leases one facility for its operations under a lease agreement expiring December 31, 2008. The following is a schedule by years of future minimum base rental payments, excluding operating expenses, required under operating lease, which represents non-cancelable lease terms in excess of one year as of September 30, 2006:

On April 30, 2005, the Company entered into a vehicle lease agreement. The agreement provided for a $25,000 down payment and thirty-eight (38) monthly payments of $2,884 due on the 1st of each month.

Facility and vehicle leases:
2007	$182,777
2008	174,124
2009	37,041
$393,942

Lease expenses amounted to $151,275 and $151,275 for the years ended September 30, 2006 and 2005 respectively.

The Company has employment agreements with certain key executives through 2007 providing aggregate annual compensation of approximately $713,000.

(15)        Warrants and Employee Stock Options:

Warrants outstanding
	Number	Average Exercise Price
Outstanding at beginning of the year	910,183	$2.65
Granted during the year	2,230,182	2.26
Outstanding at end of the year	2,440,365	2.52
Exercisable at end of the year	380,000	2.26
Exercised during the year	0	-
Cancelled during the year	700,000	2.65

	Aggregate Intrinsic Value	Number of Warrants
Outstanding at September 30, 2005	$2,411,985	910,183
Granted	921,250	2,230,182
Exercised	-	-
Cancelled	-	700,000
Outstanding at September 30, 2006	$6,145,653	2,440,365

Significant Assumptions Used to Estimate Fair Value

The weighted-average assumptions used in estimating the fair value of warrants granted during the period, along with the weighted-average grant date fair values, were as follows: Expected volatility: 145%; average expected life in years: 3; average risk free interest rate: 6% and dividend yield: 0%

Employee Stock Options:

In connection with the employment agreements, the Company has granted options to certain key employees to acquire common stock of the Company (“Options”).

The number of weighted average exercise prices of all options granted for the years ended September 30, 2006 are as follows:

	Number	Average Exercise Price
Outstanding at beginning of the year	4,428,044	$3.00
Granted during the year	300,000	1.65
Outstanding at end of the year	4,443,044	1.81
Exercisable at end of the year	3,893,720	1.81
Exercised during the year	10,000	1.00
Cancelled during the year	275,000	1.83

Total options outstanding	4,443,044
Exercise prices	$3.35
Weighted average remaining life (years)	3

(16)        Stockholders’ Equity

On October 26, 2004 the Company issued 1,309,667 shares of its common stock to Mr. Mark Trumble in consideration for the purchase of 100% of the shares of Bott Equipment Company, Inc. and Gulfgate Equipment, Inc. in accordance with the Stock Purchase Agreement (“Agreement”) entered into by the Company and Mr. Trumble. The Agreement contains covenants in favor of Mr. Trumble that are secured with our promise to issue up to a total of 1,236,591 additional shares of our stock to Mr. Trumble in the event we fail to satisfy those covenants.

Effective May 8, 2006 the Company and Mr. Trumble amended the original Stock Purchase Agreement dated October 26, 2004 and agreed to, among other things, to issue 60,000 shares to Mr. Trumble in full and final satisfaction of all claims that Trumble has or may have to additional shares of the Company’s common stock as a result of any breach of, or failure to meet a milestone under the SPA.

As of the date of this report, the Company is obligated to issue 60,000 additional shares to Mr. Trumble. Additionally, certain outstanding covenants may require us to issue up to 370,977 additional penalty shares in the event that we fail to satisfy those covenants.

In its stock purchase agreement with Mr. Trumble, respecting the purchase of Gulfgate and Bott, the Company recognized that Trumble would sell 326,344 shares of its stock at a purchase price of approximately $607,000 to private parties, including a related party Lawrence Weisdorn, Sr., the CEO’s father and a stockholder and/or Weisdorn Sr.’s assignees pursuant to a written agreement between Trumble and Weisdorn Sr.. As part of the Company’s agreement with Mr. Trumble, the Company agreed that if Mr. Trumble failed to recognize $607,000, portions of which were due on specific dates following the closing date of the transaction, the Company agreed to issue up to 494,636 shares of restricted stock to Trumble.

In December 2004 the Company paid $75,000 to Mr. Mark Trumble in order to avoid the issuance of 61,829 Penalty Shares to Mr. Trumble. In January 2005, the Company paid Mr. Trumble $158,000 to avoid the issuance of 123,659 Penalty Shares to Mr. Trumble. Although the Company had no obligation to make these payments under its agreement with Mr. Trumble, it did have an obligation to issue penalty shares to Mr. Trumble if Mr. Trumble did not recognize these monies through the sale of stock. When the Company learned that the primary obligor, Mr. Lawrence Weisdorn Sr., was then unable to fulfill his contractual obligations to Mr. Trumble, the Company believed that it was in the stockholder’s best interests to avoid dilution by making these payments and seeking to recoup the monies paid by the Company from Mr. Weisdorn Sr. at a later date. As of this date the company has received $185,000 from Lawrence Weisdorn Sr. The Company believes that it will recover some or all of the remaining balance, $48,000, before the close of the next quarter. The Company is obligated to issue to Mr. Trumble 247,318 Penalty Shares because Mr. Trumble did not recognize $307,000 within 60 days of the close of the acquisition. Finally, the Company is obligated to issue to Mr. Trumble an additional 123,659 Penalty Shares since the Company did not receive $2,000,000 in gross equity funding within 120 days of the Closing Date. In summary, the Company’s obligation to issue penalty shares totaling 370,977 valued at $810,000 to Mr. Trumble has significantly increased goodwill.

On November 10, 2005, the Company entered into a stock purchase agreement with Mercatus & Partners, Limited, a private limited company of the United Kingdom (“Mercatus Limited”), for the sale of 1,530,000 shares of the Company’s common stock for a minimum purchase price of $0.73 per share (the “SICAV One Agreement), and another stock purchase agreement with Mercatus Limited also for the sale of 1,530,000 shares of the Company’s common stock for a minimum purchase price of $0.73 per share (the “SICAV Two Agreement” and together with the SICAV One Agreement, the “SICAV Agreements”). The shares offered and sold under the SICAV Agreements were offered and sold pursuant to a private placement that is exempt from the registration provisions of the Securities Act under Section 4(2) of the Securities Act pursuant to Mercatus Limited’s exemption from registration afforded by Regulation S. Pursuant to the terms of the SICAV Agreements, the Company issued and delivered an aggregate number of 3,060,000 shares of the Company’s common stock within five days of the execution of the respective SICAV Agreements to a custodial lock box on behalf of Mercatus Limited for placement into two European SICAV funds. The SICAV Agreements provided Mercatus Limited with up to 30 days after the delivery of the shares of the Company’s common stock to issue payment to the Company. If payment for the shares was not received by the Company within 30 days of the delivery of the shares, the Company had the right to demand the issued shares be returned.

On November 12, 2005, the Company also entered into another private stock purchase agreement with Mercatus & Partners, Limited, a private limited company of the United Kingdom (“Mercatus Limited”) for the sale of 170,000 shares of the Company’s common stock for a minimum purchase price of $0.82 per share (the “Private SICAV One Agreement”) and another private stock purchase agreement with Mercatus LP also for the sale 170,000 shares of the Company’s common stock for a minimum purchase price of $0.82 per share (the “Private SICAV Two Agreement” and with the Private SICAV One Agreement, the “Private SICAV Agreements”). The shares offered and sold under the SICAV Agreements were offered and sold pursuant to a private placement that is exempt from the registration provisions of the Securities Act under Section 4(2) of the Securities Act pursuant to Mercatus Limited’s exemption from registration afforded by Regulation S. Pursuant to the terms of the Private SICAV Agreements, the Company issued and delivered an aggregate amount of 340,000 shares of the Company’s common stock within five days of the execution of the respective Private SICAV Agreements to a custodial lock box on behalf of Mercatus Limited for placement into a European bank SICAV fund. Subject to a valuation of the shares, Mercatus LP had up to 30 days after the delivery of the shares of the Company’s common stock to issue payment to the Company. If payment was not received by the Company within 45 days of the issuance of the shares to Mercatus Limited, the Company had the right to demand the issued shares be returned.

In a letter to Mercatus dated April 13, 2006 the Company declared Mercatus to be in material breach of the above Private Purchase Agreements due to non-payment, terminated the Agreements in their entirety and exercised its right to demand the return of all the shares. All 3,400,000 shares were returned to the Company’s treasury in August 2006.

On December 13, 2005 the Company issued and delivered 129,054 shares of the Company’s common stock for $106,000.

During the month of December 2005, the Company issued and delivered an aggregate amount of 8,254 shares of the Company’s common stock to three consultants for services valued at approximately $16,000.

The Company sold 2,013,510 shares of its common stock for $1,534,963 via another private placement offering from February through June 2006, net of underwriting fees of $108,915. The Company satisfied its obligations through issuance of common stock to stockholders in June 2006.

The company issued warrants to the underwriters to purchase 310,000 shares of its common stock at a price of $1.60 per share. The proceeds from the issuance of the 2,013,510 shares were recorded net of the fair value of the warrants and the underwriter’s fees. The fair value of the warrants, $419,639 was calculated using the Black Scholes option pricing model using the following assumptions: risk free rate of return of 6%, volatility of 145%, dividend yield of 0% and expected life of 3 years.

(17)        Resignation of Executive Officer and Board Member:

On October 17, 2005, the Company and its officers filed a complaint against Lawrence Weisdorn, Jr. (“Weisdorn), the Company’s former Chief Executive Officer and Chairman of the Board of Directors, Lawrence Weisdorn, Sr. (“Weisdorn Sr.” and together with Weisdorn, the “Weisdorn Parties”), Nathan Drage (“Drage”) and Drage related parties in the Superior Court of the State of California for Los Angeles County, alleging claims for, among other things, breaches of Nevada and federal law and breach of fiduciary duty (the “Action”). The Company’s claims were based in substantial part on allegations of the unauthorized issuance of shares of the Company’s predecessor’s common stock in December 2003, prior to the reverse acquisition and merger with CA MEMS, which was finalized in February 2004. The Company sought an injunction preventing the Weisdorn Parties and Drage and his related parties from selling or transferring any of the shares of the Company’s common stock issued in December 2003, the return of the shares to the Company for cancellation and monetary damages.

On November 3, 2005, the Weisdorn Parties filed a cross-complaint against the Company and its officers, alleging claims for, among other things, breach of employment agreement, libel and indemnification (the “Weisdorn Counterclaim”). The Weisdorn Parties’ claims were based in part on assertions by Weisdorn that he was improperly terminated without cause from his positions with the Company in June 2005, and that he was entitled to indemnification pursuant to Nevada corporation laws in connection with the Action. The Weisdorn Parties sought monetary damages.

On December 15, 2005, the Company and its officers entered into a Settlement Agreement and Release with the Weisdorn Parties and other Weisdorn related parties, effective as of July 1, 2005 (the “Settlement Agreement”), pursuant to which the parties agreed to, among other things, dismiss the Action as it related to the Weisdorn Parties, dismiss the Weisdorn Counterclaim, mutually release all claims and mutually indemnify the other parties from certain claims. Weisdorn also agreed to deliver a letter of resignation to the Company, confirming his resignation as Chief Executive Officer and Chairman of the Board of Directors of the Company as of June 25, 2005 and clarifying and confirming the terms of his separation from the Company. The Weisdorn Parties and other Weisdorn related parties further agreed to deliver to the Company all shares or rights to shares of the Company’s common stock owned by such parties. The net stock returned to the Company by the Weisdorn parties was 2,699,684 shares, not including 670,000 shares of the Company’s common stock to be held by the Company in an account for the benefit of the Weisdorn Parties (the “Retained Stock”), which Retained Stock will be sold for the benefit of the Weisdorn Parties pursuant to the terms set forth in the Settlement Agreement. The Company has the option to purchase any portion of the Retained Stock at a price determined according to the terms of the Settlement Agreement. The Company also agreed to assume the obligations of the Weisdorn Parties to purchase certain shares of the Company’s common stock from Mark Trumble, and the Weisdorn Parties assigned to the Company their interests in their rights, if any, purchase such shares (the Trumble Claims).

The Settlement Agreement did not in any way affect claims brought in the Action by the Company and its officers against Drage and the Drage-related entities. However, on January 13, 2006, Drage and Adrian Wilson verbally agreed to a settlement in principle with the Company, which the parties have memorialized. In connection with the verbal agreement to a settlement, the Company and its officers filed a Request for Dismissal without prejudice of all claims against Drage and the Drage-related entities on January 13, 2006.

(18)         Legal settlement:

On December 15, 2005, the Company and its officers entered into a Settlement Agreement and Release with the Weisdorn Parties and other Weisdorn related parties, effective as of July 1, 2005 (the “Settlement Agreement”), pursuant to which the Weisdorn Parties and other Weisdorn related Parties agreed to deliver to the Company all shares or rights to shares of the Company’s common stock owned by such parties. The net common stock returned to the Company by the Weisdorn parties and other Weisdorn related parties was 2,699,684 shares.

The fair value of 2,669,684 shares of the Company’s common stock at December 15, 2005 was $3,779,558. The per share closing price of the Company’s stock at December 15, 2005 was $1.40.

(19)         Assignment of the Trumble Claims:

The Company and the Weisdorn Parties further agreed the Weisdorn Parties, and each of them; assigned to the Company any and all rights or interest they, or any of them, have in or to the Trumble Claims. On December 15, 2005, the Company assumed Weisdorn Sr.’s obligation to purchase 165,054 shares from Mr. Trumble at $1.86 per share for a total liability of $307,000. The fair value of this obligation at December 15, 2005 is $231,076 (165,054 shares at $1.40 per share) with the difference charged to other income ($75,924).

(20)        Contingencies and Subsequent Events:

A.  Appointment of Director

Effective October 18, 2006, Mr. Steven Newsom was appointed to the Board of Directors of the Company. As of November 15, 2006, the Board of Directors is comprised of two members, Mr. Newsom and James A. Latty.

Pursuant to his appointment, Mr. Newsom and the Company entered into a Consulting Agreement. Pursuant to the Consulting Agreement, Mr. Newsom shall receive the following: (i) the sum of $20,000, (ii) the sum of $4,000 per month payable on the first day of each month during his tenure as a member of the Company's Board of Directors, (iii) an additional $2,000 per trip, if Mr. Newsom makes more than three trips (per quarter) to attend meetings on Company's business, (iv) $250 per hour for work performed for the Company over and above time spent on trips to attend meetings on Company's business, (v) travel expenses for trips to attend meetings on Company's business, and (vi) options for the purchase of up to 300,000 shares of common stock of the Company at an exercise price of $0.51 per share. The option period shall be 60 months from October 18, 2006.

B.  Securities Purchase Agreement with GCA Strategic Investment Fund Limited:

On October 31, 2006, the Company closed its Securities Purchase Agreement (the “Agreement”) with GCA Strategic Investment Fund Limited (“Purchaser”). The Company issued a $3,530,000 Convertible Note due October 31, 2009 (the “Note”), and the purchase price of the Note was $3,177,000 (ninety per cent of the principal amount of the Note). The Note does not bear interest except upon an event of default, at which time interest shall accrue at the rate of 18% per annum.

Security-The Note is secured by a first security position in all assets of the Company and its subsidiaries, Bott Equipment Company, Inc., a Texas corporation, and Gulfgate Equipment, Inc., in their inventory, equipment, furniture and fixtures, rental fleet equipment and any other of their assets wherever located except accounts receivable and assets solely attributable to their alternative fuel projects.

Registration Rights-The Company agreed to use its best efforts to file a registration statement to register the resale of the common shares issuable upon the conversion of the Note and exercise of the warrants (the “Conversion Shares”) by December 31, 2006. The Company will also use its best efforts to cause the registration statement to become effective within by January 31, 2007. If the registration statement is not timely filed, the Company owes Purchaser liquidated damages in the amount of 1% of the principal amount of the then outstanding balance due under the Note for each 60-day period, prorated, until the registration statement is filed. If the registration statement is not declared effective within such 90 day period, the Company will owe Purchaser liquidated damages in the amount of 2% of the principal amount of the then outstanding balance of the Note for each 30-day period, prorated, until the registration statement is declared effective.

Conversion Price: The Note may be converted into Company's common shares. The conversion price will be 85% of the trading volume weighted average price, as reported by Bloomberg LP (the “VWAP”), for the five trading days immediately prior to the date of notice of conversion. During the first 30 days after the registration statement is effective registration the conversion price will not be less than $0.47 (the “Floor Conversion Price”), nor greater than $0.61 (the “Ceiling Conversion Price”). For the ninety (90) day period following the Initial Pricing Period and each successive ninety (90) day period thereafter (each a “Reset Period”), the Floor Conversion Price shall be reduced by an amount equal to 40% of the lesser of (i) the Floor Conversion Price or (ii) the Closing Bid Price as reported by Bloomberg on the trading day immediately following the Initial Pricing Period or Reset Period, as the case may be, and the Ceiling Conversion Price shall be increased by an amount equal to 40% of the lesser of (y) the current Ceiling Conversion Price or (z) the closing bid price as reported by Bloomberg on the trading day immediately following the Initial Pricing Period or Reset Period as the case may be.

Prepayment-For so long as Company is not in default and Company is not in receipt of a notice of conversion from the holder of the Note, Company may, at its option, prepay, in whole or in part, this Convertible Note for a pre-payment price (the “Prepayment Price”) equal to the greater of (i) 110% of the outstanding principal amount of the Note plus all accrued and unpaid interest if any, and any outstanding liquidated damages, if any, or (ii) (x) the number of Company's common shares into which the Notes is then convertible, times (y) the average VWAP of Company's common shares for the five (5) trading days immediately prior to the date that the Note is called for redemption, plus accrued and unpaid interest.

Redemption-The Company may be required under certain circumstances to redeem any outstanding balance of the Note and the warrants. The redemption price under these circumstances of the outstanding balance due under the Note is equal to the greater of: (i) the Prepayment Price or (ii) (x) the number of Company's common shares into which the unpaid balance due under the Note is then convertible, times (y) the five (5) day VWAP price of Company's common shares for the five trading days immediately prior to the date that the unpaid balance due under the Note is called for redemption, plus accrued and unpaid interest, if any.

Warrant-The Company issued warrants to purchase 1,000,000 shares of its common stock. These warrants are callable if the common stock trades at a price equal to 200% of the strike price of the warrants based on any consecutive five day trading average VWAP value. The warrants have a term of five years and an exercise price of $0.66 (120% of the average five day VWAP price for Company's common stock for the five trading days immediately prior to October 31, 2006).

Company paid an application fee to Global Capital Advisors, LLC (“Adviser”), Purchaser's adviser, from the proceeds of the funding in an amount equal to one percent of the funding, excluding warrants. Additionally, Company issued to Adviser on warrant to purchase 500,000 shares of Company's common stock. These warrants have a term of five years and have an initial fixed exercise price of $0.66 (120% of the five day VWAP for the five trading days immediately prior to October 31, 2006).

The proceed received from this agreement were used to pay off all notes payable to third party listed under Footnotes 9, 10 and 12. Major disbursements included three notes payable to a bank (Notes 9 and 10) totaling $668,030; auto and property loans totaling $40,561; convertible loan $150,000; and $307,000 related to the First amended stock purchase agreement with Mark Trumble (Note 3), and Daniel Moscaritolo (see section F).

C.  Amendments to Articles of Incorporation and Bylaws

On December 5, 2006, the Company filed Articles of Merger with the Secretary of State of Nevada in order to effectuate a merger whereby the Company (as MEMS USA, Inc.) would merge with a newly formed wholly-owned subsidiary, Convergence Ethanol, Inc., as a parent/ subsidiary merger with the Company as the surviving corporation. This merger, which became effective as of December 5, 2006, was completed pursuant to Section 92A.180 of the Nevada Revised Statutes. Stockholder approval to this merger was not required under Section 92A.180. The purpose of this merger was to change the Company's name to "Convergence Ethanol, Inc."

D.  Resignation and termination of Daniel Moscaritolo as a director and officer:

On December 14, 2006, the Company filed a lawsuit in the United States District Court, Central District of California, Western Division (Case No.: CV06-07971) against Daniel Moscaritolo for violations of the Securities Exchange Act of 1934, declaratory relief, breach of fiduciary duty, intentional interference with contract, and conversion arising out of Mr. Moscaritolo's improper actions to wrest control of the Company by soliciting proxies for a stockholder vote to take over the Company.

On December 15, 2006, Mr. Moscaritolo and Mr. Hemingway, individually, and purporting to act derivatively on behalf of the stockholders of the Company, filed a lawsuit in Nevada State Court, County of Washoe (Case No.: CV0603002) against Dr. Latty and Mr. York for injunctive relief, declaratory relief, receivership, and accounting relating to the failed effort to remove them from the Board of Directors of the Company and seeking a court order approving their removal (the “Moscaritolo Action”). The Moscaritolo action has been dismissed, but on January 9, 2007 he filed a second lawsuit in Nevada State Court against the Company, Dr. Latty, and Mr. Newsom for injunctive relief to hold Annual Stockholders Meeting.

The Company intends to pursue the claims set forth in the Company Action and to oppose the claims set forth in the Second Moscaritolo Action.

E.  Repayment of loan to Daniel Moscaritolo

On October 31, 2006 Mr. Daniel Moscaritolo demanded repayment of the remainder balance of his loans to the Company. He was paid a sum of $54,358 of which $8,558 was for accrued interest.

CONVERGENCE ETHANOL, INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE QUARTER ENDED DECEMBER 31, 2006

CONVERGENCE ETHANOL, INC. (fka Mems USA, Inc.)
Consolidated Balance Sheet
(Unaudited)

December 31, 2006
A S S E T S
Current assets:
Cash and cash equivalent	$169,306
Accounts receivable, net allowance for uncollectible of $144,060	1,534,644
Inventories, net	1,177,066
Other current assets	730,719
Total current assets	3,611,735
Plant, property and equipment, net	2,548,235
Other assets	721,703
Total assets	$6,881,673

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable and accrued expenses	$1,667,038
Current portion of long-term debt	8,044
Other liabilities	142,812
Loans from stockholders	103,108
Liability to be satisfied through the issuance of shares	1,200,375
Derivative liability	3,953,337
Total current liabilities	7,074,714
Long-term liabilities	13,446
Liability related to convertible note payable	876,228
Total liabilities	7,964,388
Minority interests	101,125
Stockholders' Deficit :
Common stock, $0.001 par value; 100,000,000 shares authorized; 20,256,938 shares issued and outstanding	20,257
Additional paid in capital	19,559,734
Accumulated deficit	(16,964,274)
Treasury stock (2,710,436 shares)	(3,799,558)
Total stockholders' deficit	(1,183,840)
Total liabilities and stockholders' deficit	$6,881,673
The accompanying notes are an integral part of these unaudited consolidated financial statements.

CONVERGENCE ETHANOL, INC. (fka Mems USA, Inc.)
Consolidated Statement of Operations
Three month periods ended December 31, 2006 and 2005
(Unaudited)

	2006	2005

Net Revenue	$3,947,772	$2,626,519
Cost of revenue	3,281,511	2,071,744
Gross profit	666,261	554,775
Selling, general and administrative expenses	1,387,825	1,321,547
Loss from operations	(721,564)	(766,772)
Other income (expenses)
Gain from change in derivative liability	543,469	-
Income due to legal settlement	-	3,703,634
Interest expense	(249,869)	(35,498)
Other income (expense)	(65,093)	12,217
Total other income	228,507	3,680,353
Income (loss) before minority interest	(493,057)	2,913,581
Loss attributable to minority interest	2,806	-
Net income (loss)	$(490,251)	$2,913,581

Net income (loss) per share, basic and diluted:
Weighted average number of shares outstanding, basic & diluted	17,610,368	18,439,506
Net income (loss) per share, basic & diluted	$(0.03)	$0.16

The accompanying notes are an integral part of these unaudited consolidated financial statements.

CONVERGENCE ETHANOL, INC. (fka Mems USA, Inc.)
CONSOLIDATED STATEMENT OF CASH FLOWS
Three Month Periods ended December 31, 2006 & 2005
(Unaudited)

	2006	2005
Cash flows used for operating activities:
Net income (loss)	$(490,251)	$2,913,581
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Income due to legal settlement	-	(3,703,634)
Depreciation and amortization	64,989	61,693
Stock base compensation, director and employee	85,894	-
Amortization of prepaid loan fees	47,864	-
Amortization of discount on convertible note	178,593
Gain from derivative liability	(543,469)	-
Common stock issued for services	6,000	10,000
Loss attributable to minority interest	(2,805)
Change in assets and liabilities:
Accounts receivable	(252,646)	(186,172)
Inventories	862,622	112,176
Other current assets	287,750	72,133
Accounts payable and accrued expenses	(1,714,428)	5,445
Other current liabilities	63,533	-
Total adjustments	(916,103)	(3,628,359)
Net cash used for operating activities	(1,406,354)	(714,778)
Cash flows from investing activities:
Purchase of property and equipment	-	(20,769)
Other assets	-	24,000
Net cash used for investing activities	-	3,231
Cash flows from financing activities:
Proceeds from convertible loan	3,177,000	-
Debts issuance cost	(476,370)	-
Lines of credit	(325,114)	-
Promissory notes payable	(365,245)	-
Current portion of long-term debt	(43,860)	(30,398)
Convertible loan	(150,000)	-
Payment due to legal settlement	(307,000)	-
Repayment of loan from stockholders	(64,300)	20,000
Net cash provided by (used in) financing activities	1,445,111	(10,398)
Net increase (decrease) in cash and cash equivalents	38,756	(721,945)
Cash and cash equivalents, beginning of period	130,550	828,153
Cash and cash equivalents, end of period	$169,306	$106,208

Supplemental disclosure of cash flow information:
Interest paid	$71,276	$35,498
Income taxes paid	$-	$-
Supplemental disclosure of non-cash financing activities:
Common stock issued for finder's fees for HEO property	$38,500	$-

The accompanying notes are an integral part of these unaudited consolidated financial statements.

CONVERGENCE ETHANOL, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE QUARTER ENDED DECEMBER 31, 2006 (UNAUDITED)

1)    Organization and Summary of Significant Accounting Policies:

Organization

Convergence Ethanol, Inc. formerly known as MEMS USA, Inc. (the “Company” or “we”) has been incorporated in November, 2002; The Company changed its name to Convergence Ethanol, Inc. in November 2006. The Company’s mission is to support the energy industry in producing cleaner burning fuels. Each of our subsidiaries has a specific eco-energy focus: (1) development of a woodwaste to bio-renewable fuel-grade alcohol/ethanol project (HEO); (2) selling engineered products (Bott); and (3) engineering, fabrication and sale of eco-focused energy systems (Gulfgate).

Subsidiaries:

The Company is comprised of three wholly owned subsidiaries, California MEMS USA, Inc., a California Corporation (“CA MEMS”), Bott Equipment Company, Inc. (“Bott”), a Texas Corporation, and Gulfgate Equipment, Inc. (“Gulfgate”) a Texas Corporation, and a majority interest (87%) of Hearst Ethanol One, Inc., a Federal Canadian Corporation (“HEO”).

 CA Mems
CA MEMS engineers, designs and oversees the construction of “” (“IFS”) for the gas and oil industry. The Company’s IFS systems are fully integrated and are composed of a “Smart Backflush Filtration System” with an integral electronic decanting system, a carbon bed filter and an ion-exchange resin bed system.

Bott

Bott is a stocking distributor for premier lines of industrial pumps, valves and instrumentation. Bott specializes in the construction of aviation refueling systems for helicopter refueling on oil rigs throughout the world. Bott and Gulfgate have a combined direct sales force as well as commissioned sales representatives that sell their products.

Gulfgate

Gulfgate engineers, designs, fabricates and commissions eco-focused energy systems including particulate filtration equipment for the oil and power industries. Gulfgate also makes and sells vacuum dehydration and coalescing systems that remove water from hydrocarbon oils. Gulfgate maintains and operates a rental fleet of filtration and dehydration systems.

HEO - Hearst Ethanol One

In December 2005, the Company incorporated Hearst Ethanol One, Inc., a Federal Canadian Corporation (“HEO”). Since that time, HEO has acquired 720 acres in Hearst, Ontario, Canada together with approximately 1.3 million cubic meters of woodwaste. The property was purchased to provide the site and the biomass material to produce bio-renewable fuel-grade alcohol/ethanol from woodwaste. HEO has obtained construction and zoning permits. The Company currently owns 87% of HEO.

Fair Value of Financial Instruments:

The Company measures its financial assets and liabilities in accordance with accounting principles generally accepted in the United States of America. For certain of the Company's financial instruments, including accounts receivable (trade and related party), notes receivable and accounts payable (trade and related party), and accrued expenses, the carrying amounts approximate fair value due to their short maturities.

Use of Estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Concentration of Credit Risk:

The Company's financial instruments that are exposed to concentrations of credit risk consist primarily of cash and accounts receivable. The Company maintains cash with various major financial institutions and performs evaluations of the relative credit standing of these financial institutions in order to limit the amount of credit exposure with any institution. The Company extends credit to customers based upon an evaluation of the customer's financial condition and credit history and generally requires no collateral. The Company's customers are principally located throughout North America, and their ability to pay amounts due to the Company may be dependent on the prevailing economic conditions of their geographic region. Management performs regular evaluations concerning the ability of its customers to satisfy their obligations and records a provision for doubtful accounts based on these evaluations. The Company's credit losses for the periods presented are insignificant and have not significantly exceeded management's estimates.

Cash and Cash Equivalents:

All highly liquid investments maturing in three months or less when purchased are considered as cash equivalents.

Accounts Receivable:

In the normal course of business, the Company provides credit to customers. We monitor our customers’ payment history, and perform credit evaluation of their financial condition. We maintain adequate reserves for potential credit losses based on the age of the receivable and specific customer circumstance.

Inventories:

Inventories are valued at the lower of cost (first-in, first-out) or market value and have been reduced by an allowance for excess, slow-moving and obsolete inventories. The estimated allowance is based on Management's review of inventories on hand compared to historical usage and estimated future usage and sales. Inventories under long-term contracts reflect accumulated production costs, factory overhead, initial tooling and other related costs less the portion of such costs charged to cost of sales and any un-liquidated progress payments. In accordance with industry practice, costs incurred on contracts in progress include amounts relating to programs having production cycles longer than one year, and a portion thereof may not be realized within one year.

Property and Equipment:

Property and equipment are stated at cost. Depreciation of equipment is provided for by the straight-line method over their estimated useful lives ranging from three to ten years for equipment and 28 to 30 years for plants.

Impairment of Long-Lived Assets

The Company adopted Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"), which addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes SFAS No. 121,"Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations for a Disposal of a Segment of a Business." The Company periodically evaluates the carrying value of long-lived assets to be held and used in accordance with SFAS 144. SFAS 144 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amounts. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair market value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair market values are reduced for the cost of disposal.

Accounts Payable and accrued expenses:

Accounts payable and accrued expenses includes trade accounts payable of $1,132,980 for the three month periods ended December 31, 2006 and accrued expenses of $534,059 respectively.

Revenue Recognition:

The Company’s revenue recognition policies are in compliance with Staff accounting bulletin (SAB) 104. Sales revenue is recognized at the date of shipment to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectibility is reasonably assured. Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as unearned revenue.

Advertising Costs:

The Company expenses the cost of advertising as incurred. The advertising expense charged against operations for the three month periods ended December 31, 2006 and 2005 were $3,798 and $5,561 respectively.

Income Taxes:

The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards No. 109 ("SFAS 109"). Under SFAS 109, deferred income tax assets or liabilities are computed based on the temporary difference between the financial statement and income tax bases of assets and liabilities using the currently enacted marginal income tax rate. Deferred income tax expenses or credits are based on the changes in the deferred income tax assets or liabilities from period to period. Deferred tax assets may be recognized for temporary differences that will result in deductible amounts in future periods and for loss carry forwards. A valuation allowance is established if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax asset will not be realized.

Earnings Per Share:

Basic earnings (loss) per share are computed by dividing net income (loss) attributable to common stockholders by the weighted average number of common shares outstanding. Diluted earnings (loss) per share is computed similar to basic earnings (loss) per share except that the denominator is increased to include the number of additional shares of common stock that would have been outstanding if the potential shares of common stock equivalents had been exercised and issued and if the additional common shares were dilutive. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company. There were 87,919 shares of common stock equivalents for the three month period ended December 31, 2006 which were excluded because they are not dilutive. Common stock equivalents includes, but is not limited to warrants, stock options, convertible notes, etc.

Stock-based compensation

The Company adopted SFAS No. 123 (Revised 2004), Share Based Payment (“SFAS No. 123R”), under the modified-prospective transition method on October 1, 2006. SFAS No. 123R requires companies to measure and recognize the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value. Share-based compensation recognized under the modified-prospective transition method of SFAS No. 123R includes share-based compensation based on the grant-date fair value determined in accordance with the original provisions of SFAS No. 123, Accounting for Stock-Based Compensation, for all share-based payments granted prior to and not yet vested as of October 1, 2006 and share-based compensation based on the grant-date fair-value determined in accordance with SFAS No. 123R for all share-based payments granted after October 1, 2006. SFAS No. 123R eliminates the ability to account for the award of these instruments under the intrinsic value method prescribed by Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and allowed under the original provisions of SFAS No. 123. Prior to the adoption of SFAS No. 123R, the Company accounted for our stock option plans using the intrinsic value method in accordance with the provisions of APB Opinion No. 25 and related interpretations.

As of December 31, 2006, the Company has adopted one share-based compensation plan which is described below~~.~~

MEMS USA, Inc. 2004 Stock Incentive Plan

The MEMS USA, Inc. 2004 Stock Incentive Plan, which was approved by the board of directors and stockholders, permits the grant of share options to officers, directors, employees, and consultants of the Company for up to 1,850,000 shares of common stock. The board of directors has the right to amend, suspend or terminate the MEMS USA, Inc. 2004 Stock Incentive Plan at any time. Unless sooner terminated by the board of directors, the MEMS USA, Inc. 2004 Stock Incentive Plan will terminate on December 31, 2007. As of December 31, 2006, under the 2004 plan the Company has granted options to purchase 1,297,500 shares of common stock under the MEMS USA, Inc. 2004 Incentive Plan, 345,000 of which have been forfeited leaving 952,500 outstanding, of which, 587,250 have vested.

The fair value of each option and warrant award is estimated on the date of grant using the Black-Scholes option-pricing model that uses the assumptions noted in the following table. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company’s stock options and warrants have characteristics significantly different from those of traded options, and because changes in the subjective assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options and warrants. The expected dividend yield assumption is based on the Company’s expectation of dividend payouts. Expected volatilities are based on historical volatility of the Company’s stock. The average risk-free interest rate is based on the U.S. treasury yield curve in effect as of the grant date. The expected life is primarily determined using guidance from SAB 107. As such, the expected life of the options and warrants is the average of the vesting term and the full contractual term of the options and warrants. In addition to the assumptions in the table, the Company applies a forfeiture-rate assumption in its estimate of fair value that is primarily based on historical annual forfeiture rates of the Company.

Three Months Ended December 31, 2006
Expected dividend yield	0.00%
Expected volatility	92.5% to 93.6%
Average risk-free interest rate	4.52% to 4.81%
Expected life (in years)	2.5 to 6

The Company did not issue stock options or warrants during the three months ended December 31, 2005.

During the three months ended December 31, 2006, $163,677 of employee and director compensation cost has been recognized from the grant and vesting of options, $85,893 of which has been charged against income, and $77,784 of which represents the unamortized portion of deferred director compensation cost. Deferred director compensation cost is being amortized on a straight-line basis over two years.

Stock Options and Warrants Issued to Third Parties for Services

The Company accounts for stock options and warrants issued to third parties for services in accordance with the provisions of the Emerging Issues Task Force (“EITF”) Issue No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods or Services”. Under the provisions of EITF 96-18, because none of the Company’s agreements have a disincentive for nonperformance, the Company records a charge for the fair value of the portion of the stock options and warrants earned from the point in time when vesting of the stock options and warrants becomes probable. Final determination of fair value of the stock options and warrants occurs upon actual vesting.

The Company did not issue stock options or warrants to third parties for services during the three months ended December 31, 2006 and 2005.

Stock Options Issued to Employees and Directors for Compensation

Following is the Company’s stock option activity during the three months ended December 31, 2006:

On October 1, 2006, the date the Company adopted SFAS 123R, the Company had outstanding options to purchase 1,884,358 shares of common stock with officers, directors and employees. Of these options, 1,000,000 vested immediately and the remainder vest over 3 years. The options have exercise prices ranging from $0.90 to $2.70 per share, and expire in 10 years. Of these options, 539,324 were unvested on October 1, 2006 with an unrecognized unvested grant date fair value of $527,858. During the three months ended December 31, 2006, $328,887 of the unrecognized unvested fair value of these options was forfeited, the Company recorded officer, director and employee compensation of $71,609 relating to these options, and $127,363 remained unrecognized as of December 31, 2006.

On October 18, 2006, the Company issued options to purchase 300,000 shares of common stock to a director. The options vested upon issuance, have an exercise price of $0.51 per share, and expire in 5 years. The fair value of these options on the date of grant amounted to $86,829, was recorded as deferred director compensation, and is being amortized over two years on the straight-line method. Amortization of this deferred director compensation amounted to $9,045 during the three months ended December 31, 2006. The unamortized deferred director compensation amounted to $77,784 at December 31, 2006.

On November 1, 2006, the Company issued options to purchase 300,000 shares of common stock to an officer. The options vest over 3 years, have an exercise price of $0.45 per share, expire in 10 years, and also vest the day before any merger or acquisition of more than 50% of the Company’s capital stock, or the purchase of substantially all of the Company’s assets, by a third-party. The fair value of these options on the date of grant amounted to $104,792 and is being recognized on a straight-line basis over the requisite service period. The Company recorded officer compensation of $5,240 relating to these options during the three months ended December 31, 2006.

The Company did not issue stock options to employees and directors for compensation during the three months ended December 31, 2005.

Prior to October 1, 2006, the Company accounted for its stock options in accordance with the intrinsic value provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”). Under APB 25, the difference between the quoted market price as of the date of grant and the contractual purchase price of shares was recognized as compensation expense over the vesting period on a straight-line basis. The Company did not recognize compensation expense in its consolidated financial statements for stock options as the exercise price was not less than 100% of the fair value of the underlying common stock on the date of grant.

The following table illustrates the effect on net income and net income per share had the Company recognized compensation expense consistent with the fair value provisions of SFAS No. 123 “Accounting for Stock-Based Compensation”, as amended by SFAS 148 “Accounting for Stock-Based Compensation Transaction and Disclosure - An Amendment to SFAS 123, prior to the adoption of SFAS 123R:

Three Months Ended December 31, 2005
Net income, as reported	$2,913,581
Deduct: Total stock-based employee compensation expenses determined under the fair value Black-Scholes method with a 128% volatility at December 31, 2005 and a 6% risk free rate of return assumption	(175,664)
Pro forma net income	$2,737,917
Income per share:
Weighted average shares, basic	18,439,506
Basic, pro forma, per share	$0.15

Weighted average shares, diluted	19,131,642
Diluted, pro forma, per share	$0.14

A summary of option activity relating to employee and director compensation as of December 31, 2006, and changes during the three months then ended is presented below:

Options	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at October 1, 2006	1,884,358	$1.85		$20,000
Granted	600,000.48			-
Exercised	-	-		-
Forfeited	(345,000)	1.50		-
Converted	-	-		-
Expired	-	-		-
Canceled	-	-		-
Outstanding at December 31, 2006	2,139,358	$1.52	7.60	$132,000

Exercisable at December 31, 2006	1,758,696	$1.65	7.25	$64,500

A summary of the status of the Company’s non-vested option shares relating to employee and director compensation as of December 31, 2006, and changes during the three months then ended is presented below:

Non-vested Options	Shares	Weighted-Average Grant-Date Fair Value
Non-vested at October 1, 2006	539,324	$1.25
Granted	300,000	$0.35
Vested	(143,662)	$1.16
Forfeited	(315,000)	$1.09
Non-vested at December 31, 2006	380,662	$0.70

As of December 31, 2006, there was approximately $227,000 of total unrecognized compensation cost related to non-vested option share-based compensation arrangements. Of the amount, $133,000 is expected to be recognized throughout the remainder of fiscal year ending September 30, 2007, and $49,000 and $45,000 is expected to be recognized throughout fiscal years ending September 30, 2008 and 2009, respectively.

A summary of warrant activity relating to compensation to consultants as of December 31, 2006, and changes during the three months then ended is presented below:

Warrants	Shares	Weighted- Average Exercise Price	Weighted-Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at October 1, 2006	822,000	$2.61		$-
Granted	-	$-		-
Exercised	-	$-		-
Forfeited	-	$-		-
Converted	-	$-		-
Expired	-	$-		-
Canceled	-	$-		-
Outstanding at December 31, 2006	822,000	$2.61	2.13	$-

Exercisable at December 31, 2006	822,000	$2.61	2.13	$-

All of the Company’s warrants were fully vested as of October 1, 2006.

Interim Financial Statements:

The accompanying unaudited consolidated financial statements for the three months ended December 31, 2006 and 2005 include all adjustments (consisting of only normal recurring accruals), which, in the opinion of management, are necessary for a fair presentation of the results of operations for the periods presented. Interim results are not necessarily indicative of the results to be expected for a full year. These unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements for the year ended September 30, 2006 included in the Company’s 2006 Annual Report.

Going Concern:

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplates the Company as a going concern. However, the Company has sustained net losses of $16,964,274 and has used substantial amounts of working capital in its operations. Realization of a major portion of the assets reflected on the accompanying balance sheet is dependent upon continued operations of the Company which, in turn, is dependent upon the Company's ability to meet its financing requirements and succeed in its future operations. Management believes that actions presently being taken to revise the Company's operating and financial requirements provide them with the opportunity for the Company to continue as a going concern. We will continue to raise additional cash through debt or equity financings in 2007 in order to meet our working capital requirements.

Derivative Instruments

In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” SFAS No. 133, as amended by SFAS No. 137, is effective for fiscal years beginning after June 15, 2000. SFAS No. 133 requires the Company to recognize all derivatives as either assets or liabilities and measure those instruments at fair value. It further provides criteria for derivative instruments to be designated as fair value, cash flow and foreign currency hedges and establishes respective accounting standards for reporting changes in the fair value of the derivative instruments. After adoption, the Company is required to adjust hedging instruments to fair value in the balance sheet and recognize the offsetting gains or losses as adjustments to be reported in net income or other comprehensive income, as appropriate.

Reclassifications

Certain reclassifications have been made to prior year amounts to conform to the current year presentation. These changes had no effect on reported financial positions or results of operations.

Recent Accounting Pronouncements:

In September 2006, FASB issued SFAS 158 Employers Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R). This Statement improves financial reporting by requiring an employer to recognize the over-funded or under-funded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This Statement also improves financial reporting by requiring an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. An employer with publicly traded equity securities is required to initially recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after December 15, 2006. An employer without publicly traded equity securities is required to recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after June 15, 2007. However, an employer without publicly traded equity securities is required to disclose the following information in the notes to financial statements for a fiscal year ending after December 15, 2006, but before June 16, 2007, unless it has applied the recognition provisions of this Statement in preparing those financial statements. The disclosures include a brief description of the provisions of this Statement; the date that adoption is required; and the date the employer plans to adopt the recognition provisions of this Statement, if earlier.

This statement is effective for fiscal year ending after December 15, 2008. Management has not determined the effect if any, the adoption of this statement will have on the financial statements.

(2)   Investments in Hearst Ethanol One, Inc.:
Hearst Ethanol One Inc. Agreement:

In December 2005, the Company incorporated Hearst Ethanol One, Inc., a Federal Canadian Corporation (“HEO”). On April 21, 2006 the Company completed the acquisition of 720 acres of real property, together with all biomass material located thereon. The site is located in the Township of Kendall, District of Cochrane, Canada, The property was purchased from C. Villeneuve Construction Co. LTD., a Canadian Corporation to provide the site and the biomass material for the construction and operation of bio-renewable woodwaste-to-fuel-grade alcohol/ethanol refinery to be owned by HEO.

Pursuant to the provisions of the Agreement, HEO issued ten point five percent (10.5%) of HEO’s common shares to Villeneuve as consideration for the transfer of the Property. At the close of the transaction, the Company owned 87% of the common stock of HEO.

Pursuant to a Memorandum of Understanding entered into on April 20, 2006 between HEO and Villeneuve to clarify the Agreement, Villeneuve shall be entitled to appoint one member of HEO’s board of directors for so long as Villeneuve is at least a ten percent (10%) stockholder of HEO.

Hearst Ethanol One Inc. Valuation:

The valuation based on the residual property valuation of the land is $253,070, building $88,574, raw material (mature timber) of $647,953 and Forest Waste Disposal license Bond $67,780. Also included in the valuation was the residual value of the biomass on the HEO site of US$11,461,362.

The other tangible and intangible assets owned by HEO include: a small rock quarry (and associated mineral rights) on the property, as well as a landfill license and permits as issued by the Government of Ontario Ministry of the Environment (“MOE”).

Writing off Inventory:

During the fourth quarter of last year the company wrote off the value of HEO’s inventory to a nominal amount. After conducting an asset evaluation review it was determined that no known market for the materials other than utilization in the Company’s planned manufacturing facility currently exists.

At September 30, 2006, HEO’s inventory with a gross value of US $11,461,362 was fully written off.

(3)   Business Acquisition:

On October 26, 2004 (“Closing Date”), effective October 1, 2004, the Company purchased 100% of the outstanding shares of two Texas corporations, Bott Equipment Company, Inc. (“Bott”) and Gulfgate Equipment, Inc. (“Gulfgate”) from their president and sole stockholder, Mr. Mark Trumble.

Under the terms of the stock purchase agreement, the Company acquired 100% of the shares of Bott and Gulfgate from Mr. Trumble for $50,000 in cash and 1,309,677 shares of the Company’s newly issued common stock.

The Company also agreed, to raise $2,000,000 in gross equity funding within 120 days of the Closing Date. The Company failed to achieve this milestone and issued Trumble an additional 123,659 shares of its restricted stock

During the first quarter of fiscal year 2005, the Company, in order to avoid the issuance of 61,829 penalty shares, paid $75,000 directly to Mr. Trumble. As of the date of this report the Company has received approximately $39,000 of the $75,000 from Mr. Weisdorn Sr. The Company has recorded this payment as a reduction to additional paid-in capital.

On December 15, 2005, the Company assumed Weisdorn Sr.’s obligation to purchase 165,054 shares from Mr. Trumble at $1.86 per share.

First amended stock purchase agreement with Mark Trumble

Effective May 8, 2006, the Company and its officers entered into a First Amended Stock Purchase Agreement and Release (“Agreement”) with Mark Trumble, amending that certain Stock Purchase Agreement dated September 1, 2004 (the “SPA”), pursuant to which the parties agreed to, among other things, Trumble agreed to release the Company from its obligations under the put, including any obligation to make the interest payment or to pay interest on any sum whatsoever, and release any security interest he claims in the real estate owned by Gulfgate and/or Bott, and the Company, within 60 days, shall secure a funding commitment in which Trumble shall be paid the sum of $307,000 at the time of the closing of the funding. This sum shall be used to purchase 165,053 shares of the common stock of the Company from Trumble at the price of $1.86 per share. The Company shall also pay from the funding all amounts of bank or other indebtedness owed by the Company, Bott or Gulfgate, which is personally guaranteed by Trumble. The Company shall issue Trumble, upon closing of the funding, 60,000 shares of the Company’s common stock. This additional issuance of shares of the common stock of the Company shall be in full and final satisfaction of all claims that Trumble has or may have to additional shares of the Company’s common stock as a result of any breach of, or failure to meet a milestone under, the SPA.

(4)   Accounts Receivable:

Accounts receivable has been reduced by an allowance for amounts that may become uncollectible. This estimated allowance is based primarily on Management's evaluation of the financial condition of the customer and historical bad debt experience. The Company has provided reserves for doubtful accounts as of December 31, 2006 in the amount of $144,060 that the Company believes are adequate.

(5)   Inventories:

Inventories consist of finished goods of $568,070, raw material of mature timber of $647,953, and work in process in the amount of $362,497 at December 31, 2006. The inventory reserves in the books is $401,454.

(6)   Plant, Property and Equipment:

A summary at December 31, 2006 are as follows:

Land	$817,108
Buildings and improvements	1,244,453
Furniture, Machinery and equipment	1,025,414
Automobiles and trucks	47,508
3,134,483
Less accumulated depreciation	(586,248)
$2,548,235

Depreciation expense charged to operations totaled $64,989 and $61,693 respectively, for the three months ended December 31, 2006 and 2005.

We evaluate impairment of long-lived assets in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. We assess the impairment of long-lived assets, including property and equipment and purchased intangibles subject to amortization, when our review of events, or changes in circumstances suggest the fair value of assets could be less then their net book value. In such event, we would assess long-lived assets for impairment by determining their fair value based on the forecasted, undiscounted cash flows the assets are expected to generate plus the net proceeds expected from the sale of the asset. An impairment loss would be recognized when the fair value is less than the related asset’s net book value, and an impairment expense would be recorded in the amount of the difference. Forecasts of future cash flows are judgments based on our experience and knowledge of our operations and the industries in which we operate. These forecasts could be significantly affected by future changes in market conditions, the economic environment, and capital spending decisions of our customers and inflation. We have not recognized any impairment losses on long-lived assets for the period ended December 31, 2006.

(7)   Business Lines of Credits - Bott:

Bott previously maintained three lines of credits with a bank in Houston, Texas. The credit lines were evidenced by three promissory notes, a Business Loan Agreement and certain commercial guarantees issued in favor of the bank.

In May 2004, Bott entered into a promissory note with a bank whereby Bott could borrow up to $250,000 over a three year term. The note required monthly payments of one thirty-sixth (1/36) of the outstanding principal balance plus accrued interest at the Bank's prime rate plus 1.0 percent.

In June 2004, Bott executed a promissory note ("Note") with a bank whereby Bott could borrow up to $600,000, at an interest rate equal to the bank's prime rate. The Note provided for monthly payments of all accrued unpaid interest due as of the date of each payment. The Note further provided for a balloon payment of all principal and interest outstanding on the Note's one year anniversary. The Company informed the bank that it would not renew the line of credit and negotiated a long-term promissory note.

This replacement promissory note was finalized in December 2005, for $372,012 at a variable interest rate equal to the bank's prime rate. The note provides for five monthly principal payments of $3,092 and a final payment of the remaining principal and interest in June 2006.

The Agreements and Notes are secured by the inventory, chattel paper, accounts receivable and general intangibles. The Agreements and Notes are also secured by the personal performance guarantees of certain executives of the Company (Commercial Guarantees). All amounts related to Bott’s outstanding promissory notes totaled $496,877 on September 30, 2006 and were paid in full on October 31, 2006.

(8)   Business Line of Credit - Gulfgate:

In June 2002, Gulfgate executed a promissory note (“Note”) with a bank that allowed Gulfgate to borrow up to $200,000 at an interest rate equal to the bank’s prime rate, or a minimum interest rate of 5.00% per annum, whichever was greater. The Note provided for monthly payments of all accrued unpaid interest due as of the date of each payment. The Note remains in force and effect until the bank provides notice to Gulfgate that no additional withdrawals are permitted (Final Availability Date). Thereafter, payments equal to either $250 or the outstanding interest plus one percent of the outstanding principal as of the Final Availability Date are due monthly until the Note is repaid in full. The Note allows for prepayment of all or part of the outstanding principal or interest without penalty. The Note is secured by Gulfgate’s accounts with the bank, and by Gulfgate’s inventory, chattel paper, accounts receivable, and general intangibles. The Agreement is also secured by the performance guarantees of Mr. Mark Trumble, Mr. Lawrence Weisdorn and the Company. Amounts outstanding at September 30, 2006 totaled $171,539 and were paid in full on October 31, 2006.

(9)   Liability to be satisfied through the issuance of shares

As of December 31, 2006, the Company incurred a liability for stock subscribed in the amount of $1,200,376. The Company sold 670,000 shares of its common stock for $1,005,000 via a private placement offering through SW Bach & Company, a New York securities dealer. The Company anticipates satisfying its private placement obligations through issuance of common stock to stockholders as soon as the Company completes its SB-2 registration with the Securities & Exchange Commission.

The Company sold 277,978 shares of its common stock for $180,000 via another private placement offering from June through August 2006. The balance of the liability ($15,376 / 12,298 shares) was for services rendered during 2006. The Company intends to satisfy these obligations through issuance of common stock to stockholders in February 2007.

(10)        Long-Term Debts:

Promissory Notes:

In May 2003, Bott executed a promissory note with a bank in the amount of $26,398 at an interest rate equals to four point fifty five percent (4.55%) for a vehicle purchase. The term of the note is for fifty-nine (59) months at $494 per month. Balance outstanding at September 30, 2006 was $10,143 and was paid in full on October 31, 2006.

Mortgage:

On May 31, 2002, Gulfgate entered into a $140,000 promissory note (“Note”) with a bank in connection with the refinancing of Gulfgate’s real estate. The Note bears a fixed interest rate of seven percent (7.00%) per annum. The Loan provided for fifty-nine monthly payments of $1,267 due beginning July 2002 and ending June 2007. The Note may be prepaid without fee or penalty and is secured by a deed of trust on Gulfgate’s realty. Balance outstanding at September 30, 2006 was $19,724 and was fully paid for on October 31, 2006.

Loans from stockholders:

At December 31, 2006 the Company owes James A. Latty, President, CEO and Chairman, the sum of $91,534 in loan and accrued interest. The Company also owes Mr. Latty reimbursement for business travel expenses of $11,574.

In September 2005, Daniel K. Moscaritolo, then COO and Director, and James A. Latty, CEO and Chairman, (“Lenders”) each loaned the Company, $95,800 (collectively, $191,600). The transactions are evidenced by two notes dated November 1, 2005 (hereinafter, “Notes”). The terms of the Notes require repayment of the principal and interest, which accrues at a rate of ten percent (10%) per annum on May 1, 2006. The Notes are accompanied by Security Agreements that grant the Lenders a security interest in all personal property belonging to the Company, as well as granting an undivided ½ security interest in all of the Company’s right title and interest to any trademarks, trade names, contract rights, and leasehold interests. Balance outstanding at September 30, 2006 was $147,163. The interest recorded was $17,563 for the year ended September 30, 2006.

On October 31, 2006 the Company paid Mr. Daniel Moscaritolo a sum of $54,358 of which $8,558 was for accrued interest. As of October 31, 2006 Mr. Moscaritiolo’s loan was paid in full.

Convertible Loan Payable:

A.  Securities Purchase Agreement with an Individual Investor:

In September 2004, the Company entered into a convertible loan with an investor. The principal amount of the convertible loan payable is $150,000 at an interest rate of 8% per annum paid quarterly. The loan is convertible into common stock at any time within two (2) years (24 months) starting September 3, 2004 at the conversion price of $2.20 or 68,182 shares. Each share converted entitles the holder to purchase one additional share of stock at an exercise price of $3.30 within the ensuing 12 months.

The loan plus accrued interest was paid in full on October 31, 2006.

B.  Securities Purchase Agreement with GCA Strategic Investment Fund Limited:

On October 31, 2006, the Company closed its Securities Purchase Agreement (the “Agreement”) with GCA Strategic Investment Fund Limited (“Purchaser”). The Company issued a $3,530,000 Convertible Note due October 31, 2009 (the “Note”), and the purchase price of the Note was $3,177,000 (ninety per cent of the principal amount of the Note). The Note does not bear interest except upon an event of default, at which time interest shall accrue at the rate of 18% per annum.

Security: The Note is secured by a first security position in all assets of the Company and its subsidiaries, Bott Equipment Company, Inc., a Texas corporation, and Gulfgate Equipment, Inc., in their inventory, equipment, furniture and fixtures, rental fleet equipment and any other of their assets wherever located except accounts receivable and assets solely attributable to their alternative fuel projects.

Registration Rights: The Company agreed to use its best efforts to file a registration statement to register the resale of the common shares issuable upon the conversion of the Note and exercise of the warrants (the “Conversion Shares”) by December 31, 2006. The Company will also use its best efforts to cause the registration statement to become effective within by January 31, 2007. If the registration statement is not timely filed, the Company owes Purchaser liquidated damages in the amount of 1% of the principal amount of the then outstanding balance due under the Note for each 60-day period, prorated, until the registration statement is filed. If the registration statement is not declared effective within such 90 day period, the Company will owe Purchaser liquidated damages in the amount of 2% of the principal amount of the then outstanding balance of the Note for each 30-day period, prorated, until the registration statement is declared effective.

Conversion Price: The Note may be converted into Company's common shares. The conversion price will be 85% of the trading volume weighted average price, as reported by Bloomberg LP (the “VWAP”), for the five trading days immediately prior to the date of notice of conversion. During the first 30 days after the registration statement is effective registration the conversion price will not be less than $0.47 (the “Floor Conversion Price”), nor greater than $0.61 (the “Ceiling Conversion Price”). For the ninety (90) day period following the Initial Pricing Period and each successive ninety (90) day period thereafter (each a “Reset Period”), the Floor Conversion Price shall be reduced by an amount equal to 40% of the lesser of (i) the Floor Conversion Price or (ii) the Closing Bid Price as reported by Bloomberg on the trading day immediately following the Initial Pricing Period or Reset Period, as the case may be, and the Ceiling Conversion Price shall be increased by an amount equal to 40% of the lesser of (y) the current Ceiling Conversion Price or (z) the closing bid price as reported by Bloomberg on the trading day immediately following the Initial Pricing Period or Reset Period as the case may be.

Prepayment: For so long as Company is not in default and Company is not in receipt of a notice of conversion from the holder of the Note, Company may, at its option, prepay, in whole or in part, this Convertible Note for a pre-payment price (the “Prepayment Price”) equal to the greater of (i) 110% of the outstanding principal amount of the Note plus all accrued and unpaid interest if any, and any outstanding liquidated damages, if any, or (ii) (x) the number of Company's common shares into which the Notes is then convertible, times (y) the average VWAP of Company's common shares for the five (5) trading days immediately prior to the date that the Note is called for redemption, plus accrued and unpaid interest.

Redemption: The Company may be required under certain circumstances to redeem any outstanding balance of the Note and the warrants. The redemption price under these circumstances of the outstanding balance due under the Note is equal to the greater of: (i) the Prepayment Price or (ii) (x) the number of Company's common shares into which the unpaid balance due under the Note is then convertible, times (y) the five (5) day VWAP price of Company's common shares for the five trading days immediately prior to the date that the unpaid balance due under the Note is called for redemption, plus accrued and unpaid interest, if any.

Warrant: The Company issued warrants to purchase 1,000,000 shares of its common stock. These warrants are callable if the common stock trades at a price equal to 200% of the strike price of the warrants based on any consecutive five day trading average VWAP value. The warrants have a term of five years and an exercise price of $0.66 (120% of the average five day VWAP price for Company's common stock for the five trading days immediately prior to October 31, 2006).

The Company paid an application fee to Global Capital Advisors, LLC (“Adviser”), Purchaser's adviser, from the proceeds of the funding in an amount equal to one percent of the funding, excluding warrants. Additionally, Company issued to Adviser on warrant to purchase 500,000 shares of Company's common stock. These warrants have a term of five years and have an initial fixed exercise price of $0.66 (120% of the five day VWAP for the five trading days immediately prior to October 31, 2006).

The proceeds received from this agreement were used to pay off all notes payable to third party listed under Footnotes 9, 10 and 12. Major disbursements included three notes payable to a bank (Notes 9 and 10) totaling $668,030; auto and property loans totaling $40,561; convertible loan $150,000; and $307,000 related to the First amended stock purchase agreement with Mark Trumble (Note 3), and Daniel Moscaritolo.

Per EITF 00-19, paragraph 4, these convertible notes do not meet the definition of a “conventional convertible debt instrument” since the debt is not convertible into a fixed number of shares. The debt can be converted into common stock at a conversions price that is a percentage of the market price; therefore the number of shares that could be required to be delivered upon “net-share settlement” is essentially indeterminate. Therefore, the convertible note is considered “non-conventional,” which means that the conversion feature must be bifurcated from the debt and shown as a separate derivative liability. This beneficial conversion liability has been calculated to be $2,254,258 at December 31, 2006. In addition, since the convertible note is convertible into an indeterminate number of shares of common stock, it is assumed that the Company could never have enough authorized and unissued shares to settle the conversion of the warrants into common stock. Therefore, the warrants issued in connection with this transaction have been reported as a liability at December 31, 2006 in the accompanying balance sheet with a fair value of $1,076,138. The value of the warrant was calculated using the Black-Scholes model using the following assumptions: Discount rate of 4.64%, volatility of 93.54% and expected term of five year. The redemption liability was $622,941 as at December 31, 2006. The fair value of the beneficial conversion feature, redemption liability and the warrant liability will be adjusted to fair value each balance sheet date with the change being shown as a component of net income.

The fair value of the beneficial conversion feature and the warrants at the inception of these convertible notes were $2,414,852 and $406,229, respectively. $2,821,081 has been recorded as a discount to the convertible notes which will be amortized over the term of the notes.

Principal payments on these convertible notes are as follows:

Year ending September 30,
2007	$ -0-
2008	-0-
2009	-0-
2010	3,530,000
$3,530,000

(11)        Warrants:

Warrants outstanding as of December 31, 2006 are as follows :

		Wt Avg
	Warrants	Exercise Price
Outstanding as of October 1, 2006	$1,569,262	$2.39
Granted	1,561,729	$0.66
Exercised	-
Forfeited	-	-
Outstanding as of December 31, 2006	$3,130,991	$1.53

	Outstanding			Exercisable
		Weighted	Weighted		Weighted	Weighted
Price range:	Warrants	Price	Life	Warrants	Price	Life

$0.61-$3.75	3,130,991	1.53	3.74	3,130,991	1.53	3.74

Total	3,130,991	1.53	3.74	3,130,991	1.53	3.74

All of the Company’s warrants were fully vested as of October 1, 2006.

(12)        Stockholders’ Equity

On November 10, 2005, the Company entered into a stock purchase agreement with Mercatus & Partners, Limited, a private limited company of the United Kingdom (“Mercatus Limited”), for the sale of 1,530,000 shares of the Company’s common stock for a minimum purchase price of $0.73 per share (the “SICAV One Agreement), and another stock purchase agreement with Mercatus Limited also for the sale of 1,530,000 shares of the Company’s common stock for a minimum purchase price of $0.73 per share (the “SICAV Two Agreement” and together with the SICAV One Agreement, the “SICAV Agreements”). The shares offered and sold under the SICAV Agreements were offered and sold pursuant to a private placement that is exempt from the registration provisions of the Securities Act under Section 4(2) of the Securities Act pursuant to Mercatus Limited’s exemption from registration afforded by Regulation S. Pursuant to the terms of the SICAV Agreements, the Company issued and delivered an aggregate number of 3,060,000 shares of the Company’s common stock within five days of the execution of the respective SICAV Agreements to a custodial lock box on behalf of Mercatus Limited for placement into two European SICAV funds. The SICAV Agreements provided Mercatus Limited with up to 30 days after the delivery of the shares of the Company’s common stock to issue payment to the Company. If payment for the shares was not received by the Company within 30 days of the delivery of the shares, the Company had the right to demand the issued shares be returned.

On November 12, 2005, the Company also entered into another private stock purchase agreement with Mercatus & Partners, Limited, a private limited company of the United Kingdom (“Mercatus Limited”) for the sale of 170,000 shares of the Company’s common stock for a minimum purchase price of $0.82 per share (the “Private SICAV One Agreement”) and another private stock purchase agreement with Mercatus LP also for the sale 170,000 shares of the Company’s common stock for a minimum purchase price of $0.82 per share (the “Private SICAV Two Agreement” and with the Private SICAV One Agreement, the “Private SICAV Agreements”). The shares offered and sold under the SICAV Agreements were offered and sold pursuant to a private placement that is exempt from the registration provisions of the Securities Act under Section 4(2) of the Securities Act pursuant to Mercatus Limited’s exemption from registration afforded by Regulation S. Pursuant to the terms of the Private SICAV Agreements, the Company issued and delivered an aggregate amount of 340,000 shares of the Company’s common stock within five days of the execution of the respective Private SICAV Agreements to a custodial lock box on behalf of Mercatus Limited for placement into a European bank SICAV fund. Subject to a valuation of the shares, Mercatus LP had up to 30 days after the delivery of the shares of the Company’s common stock to issue payment to the Company. If payment was not received by the Company within 45 days of the issuance of the shares to Mercatus Limited, the Company had the right to demand the issued shares be returned.

In a letter to Mercatus dated April 13, 2006 the Company declared Mercatus to be in material breach of the above Private Purchase Agreements due to non-payment, terminated the Agreements in their entirety and exercised its right to demand the return of all the shares. All 3,400,000 shares were returned to the Company’s treasury in August 2006.

On December 13, 2005 the Company issued and delivered 125,000 shares of the Company’s common stock for $100,000.

During the month of December 2005, the Company issued and delivered an aggregate amount of 8,254 shares of the Company’s common stock to three consultants for services valued at approximately $16,000.

During the month of October 2006, the Company issued and delivered 70,000 shares of the Company’s common stock to one consultant for services valued at approximately $38,500.

(13)        Legal settlement:

On December 15, 2005, the Company and its officers entered into a Settlement Agreement and Release with the Weisdorn Parties and other Weisdorn related parties, effective as of July 1, 2005 (the “Settlement Agreement”), pursuant to which the Weisdorn Parties and other Weisdorn related Parties agreed to deliver to the Company all shares or rights to shares of the Company’s common stock owned by such parties. The net common stock returned to the Company by the Weisdorn parties and other Weisdorn related parties was 2,699,684 shares.

The fair value of 2,669,684 shares of the Company’s common stock at December 15, 2005 was $3,779,558. The per share closing price of the Company’s stock at December 15, 2005 was $1.40.

(14)        Assignment of the Trumble Claims:

The Company and the Weisdorn Parties further agreed the Weisdorn Parties, and each of them; assigned to the Company any and all rights or interest they, or any of them, have in or to the Trumble Claims. On December 15, 2005, the Company assumed Weisdorn Sr.’s obligation to purchase 165,054 shares from Mr. Trumble at $1.86 per share for a total liability of $307,000. The fair value of this obligation at December 15, 2005 is $231,076 (165,054 shares at $1.40 per share) with the difference charged to other income ($75,924). This liability was paid in full as of December 31, 2006.

(15)        Commitments:

The fees payable to the Director of the company is as follows:

For the year ended September 30,
2007	$44,000
2008	$48,000
2009	$48,000

(16)         Amendments to Articles of Incorporation and Bylaws

On December 5, 2006, the Company filed Articles of Merger with the Secretary of State of Nevada in order to effectuate a merger whereby the Company (as MEMS USA, Inc.) would merge with a newly formed wholly-owned subsidiary, Convergence Ethanol, Inc., as a parent/ subsidiary merger with the Company as the surviving corporation. This merger, which became effective as of December 5, 2006, was completed pursuant to Section 92A.180 of the Nevada Revised Statutes. Stockholder approval to this merger was not required under Section 92A.180. The purpose of this merger was to change the Company's name to "Convergence Ethanol, Inc."

(17)        Contingencies and Subsequent Events:

On February 12, 2007 the United States District Court, Central District of California, Western Division entered a preliminary injunction in favor of the Company.

CONVERGENCE ETHANOL, INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE QUARTER ENDED March 31, 2007

CONVERGENCE ETHANOL, INC. (fka Mems USA, Inc.)
Consolidated Balance Sheet
(Unaudited)

A S S E T S	March 31, 2007
Current assets:
Cash and cash equivalent	$250,943
Accounts receivable, net allowance for uncollectible of $192,478	731,677
Inventories, net of provision for obsolete items	1,271,062
Other current assets	518,405
Total current assets	2,772,086
Plant, property and equipment, net	2,495,424
Other assets	855,135
Total assets	$6,122,646
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable and accrued expenses	$2,076,600

Notes payable	188,267
Current portion of long-term debt	14,999
Other liabilities	100,622
Loans from shareholders	115,121
Liability to be satisfied through the issuance of shares	1,200,376
Derivative liability	3,858,513
Total current liabilities	7,554,497
Long-term liabilities	6,239
Liability related to convertible debenture payable	1,107,886
Total liabilities	8,668,622
Minority interests	103,930
Stockholders' deficit :
Common stock, $0.001 par value; 100,000,000 shares authorized; 20,335,190 shares issued and outstanding	20,335
Additional paid in capital	19,755,918
Accumulated deficit	(18,626,601)
Treasury stock (2,710,436 shares)	(3,799,558)
Total stockholders' deficit	(2,649,906)
Total liabilities and stockholders' deficit	$6,122,646

The accompanying notes are an integral part of these unaudited consolidated financial statements

CONVERGENCE ETHANOL, INC. (fka Mems USA, Inc.)
Consolidated Statements of Operations
For the three and six months ended March 31, 2007 and 2006
(Unaudited)

	Three month periods ended March 31,		Six month periods ended March 31,
	2007	2006	2007	2006
Revenues	$1,507,414	$2,515,412	$5,455,186	$5,141,931
Cost of revenues	1,354,585	1,958,351	4,636,096	4,030,095
Gross profit	152,829	557,061	819,090	1,111,836

Operating Expenses
Selling, general and administrative expenses	1,407,740	1,354,190	2,795,565	2,675,737
Loss from Operations	(1,254,911)	(797,129)	(1,976,475)	(1,563,901)

Other income (expenses)
Gain from change in derivative liability	94,824	-	638,293	-
Liquidation damage - convertible note	(188,267)	-	(188,267)	-
Income due to legal settlement	-	-	-	3,703,634
Interest expense	(312,507)	(14,556)	(562,376)	(35,969)
Other income (expense)	1,065	3,334	(64,028)	1,466
Total other income (expenses)	(404,885)	(11,222)	(176,378)	3,669,131

Income (loss) before Minority Interest	(1,659,796)	(808,351)	(2,152,853)	2,105,230
Loss attributable to minority interest	477	-	3,283	-
Net income (loss)	$(1,659,319)	$(808,351)	$(2,149,571)	$2,105,230
Net income (loss) per share, basic and diluted:
Weighted average number of shares outstanding, basic	20,301,432	15,406,228	20,229,699	15,118,8744
Net income (loss) per share, basic	$(0.08)	$(0.05)	$(0.11)	$0.14
Weighted average number of shares outstanding, diluted	20,301,432	15,406,228	20,229,699	15,441,823
Net income (loss) per share, diluted	$(0.08)	$(0.05)	$(0.11)	$0.14

The accompanying notes are an integral part of these unaudited consolidated financial statements

CONVERGENCE ETHANOL, INC. (fka Mems USA, Inc.)
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTH ENDED MARCH 31, 2007 AND 2006
(Unaudited)

	2007	2006
Cash flows used for operating activities:
Net income (loss)	$(2,149,571)	$2,105,230
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Income due to legal settlement		(3,703,634)
Depreciation and amortization	65,292	115,648
Gain on sale of asset	(5,629)	-
Stock base compensation, director and employee	176,610	-
Amortization of prepaid loan fees	144,193	-
Amortization of discount on convertible debenture	398,967	-
Gain from derivative liability	(638,293)	-
Common stock issued for services	6,000	235,280
Loss attributable to minority interest	(3,283)	-
Change in assets and liabilities:
Accounts receivable	550,321	(992,865)
Inventories	768,626	44,030
Other current assets	425,210	(52,097)
Change in other assets :-
Accounts payable and accrued expenses	(1,304,865)	750,694
Other current liabilities	21,738	56,216
Liquidation Damages Payable	188,267
Total adjustments	793,154	(3,546,728)
Net cash used for operating activities	(1,356,417)	(1,441,498)
Cash flows from investing activities:
Purchase of property and equipment	19,939	(63,338)
Other assets	-	24,000
Net cash provided by (used for) investing activities	19,939	(39,338)
Cash flows from financing activities:
Proceeds from convertible debenture	3,177,000	-
Debts issuance cost	(476,370)	-
Lines of credit	(325,114)	(399,505)
Promissory notes payable	(343,302)	352,281
Notes payable	(66,056)	1,000
Liability to be satisfied through the issuance of shares	-	735,540
Convertible loan	(150,000)	-
Payment due to legal settlement	(52,287)	-
Loan from shareholders	-	30,730
Purchase of shares pursuant to acquisition of subsidiaries	-	(20,000)
Liability due to legal settlement	(307,000)	-
Underwriting related to issuance of shares	-	(68,362)
Common stock issued for cash	-	429,500
Net cash provided (used) by financing activities	1,456,871	1,061,184
Net increase in cash and cash equivalents	120,393	(419,652)
Cash and cash equivalents, beginning of period	130,550	828,153
Cash and cash equivalents, end of period	$250,943	$408,501
Supplemental disclosure of cash flow information:
Income taxes paid	$-	$-
Income taxes paid	$-	$63,233
Supplemental disclosure of non-cash financing activities:
Common stock issued for finder's fees for HEO property	$38,500	$-
Common stock (including $1,400,000 of shares subject to mandatory
redemption factor) issued for acquisition of Bott and Gulfgate	$-	$809,966

The accompanying notes are an integral part of these unaudited consolidated financial statements

CONVERGENCE ETHANOL, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE QUARTER ENDED March 31, 2007 (UNAUDITED)

1)    Organization and Summary of Significant Accounting Policies:

Organization

Convergence Ethanol, Inc. formerly known as MEMS USA, Inc. (the “Company” or “we”) has been incorporated in November, 2002; The Company changed its name to Convergence Ethanol, Inc. in November 2006. The Company's mission is to support the energy industry in producing cleaner burning fuels. Each of our subsidiaries has a specific eco-energy focus: (1) development of a woodwaste to bio-renewable fuel-grade alcohol/ethanol project (HEO); (2) selling engineered products (Bott); (3) engineering, fabrication and sale of eco-focused energy systems (Gulfgate); and (4) intelligent filtration systems (CA MEMS).

Subsidiaries:

The Company is comprised of three wholly owned subsidiaries, California MEMS USA, Inc., a California Corporation (“CA MEMS”), Bott Equipment Company, Inc. (“Bott”), a Texas Corporation, and Gulfgate Equipment, Inc. (“Gulfgate”) a Texas Corporation, and a majority interest (87%) of Hearst Ethanol One, Inc., a Federal Canadian Corporation (“HEO”).

CA Mems

CA MEMS engineers, designs and oversees the construction of “intelligent filtration systems” (“IFS”) for the gas and oil industry. The Company's IFS systems are fully integrated and are composed of a “Smart Backflush Filtration System” with an integral electronic decanting system, a carbon bed filter and an ion-exchange resin bed system.

Bott

Bott is a stocking distributor for premier lines of industrial pumps, valves and instrumentation. Bott specializes in the selling of aviation refueling systems for helicopter refueling on oil rigs throughout the world. Bott and Gulfgate have a combined direct sales force as well as commissioned sales representatives that sell their products.

Gulfgate

Gulfgate engineers, designs, fabricates and commissions eco-focused energy systems including aviation refueling systems, particulate filtration equipment for the oil and power industries. Gulfgate also makes and sells on-site oil recycling systems that recycle hydrocarbon oils. Gulfgate maintains and operates a rental fleet of such systems.

HEO - Hearst Ethanol One

In December 2005, the Company incorporated Hearst Ethanol One, Inc., a Federal Canadian Corporation (“HEO”). Since that time, HEO has acquired 720 acres in Hearst, Ontario, Canada together with approximately 1.3 million cubic meters of woodwaste. The property was purchased to provide the site and the biomass material to produce bio-renewable fuel-grade alcohol/ethanol from woodwaste. HEO has obtained construction and zoning permits. The Company currently owns 87% of HEO.

Fair Value of Financial Instruments:

The Company measures its financial assets and liabilities in accordance with accounting principles generally accepted in the United States of America. For certain of the Company's financial instruments, including accounts receivable (trade and related party), notes receivable and accounts payable (trade and related party), and accrued expenses, the carrying amounts approximate fair value due to their short maturities.

Use of Estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Concentration of Credit Risk:

The Company's financial instruments that are exposed to concentrations of credit risk consist primarily of cash and accounts receivable. The Company maintains cash with various major financial institutions and performs evaluations of the relative credit standing of these financial institutions in order to limit the amount of credit exposure with any institution. The Company extends credit to customers based upon an evaluation of the customer's financial condition and credit history and generally requires no collateral. The Company's customers are principally located throughout North America, and their ability to pay amounts due to the Company may be dependent on the prevailing economic conditions of their geographic region. Management performs regular evaluations concerning the ability of its customers to satisfy their obligations and records a provision for doubtful accounts based on these evaluations. The Company's credit losses for the periods presented are insignificant and have not significantly exceeded management's estimates.

Revenue Recognition:

The Company's revenue recognition policies are in compliance with Staff accounting bulletin (SAB) 104. Sales revenue is recognized at the date of shipment to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectibility is reasonably assured. Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as unearned revenue.

Earnings Per Share:

Basic earnings (loss) per share are computed by dividing net income (loss) attributable to common stockholders by the weighted average number of common shares outstanding. Diluted earnings (loss) per share is computed similar to basic earnings (loss) per share except that the denominator is increased to include the number of additional shares of common stock that would have been outstanding if the potential shares of common stock equivalents had been exercised and issued and if the additional common shares were dilutive. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company. There were 87,919 shares of common stock equivalents for the six month period ended March 31, 2007 which were excluded because they are not dilutive. Common stock equivalents includes, but is not limited to warrants, stock options, convertible notes, etc.

Interim Financial Statements:

The accompanying unaudited consolidated financial statements for the six month periods ended March 31, 2007 include all adjustments (consisting of only normal recurring accruals), which, in the opinion of management, are necessary for a fair presentation of the results of operations for the periods presented. Interim results are not necessarily indicative of the results to be expected for a full year. These unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements for the year ended September 30, 2006 included in the Company's 2006 Annual Report.

Going Concern:

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplates the Company as a going concern. However, the Company has sustained net losses of $18,626,601 which included non-cash net asset impairment charges of $10,900,000 and gains from a change in derivative liability of $638,293 and has used substantial amounts of working capital in its operations. Realization of a major portion of the assets reflected on the accompanying balance sheet is dependent upon continued operations of the Company which, in turn, is dependent upon the Company's ability to meet its financing requirements and succeed in its future operations. Management believes that actions presently being taken to revise the Company's operating and financial requirements provide them with the opportunity for the Company to continue as a going concern. We will continue to raise additional cash through debt or equity financings in 2007 in order to meet our working capital requirements.

Reclassifications

Certain reclassifications have been made to prior year amounts to conform to the current year presentation. These changes had no effect on reported financial positions or results of operations.

Recent Accounting Pronouncements:

In September 2006, FASB issued SFAS 158 Employers Accounting for Defined Benefit Pension and Other Postretirement Plans--an amendment of FASB Statements No. 87, 88, 106, and 132(R). This Statement improves financial reporting by requiring an employer to recognize the over-funded or under-funded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This Statement also improves financial reporting by requiring an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. An employer with publicly traded equity securities is required to initially recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after December 15, 2006. An employer without publicly traded equity securities is required to recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after June 15, 2007. However, an employer without publicly traded equity securities is required to disclose the following information in the notes to financial statements for a fiscal year ending after December 15, 2006, but before June 16, 2007, unless it has applied the recognition provisions of this Statement in preparing those financial statements. The disclosures include a brief description of the provisions of this Statement; the date that adoption is required; and the date the employer plans to adopt the recognition provisions of this Statement, if earlier.

This statement is effective for fiscal year ending after December 15, 2008. Management has not determined the effect if any, the adoption of this statement will have on the financial statements.

In February of 2007 the FASB issued SFAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities--Including an amendment of FASB Statement No. 115.” The statement permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. The statement is effective as of the beginning of an entity's first fiscal year that begins after November 15, 2007.

The management is currently evaluating the effect of this pronouncement on financial statements.

(2)   Investments in Hearst Ethanol One, Inc.:

Hearst Ethanol One Inc. Agreement:

In December 2005, the Company incorporated Hearst Ethanol One, Inc., a Federal Canadian Corporation (“HEO”). On April 21, 2006 the Company completed the acquisition of 720 acres of real property, together with all biomass material located thereon. The site is located in the Township of Kendall, District of Cochrane, Canada, The property was purchased from C. Villeneuve Construction Co. LTD., a Canadian Corporation to provide the site and the biomass material for the construction and operation of bio-renewable woodwaste-to-fuel-grade alcohol/ethanol refinery to be owned by HEO.

Pursuant to the provisions of the Agreement, HEO issued ten point five percent (10.5%) of HEO's common shares to Villeneuve as consideration for the transfer of the Property. At the close of the transaction, the Company owned 87% of the common stock of HEO.

Pursuant to a Memorandum of Understanding entered into on April 20, 2006 between HEO and Villeneuve to clarify the Agreement, Villeneuve shall be entitled to appoint one member of HEO's board of directors for so long as Villeneuve is at least a ten percent (10%) stockholder of HEO.

Hearst Ethanol One Inc. Valuation:

The valuation based on the residual property valuation of the land is $253,070, building $88,574, raw material (mature timber) of $647,953 and Forest Waste Disposal license Bond $67,780. Also included in the valuation was the residual value of the biomass on the HEO site of US$11,461,362.

The other tangible and intangible assets owned by HEO include: a small rock quarry (and associated mineral rights) on the property, as well as a landfill license and permits as issued by the Government of Ontario Ministry of the Environment (“MOE”).

Writing off Inventory:

During the fourth quarter of last year the company wrote off the value of HEO's inventory to a nominal amount. After conducting an asset evaluation review it was determined that no known market for the materials other than utilization in the Company's planned manufacturing facility currently exists.

At September 30, 2006, HEO's inventory with a gross value of US $11,461,362 was fully written off.

(3)   Business Acquisition:

On October 26, 2004 (“Closing Date”), effective October 1, 2004, the Company purchased 100% of the outstanding shares of two Texas corporations, Bott Equipment Company, Inc. (“Bott”) and Gulfgate Equipment, Inc. (“Gulfgate”) from their president and sole stockholder, Mr. Mark Trumble.

Under the terms of the stock purchase agreement, the Company acquired 100% of the shares of Bott and Gulfgate from Mr. Trumble for $50,000 in cash and 1,309,677 shares of the Company's newly issued common stock.

The Company also agreed, to raise $2,000,000 in gross equity funding within 120 days of the Closing Date. The Company failed to achieve this milestone and issued Trumble an additional 123,659 shares of its restricted stock

During the first quarter of fiscal year 2005, the Company, in order to avoid the issuance of 61,829 penalty shares, paid $75,000 directly to Mr. Trumble. As of the date of this report the Company has received approximately $39,000 of the $75,000 from Mr. Weisdorn Sr. The Company has recorded this payment as a reduction to additional paid-in capital.

On December 15, 2005, the Company assumed Weisdorn Sr.'s obligation to purchase 165,054 shares from Mr. Trumble at $1.86 per share. This obligation was satisfied on October 31, 2007.

First amended stock purchase agreement with Mark Trumble

Effective May 8, 2006, the Company and its officers entered into a First Amended Stock Purchase Agreement and Release (“Agreement”) with Mark Trumble, amending that certain Stock Purchase Agreement dated September 1, 2004 (the “SPA”), pursuant to which the parties agreed to, among other things, Trumble agreed to release the Company from its obligations under the put, including any obligation to make the interest payment or to pay interest on any sum whatsoever, and release any security interest he claims in the real estate owned by Gulfgate and/or Bott, and the Company, within 60 days, shall secure a funding commitment in which Trumble shall be paid the sum of $307,000 at the time of the closing of the funding. This sum shall be used to purchase 165,053 shares of the common stock of the Company from Trumble at the price of $1.86 per share. The Company shall also pay from the funding all amounts of bank or other indebtedness owed by the Company, Bott or Gulfgate, which is personally guaranteed by Trumble. The Company shall issue Trumble, upon closing of the funding, 60,000 shares of the Company's common stock. This additional issuance of shares of the common stock of the Company shall be in full and final satisfaction of all claims that Trumble has or may have to additional shares of the Company's common stock as a result of any breach of, or failure to meet a milestone under, the SPA. The Company has met all of its obligations to Mr. Trumble. As of the date of this report Mr. Trumble owes the Company 45,000 shares of stock.

(4)   Accounts Receivable:

Accounts receivable has been reduced by an allowance for amounts that may become uncollectible. This estimated allowance is based primarily on Management's evaluation of the financial condition of the customer and historical bad debt experience. The Company has provided reserves for doubtful accounts as of March 31, 2007 in the amount of 192,478 which the Company believes are adequate.

(5)   Factoring Receivable:

The Company entered into an agreement with BLX Funding LLC (“the Factor”) whereby the Factor will purchase the Company's accounts receivable in factoring transactions with recourse.

Pursuant to the agreement, the Factor will purchase accounts receivables from the Company at varying discounts from the face value of the individual accounts receivable dependent upon the age of the receivable. The discounts range from 2.5% for receivables 30 days or less to 15% for receivables that are older than 90 days. The Factor will advance to the Company 75% of the face amount of each of the accounts receivable it elects to purchase. The Company agreed to sell a minimum of $200,000 of qualified accounts receivables for both Bott and Gulfgate in any given month. The term of the agreement was from November 22, 2006 to November 21, 2008.

At March 31, 2007, the Company had a factoring receivable balance of $188,000 associated with this factor.

(6)   Inventories:

Inventories consist of finished goods of $420,332, raw material of mature timber of $647,953, and work in process in the amount of $240,884 at March 31, 2007. The inventory reserves included in the books are $38,107.

(7)   Other Assets :

The other assets at March 31, 2007 comprises of the following:

Prepaid Interest on the Convertible Loan	$303,970
Prepaid Debt issuance cost	583,324
Deferred compensation to Directors	183,328
Prepaid Expenses	79,119
Advance to vendors	94,540
Deposits	56,124
Other assets	73,137

Total Other Assets	1,379,540

Less : current portion of other assets	(518,405)

Long-term other assets	$855,135

(8)   Plant, Property and Equipment:

A summary at March 31, 2007 are as follows:

Land	$817,108
Buildings and improvements	1,244,453
Furniture, Machinery and equipment	1,012,123
Automobiles and trucks	47,508
3,121,192
Less accumulated depreciation	(625,787)
$2,495,424

Depreciation expense charged to operations totaled $65,292 and $115,648 respectively, for the three months ended March 31, 2007 and 2006.

(9)   Business Lines of Credits - Bott:

Bott previously maintained three lines of credits with a bank in Houston, Texas. The credit lines were evidenced by three promissory notes, a Business Loan Agreement and certain commercial guarantees issued in favor of the bank.

In May 2004, Bott entered into a promissory note with a bank whereby Bott could borrow up to $250,000 over a three year term. The note required monthly payments of one thirty-sixth (1/36) of the outstanding principal balance plus accrued interest at the Bank's prime rate plus 1.0 percent.

In June 2004, Bott executed a promissory note ("Note") with a bank whereby Bott could borrow up to $600,000, at an interest rate equal to the bank's prime rate. The Note provided for monthly payments of all accrued unpaid interest due as of the date of each payment. The Note further provided for a balloon payment of all principal and interest outstanding on the Note's one year anniversary. The Company informed the bank that it would not renew the line of credit and negotiated a long-term promissory note.

This replacement promissory note was finalized in December 2005, for $372,012 at a variable interest rate equal to the bank's prime rate. The note provides for five monthly principal payments of $3,092 and a final payment of the remaining principal and interest in June 2006.

The Agreements and Notes are secured by the inventory, chattel paper, accounts receivable and general intangibles. The Agreements and Notes are also secured by the personal performance guarantees of certain executives of the Company (Commercial Guarantees). All amounts related to Bott's outstanding promissory notes totaled $496,877 on September 30, 2006 and were paid in full on October 31, 2006.

(10)        Business Line of Credit - Gulfgate:

In June 2002, Gulfgate executed a promissory note (“Note”) with a bank that allowed Gulfgate to borrow up to $200,000 at an interest rate equal to the bank's prime rate, or a minimum interest rate of 5.00% per annum, whichever was greater. The Note provided for monthly payments of all accrued unpaid interest due as of the date of each payment. The Note remains in force and effect until the bank provides notice to Gulfgate that no additional withdrawals are permitted (Final Availability Date). Thereafter, payments equal to either $250 or the outstanding interest plus one percent of the outstanding principal as of the Final Availability Date are due monthly until the Note is repaid in full. The Note allows for prepayment of all or part of the outstanding principal or interest without penalty. The Note is secured by Gulfgate's accounts with the bank, and by Gulfgate's inventory, chattel paper, accounts receivable, and general intangibles. The Agreement is also secured by the performance guarantees of Mr. Mark Trumble, Mr. Lawrence Weisdorn and the Company. Amounts outstanding at September 30, 2006 totaled $171,539 and were paid in full on October 31, 2006.

(11)        Liability to be satisfied through the issuance of shares

As of March 31, 2007, the Company incurred a liability for stock subscribed in the amount of $1,200,376. The Company sold 670,000 shares of its common stock for $1,005,000 via a private placement offering through SW Bach & Company, a New York securities dealer. The Company anticipates satisfying its private placement obligations through issuance of common stock to stockholders as soon as the Company completes its SB-2 registration with the Securities & Exchange Commission.

The Company sold 277,978 shares of its common stock for $180,000 via another private placement offering from June through August 2006. The balance of the liability ($15,376 / 12,298 shares) was for services rendered during 2006. The Company intends to satisfy these obligations through issuance of common stock to stockholders in February 2007.

(12)        Long-Term Debts:

Promissory Notes:

In May 2003, Bott executed a promissory note with a bank in the amount of $26,398 at an interest rate equals to four point fifty five percent (4.55%) for a vehicle purchase. The term of the note is for fifty-nine (59) months at $494 per month. Balance outstanding at September 30, 2006 was $10,143 and was paid in full on October 31, 2006.

Mortgage:

On May 31, 2002, Gulfgate entered into a $140,000 promissory note (“Note”) with a bank in connection with the refinancing of Gulfgate's real estate. The Note bears a fixed interest rate of seven percent (7.00%) per annum. The Loan provided for fifty-nine monthly payments of $1,267 due beginning July 2002 and ending June 2007. The Note may be prepaid without fee or penalty and is secured by a deed of trust on Gulfgate's realty. Balance outstanding at September 30, 2006 was $19,724 and was fully paid for on October 31, 2006.

Loans from stockholders:

At March 31, 2007 the Company owes James A. Latty, President, CEO and Chairman, the sum of $115,121 in loan and accrued interest.

In September 2005, Daniel K. Moscaritolo, then COO and Director, and James A. Latty, CEO and Chairman, (“Lenders”) each loaned the Company, $95,800 (collectively, $191,600). The transactions are evidenced by two notes dated November 1, 2005 (hereinafter, “Notes”). The terms of the Notes require repayment of the principal and interest, which accrues at a rate of ten percent (10%) per annum on May 1, 2006. The Notes are accompanied by Security Agreements that grant the Lenders a security interest in all personal property belonging to the Company, as well as granting an undivided ½ security interest in all of the Company's right title and interest to any trademarks, trade names, contract rights, and leasehold interests. Balance outstanding at September 30, 2006 was $147,163. The interest recorded was $17,563 for the year ended September 30, 2006.

On October 31, 2006 the Company paid Mr. Daniel Moscaritolo a sum of $54,358 of which $8,558 was for accrued interest. As of October 31, 2006 Mr. Moscaritiolo's loan was paid in full.

Convertible Loan Payable:

A.  Securities Purchase Agreement with an Individual Investor:

In September 2004, the Company entered into a convertible loan with an investor. The principal amount of the convertible loan payable is $150,000 at an interest rate of 8% per annum paid quarterly. The loan is convertible into common stock at any time within two (2) years (24 months) starting September 3, 2004 at the conversion price of $2.20 or 68,182 shares. Each share converted entitles the holder to purchase one additional share of stock at an exercise price of $3.30 within the ensuing 12 months.

The loan plus accrued interest was paid in full on October 31, 2006.

B.  Securities Purchase Agreement with CGA Strategic Investment Fund Limited:

On October 31, 2006, the Company closed its Securities Purchase Agreement (the “Agreement”) with CGA Strategic Investment Fund Limited (“Purchaser”). The Company issued a $3,530,000 Convertible Note due October 31, 2009 (the “Note”), and the purchase price of the Note was $3,177,000 (ninety per cent of the principal amount of the Note). The Note does not bear interest except upon an event of default, at which time interest shall accrue at the rate of 18% per annum.

Security: The Note is secured by a first security position in all assets of the Company and its subsidiaries, Bott Equipment Company, Inc., a Texas corporation, and Gulfgate Equipment, Inc., in their inventory, equipment, furniture and fixtures, rental fleet equipment and any other of their assets wherever located except accounts receivable and assets solely attributable to their alternative fuel projects.

Registration Rights: The Company agreed to use its best efforts to file a registration statement to register the resale of the common shares issuable upon the conversion of the Note and exercise of the warrants (the “Conversion Shares”) by March 31, 2007. The Company will also use its best efforts to cause the registration statement to become effective within by January 31, 2007. If the registration statement is not timely filed, the Company owes Purchaser liquidated damages in the amount of 1% of the principal amount of the then outstanding balance due under the Note for each 60-day period, prorated, until the registration statement is filed. If the registration statement is not declared effective within such 90 day period, the Company will owe Purchaser liquidated damages in the amount of 2% of the principal amount of the then outstanding balance of the Note for each 30-day period, prorated, until the registration statement is declared effective. As of March 31, 2007 liquidation damages of $188,267 were accrued.

Conversion Price: The Note may be converted into Company's common shares. The conversion price will be 85% of the trading volume weighted average price, as reported by Bloomberg LP (the “VWAP”), for the five trading days immediately prior to the date of notice of conversion. During the first 30 days after the registration statement is effective registration the conversion price will not be less than $0.47 (the “Floor Conversion Price”), nor greater than $0.61 (the “Ceiling Conversion Price”). For the ninety (90) day period following the Initial Pricing Period and each successive ninety (90) day period thereafter (each a “Reset Period”), the Floor Conversion Price shall be reduced by an amount equal to 40% of the lesser of (i) the Floor Conversion Price or (ii) the Closing Bid Price as reported by Bloomberg on the trading day immediately following the Initial Pricing Period or Reset Period, as the case may be, and the Ceiling Conversion Price shall be increased by an amount equal to 40% of the lesser of (y) the current Ceiling Conversion Price or (z) the closing bid price as reported by Bloomberg on the trading day immediately following the Initial Pricing Period or Reset Period as the case may be.

Prepayment: For so long as Company is not in default and Company is not in receipt of a notice of conversion from the holder of the Note, Company may, at its option, prepay, in whole or in part, this Convertible Note for a pre-payment price (the “Prepayment Price”) equal to the greater of (i) 110% of the outstanding principal amount of the Note plus all accrued and unpaid interest if any, and any outstanding liquidated damages, if any, or (ii) (x) the number of Company's common shares into which the Notes is then convertible, times (y) the average VWAP of Company's common shares for the five (5) trading days immediately prior to the date that the Note is called for redemption, plus accrued and unpaid interest.

Redemption: The Company may be required under certain circumstances to redeem any outstanding balance of the Note and the warrants. The redemption price under these circumstances of the outstanding balance due under the Note is equal to the greater of: (i) the Prepayment Price or (ii) (x) the number of Company's common shares into which the unpaid balance due under the Note is then convertible, times (y) the five (5) day VWAP price of Company's common shares for the five trading days immediately prior to the date that the unpaid balance due under the Note is called for redemption, plus accrued and unpaid interest, if any.

Warrant: The Company issued warrants to purchase 1,000,000 shares of its common stock. These warrants are callable if the common stock trades at a price equal to 200% of the strike price of the warrants based on any consecutive five day trading average VWAP value. The warrants have a term of five years and an exercise price of $0.66 (120% of the average five day VWAP price for Company's common stock for the five trading days immediately prior to October 31, 2006).

The Company paid an application fee to Global Capital Advisors, LLC (“Adviser”), Purchaser's adviser, from the proceeds of the funding in an amount equal to one percent of the funding, excluding warrants. Additionally, Company issued to Adviser on warrant to purchase 500,000 shares of Company's common stock. These warrants have a term of five years and have an initial fixed exercise price of $0.66 (120% of the five day VWAP for the five trading days immediately prior to October 31, 2006).

The proceeds received from this agreement were used to pay off all notes payable to third party listed under Footnotes 9, 10 and 12. Major disbursements included three notes payable to a bank (Notes 9 and 10) totaling $668,030; auto and property loans totaling $40,561; convertible loan $150,000; and $307,000 related to the First amended stock purchase agreement with Mark Trumble (Note 3) , and Daniel Moscaritolo.

Per EITF 00-19, paragraph 4, these convertible notes do not meet the definition of a “conventional convertible debt instrument” since the debt is not convertible into a fixed number of shares. The debt can be converted into common stock at a conversions price that is a percentage of the market price; therefore the number of shares that could be required to be delivered upon “net-share settlement” is essentially indeterminate. Therefore, the convertible note is considered “non-conventional,” which means that the conversion feature must be bifurcated from the debt and shown as a separate derivative liability. This beneficial conversion liability has been calculated to be $2,677,979 at March 31, 2007. In addition, since the convertible note is convertible into an indeterminate number of shares of common stock, it is assumed that the Company could never have enough authorized and unissued shares to settle the conversion of the warrants into common stock. Therefore, the warrants issued in connection with this transaction have been reported as a liability at March 31, 2007 in the accompanying balance sheet with a fair value of $557,593. The value of the warrant was calculated using the Black-Scholes model using the following assumptions: Discount rate of 4.64%, volatility of 93.54% and expected term of five year. The redemption liability was $622,941 as at March 31, 2007. The fair value of the beneficial conversion feature, redemption liability and the warrant liability will be adjusted to fair value each balance sheet date with the change being shown as a component of net income.

The fair value of the beneficial conversion feature and the warrants at the inception of these convertible notes were $2,414,852 and $406,229, respectively. $2,821,081 has been recorded as a discount to the convertible notes which will be amortized over the term of the notes.

Principal payments on these convertible notes are as follows:

Year ending September 30,
2007	$-0-
2008	-0-
2009	-0-
2010	3,530,000
$3,530,000

(13)        Warrants:

Warrants outstanding as of March 31, 2007 are as follows:

		Wt Avg	Aggregate
	Warrants	Exercise Price	Intrinsic value
Outstanding as of October 1, 2006	822,000	$2.61	$0
Granted	2,458,991	0.60
Exercised	-	-
Forfeited	-	-
Outstanding as of March 31, 2007	3,280,991	$1.53	$0

	Outstanding			Exercisable
		Weighted	Weighted		Weighted	Weighted
Price range:	Warrants	Price	Life	Warrants	Price	Life

$0.61-$3.75	3,280,991	1.53	3.45	3,280,991	1.53	3.45

Total	3,280,991	1.53	3.45	3,280,991	1.53	3.45

All of the Company's warrants were fully vested as of October 1, 2006.

(14)        Stock-based Compensation:

Following is the Company's stock option activity during the six months ended March 31, 2007:

On October 18, 2006, the Company issued options to purchase 300,000 shares of common stock to a director. The options vested upon issuance, have an exercise price of $0.51 per share, and expire in 5 years. The fair value of these options on the date of grant amounted to $86,829, was recorded as deferred director compensation, and is being amortized over two years on the straight-line method. Amortization of this deferred director compensation amounted to $19,898 during the six months ended March 31, 2007. The unamortized deferred director compensation amounted to $66,931 at March 31, 2007.

On November 1, 2006, the Company issued options to purchase 300,000 shares of common stock to an officer. The options vest over 3 years, have an exercise price of $0.45 per share, expire in 10 years, and also vest the day before any merger or acquisition of more than 50% of the Company's capital stock, or the purchase of substantially all of the Company's assets, by a third-party. The fair value of these options on the date of grant amounted to $104,792 and is being recognized on a straight-line basis over the requisite service period.

On February 1, 2007, the Company issued options to purchase 300,000 shares of common stock to a director. The options vested upon issuance, have an exercise price of $0.60 per share, and expire in 5 years. The fair value of these options on the date of grant amounted to $126,979, was recorded as deferred director compensation, and is being amortized over two years on the straight-line method. Amortization of this deferred director compensation amounted to $10,582 during the six months ended March 31, 2007. The unamortized deferred director compensation amounted to $116,397 at March 31, 2007.

Prior to October 1, 2006, the Company accounted for its stock options in accordance with the intrinsic value provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”). Under APB 25, the difference between the quoted market price as of the date of grant and the contractual purchase price of shares was recognized as compensation expense over the vesting period on a straight-line basis. The Company did not recognize compensation expense in its consolidated financial statements for stock options as the exercise price was not less than 100% of the fair value of the underlying common stock on the date of grant.

On February 1, 2007, the Company issued options to purchase 300,000 shares of common stock to a director. The options vested upon issuance, have an exercise price of $0.60 per share, and expire in 3 years. The fair value of these options on the date of grant amounted to $126,979, was recorded as deferred director compensation, and is being amortized over three years on the straight-line method. Amortization of this deferred director compensation amounted to $7,054 during the three months ended March 31, 2007. The unamortized deferred director compensation amounted to $119,925 at March 31, 2007

The following table illustrates the effect on net income and net income per share had the Company recognized compensation expense consistent with the fair value provisions of SFAS No. 123 “Accounting for Stock-Based Compensation”, as amended by SFAS 148 “Accounting for Stock-Based Compensation Transaction and Disclosure - An Amendment to SFAS 123, prior to the adoption of SFAS 123R:

Three Months Ended March 31, 2006;
Net income, as reported	$(808,351)
Deduct: Total stock-based employee compensation expenses determined under the fair value Black-Scholes method with a 128% volatility at December 31, 2005 and a 6% risk free rate of return assumption	(468,527)
Pro forma net income	$(1,276,878)
Income per share:
Weighted average shares, basic	15,406,228
Basic, pro forma, per share	$(0.08)

A summary of option activity relating to employee and director compensation as of March 31, 2007, and changes during the three months then ended is presented below:

Options	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at October 1, 2006	1,884,358	$1.85	7.60	$-
Granted	1,050,000	0.53	3.00	-
Exercised	-	-		-
Forfeited	(465,874)	1.48		-
Converted	-	-		-
Expired	-	-		-
Canceled	-	-		-
Outstanding at March 31, 2007	2,468,484	$1.35	6.68	$-

Exercisable at March 31, 2007	1,992,234	$1.50	6.90	$-

A summary of the status of the Company's non-vested option shares relating to employee and director compensation as of March 31, 2007, and changes during the three months then ended is presented below:

Non-vested Options	Shares	Weighted-Average Grant-Date Fair Value
Non-vested at October 1, 2006	539,324	$1.25
Granted	750,000	$0.48
Vested	(483,074)	$1.16
Forfeited	(330,000)	$1.09
Non-vested at March 31, 2007	476,250	$0.60

As of March 31, 2007, there was approximately $227,000 of total unrecognized compensation cost related to non-vested option share-based compensation arrangements. Of the amount, $133,000 is expected to be recognized throughout the remainder of fiscal year ending September 30, 2007, and $49,000 and $45,000 is expected to be recognized throughout fiscal years ending September 30, 2008 and 2009, respectively.

(15)        Stockholders' Equity

During the month of October 2006, the Company issued and delivered 70,000 shares of the Company's common stock to one consultant for services valued at approximately $38,500.

During the month of February 2007, the Company issued and delivered 44,606 shares of the Company's common stock to four individuals. These individuals never received the additional shares of stock they were eligible for resulting from the February 18, 2004 Lumalite Holdings, Inc. reverse merger. Shareholders of record prior to the reverse merger date were entitled to receive a multiplier of 1.712458 shares of stock for every share they owned which these individuals never received.

During the month of February 2007, the Company issued and delivered 33,613 shares of the Company's common stock to a Convergence director in exchange for $20,000 of consulting services.

(16)        Legal settlement:

On December 15, 2005, the Company and its officers entered into a Settlement Agreement and Release with the Weisdorn Parties and other Weisdorn related parties, effective as of July 1, 2005 (the “Settlement Agreement”), pursuant to which the Weisdorn Parties and other Weisdorn related Parties agreed to deliver to the Company all shares or rights to shares of the Company's common stock owned by such parties. The net common stock returned to the Company by the Weisdorn parties and other Weisdorn related parties was 2,699,684 shares.

The fair value of 2,699,684 shares of the Company's common stock at December 15, 2005 was $3,779,558. The per share closing price of the Company's stock at December 15, 2005 was $1.40.

 (17)       Assignment of the Trumble Claims:

The Company and the Weisdorn Parties further agreed the Weisdorn Parties, and each of them; assigned to the Company any and all rights or interest they, or any of them, have in or to the Trumble Claims. On December 15, 2005, the Company assumed Weisdorn Sr.'s obligation to purchase 165,054 shares from Mr. Trumble at $1.86 per share for a total liability of $307,000. The fair value of this obligation at December 15, 2005 is $231,076 (165,054 shares at $1.40 per share) with the difference charged to other income ($75,924). This liability was paid in full as of December 31, 2006.

(18)         Commitments:

The fees payable to the Director of the company is as follows:

For the year ended September 30,
2007	$48,000
2008	$96,000
2009	$96,000
2010	$16,000

(19)         Amendments to Articles of Incorporation and Bylaws

On December 5, 2006, the Company filed Articles of Merger with the Secretary of State of Nevada in order to effectuate a merger whereby the Company (as MEMS USA, Inc.) would merge with a newly formed wholly-owned subsidiary, Convergence Ethanol, Inc., as a parent/ subsidiary merger with the Company as the surviving corporation. This merger, which became effective as of December 5, 2006, was completed pursuant to Section 92A.180 of the Nevada Revised Statutes. Stockholder approval to this merger was not required under Section 92A.180. The purpose of this merger was to change the Company's name to "Convergence Ethanol, Inc."

(20)        Contingencies and Legal Proceedings :

As a normal incident of the businesses in which the Company is engaged, various claims, charges and litigation are asserted or commenced from time to time against the Company. The Company believes that final judgments, if any, which might be rendered against the Company in current litigation are adequately reserved, covered by insurance, or would not have a material adverse effect on its financial statements. In addition, the Company is subject to the following proceedings:

On December 14, 2006, the Company filed a lawsuit entitled Convergence Ethanol, Inc. v. Daniel Moscaritolo, et al., in the United States District Court for the Central District of California, Case No. CV06-07971 ABC (FFMx). In this action, the Company brought suit against one of its former officers, Daniel Moscaritolo, for, among other things, violations of the federal securities laws and breaches of fiduciary duty. Specifically, the complaint alleges, among other things, that Mr. Moscaritolo sought and obtained shareholder proxies in violation of Section 14 of the Securities Exchange Act of 1934, and that he repeatedly breached his fiduciary duties to the corporation, while still an officer, in an attempt to assert control over it.

On February 12, 2007, the federal court issued a preliminary injunction that, among other things, precludes Mr. Moscaritolo from voting the shareholder proxies that he obtained. Mr. Moscaritolo has filed an answer to the complaint and recently brought counterclaims against the Company. Specifically, the counterclaims allege: (1) Breach of Mr. Moscaritolo's “Employment Contract”; (2) Libel; (3) Nonpayment of Compensation; (4) Waiting Time Penalties; (5) Breach of the Covenant of Good Faith and Fair Dealing; and (6) Indemnification. The Company does not yet know what amount of damages the counterclaims seek, and the Court has not yet evaluated whether they are legally, much less factually, tenable. No trial date has been set.

On December 15, 2006, Mr. Moscaritolo and Mr. Hemingway, individually, and purporting to act derivatively on behalf of the shareholders of the Company, filed a lawsuit in Nevada State Court, County of Washoe (Case No.: CV0603002) against Mr. Latty and Mr. York for injunctive relief, declaratory relief, receivership, and accounting relating to the failed effort to remove them from the Board of Directors of the Company and seeking a court order approving their removal (the “Moscaritolo Action”). In January 2007, Mr. Moscaritolo and Mr. Hemingway voluntarily dismissed the Moscaritolo Action.

On January 10, 2007, Mr. Moscaritolo and Charles L. Christensen filed a lawsuit in the First Judicial District Court of the State of Nevada in and for Carson City (Case No.: 07-00035A) against the Company, Dr. Latty, and Mr. Newsom for injunctive relief to hold an Annual Shareholders Meeting. On February 9, 2007, the Company filed a Motion to Dismiss or Stay the Action based upon the Company Action pending in the United States District Court, Central District of California, Western Division. On February 22, 2007, the court ordered the Corporation to conduct a shareholders meeting on or before April 16, 2007; therefore, an annual meeting was scheduled for that date. On April 2, 2007 a notice of the meeting was sent to the shareholders. On April 4, 2007, the plaintiffs filed a motion for contempt based on the Company's alleged failure to follow appropriate procedures for the annual meeting. On April 9, 2007, the Company filed a motion in opposition disputing the contention. In addition, the Company requested an extension of time to May 24, 2007, to complete the annual meeting. The court ruled on the motions and dismissed the Plantiffs motion for contempt and the Company's request for an extension of time.

On April 16, 2007, the Corporation conducted a shareholder meeting at the Corporation's California headquarters. Because an insufficient number of shares were present to constitute a quorum, the meeting was formally adjourned.

On May 1, 2007, the plaintiffs filed Motion for Clarification of Prior Orders. In that Motion, plaintiffs requested the Court to require Convergence to proceed with another shareholder meeting on or before June 13, 2007, to allow for a quorum to allow the Corporation to nominate directors. On May 11, 2007, the Corporation filed an Opposition to the motion. As of the date of this filing, the Court has not ruled on this motion.

Mr. Moscaritolo filed a Sarbanes-Oxley Whistleblower complaint (No. 9-3290-07-019) on January 29, 2007, with the Occupational Safety and Health Administration under Section 806 of the Corporate and Criminal Fraud Accountability Act of 2002, and Title VIII of the Sarbanes-Oxley Act of 2002, 18 U.S.C. 1514A. On March 14, 2007, the Company submitted its Response to the Complaint. Since that time, no further proceedings have been scheduled on this matter by the Occupational Safety and Health Administration.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

The Company’s articles of incorporation, its bylaws, and certain statutes provide for the indemnification of a present or former director or officer.

Articles of Incorporation and Bylaws

Pursuant to the Company’s articles of incorporation and bylaws, the Company shall indemnify its directors and officers to the fullest extent not prohibited by the Nevada law; provided, however, that the Company may modify the extent of such indemnification by individual contracts with its directors and officers; and, provided, further, that the Company shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Company’s board of directors, (iii) such indemnification is provided by the Company, in its sole discretion, pursuant to the powers vested in the Company under Nevada law, or (iv) such indemnification is expressly required to be made under any section of the bylaws. The Company may also indemnify its employees and other agents as set forth under Nevada law.

The Company will advance to any person who was or is a party or is threatened to he made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or executive officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefor, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said mounts if it should be determined ultimately that such person is not entitled to be indemnified under the Company’s bylaws or otherwise. To the fullest extent permitted by Nevada law, the Company, upon approval by the board of directors, may purchase insurance on behalf of any person required or permitted to be indemnified pursuant to the Company’s bylaws.

The Company has been advised that it is the position of the Securities and Exchange Commission that, insofar as the provisions in the Company's bylaws may be invoked for liabilities arising under the Securities Act of 1933, as amended, the provisions are against public policy and is therefore unenforceable.

Nevada Law

Pursuant to the provisions of Nevada Revised Statutes 78.7502, a corporation may indemnify its directors, officers and employees as follows:

(a)
A corporation may indemnify any person who was or is a party or is threatened to be made a party to any action, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation, against expenses, actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) is not liable for breach of his fiduciary duties as a director or officer pursuant to Nevada Revised Statutes 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

(b)
A corporation may indemnify any person who was or is a party or is threatened to be made a party to any action by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation against expenses actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) is not liable for breach of his fiduciary duties pursuant to Nevada Revised Statutes 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

(c)
To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

Item 25. Other Expenses of Issuance and Distribution

The following table sets forth the estimated expenses to be incurred in connection with the issuance and distribution of the securities being registered.

Registration Fee	$76.47
Legal Fees and Expenses	$25,000.00
Accounting Fees and Expenses	$10,000.00
Miscellaneous	$5,000.00
Total	$40,076.47

Item 26. Recent Sales of Unregistered Securities

The following is a summary of the transactions by us during the last three years involving sales of our securities that were not registered under the Securities Act of 1933, as amended:

During the quarter ended March 31, 2004, we received $989,500 for the sale of 705,282 shares in private offering transactions with investors.

During the quarter ended June 30, 2004, we received $884,580 for the sale of 630,499 shares in private offering transactions with investors.

On October 26, 2004, we issued 1,309,667 shares of its common stock to Mr. Mark Trumble for the purchase of our Bott Equipment Company, Inc. and Gulfgate Equipment, Inc. subsidiaries and agreed to additional shares to Mr. Trumble. We are currently obligated to issue penalty shares totaling 370,977 valued at $810,000 to Mr. Trumble.

In September 2005, we sold 670,000 shares of our common stock for $1,005,000 to 26 private investors via a private placement offering through SW Bach & Company, a securities dealer.

On November 10, 2005, we entered into a stock purchase agreement with Mercatus & Partners, Limited, a private limited company of the United Kingdom (“Mercatus Limited”), for the sale of 1,530,000 shares of the Company’s common stock for a minimum purchase price of $0.73 per share (the “SICAV One Agreement), and another stock purchase agreement with Mercatus Limited also for the sale of 1,530,000 shares of our common stock for a minimum purchase price of $0.73 per share (the “SICAV Two Agreement” and together with the SICAV One Agreement, the “SICAV Agreements”). The shares offered and sold under the SICAV Agreements were offered and sold pursuant to a private placement that is exempt from the registration provisions of the Securities Act under Section 4(2) of the Securities Act pursuant to Mercatus Limited’s exemption from registration afforded by Regulation S. Pursuant to the terms of the SICAV Agreements, we issued 3,060,000 shares of our common stock within five days of the execution of the respective SICAV Agreements to a custodial lock box on behalf of Mercatus Limited for placement into two European SICAV funds. The SICAV Agreements provided Mercatus Limited with up to 30 days after the delivery of the shares of our common stock to issue payment to us. If payment for the shares was not received by us within 30 days of the delivery of the shares, we had the right to demand the issued shares be returned. On November 12, 2005, we also entered into another private stock purchase agreement with Mercatus Limited for the sale of 170,000 shares of our common stock for a minimum purchase price of $0.82 per share (the “Private SICAV One Agreement”) and another private stock purchase agreement with Mercatus LP also for the sale 170,000 shares of our common stock for a minimum purchase price of $0.82 per share (the “Private SICAV Two Agreement” and with the Private SICAV One Agreement, the “Private SICAV Agreements”). The shares offered and sold under the SICAV Agreements were offered and sold pursuant to a private placement that is exempt from the registration provisions of the Securities Act under Section 4(2) of the Securities Act pursuant to Mercatus Limited’s exemption from registration afforded by Regulation S. Pursuant to the terms of the Private SICAV Agreements, we issued and delivered 340,000 shares of our common stock within five days of the execution of the respective Private SICAV Agreements to a custodial lock box on behalf of Mercatus Limited for placement into a European bank SICAV fund. Subject to a valuation of the shares, Mercatus LP had up to 30 days after the delivery of the shares of our common stock to issue payment to us. If payment was not received by us within 30 days of the issuance of the shares to Mercatus Limited, we had the right to demand the issued shares be returned. In a letter to Mercatus dated April 13, 2006 we declared Mercatus to be in material breach of the above Private Purchase Agreements due to non-payment, terminated the Agreements in their entirety and exercised its right to demand the return of all the shares. All 3,400,000 shares were returned to our treasury in August 2006.

On December 13, 2005 we issued and delivered 129,054 shares of the Company’s common stock for $106,000 to accredited investors.

During December 2005, we issued 8,254 shares of our common stock to three consultants for services valued at approximately $16,000.

From February through June 2006, we issued 2,013,510 shares of its common stock for gross proceeds of $1,534,963 in a private placement with investors. We also issued warrants to a placement agent to purchase 310,000 shares of our common stock at a price of $1.60 per share. The fair value of the warrants, $419,639 was calculated using the Black Scholes option pricing model.

From June through August 2006, we sold 277,978 shares of our common stock for $180,000 in a private placement with investors.

We issued 6,298 shares as consideration to a consultant as consideration for $9,376 for services rendered during the 2006 fiscal year.

On October 27, 2006, we issued a secured convertible note in the aggregate principal amount of $3,530,000 to GCA Strategic Investment Fund Limited. In connection with the note, we issued warrants to GCA Strategic Investment Fund Limited to purchase 1,000,000 shares of our common stock. The warrants have an exercise price of $0.66. On the same date, we also issued warrants to Global Capital Advisors, LLC to purchase 500,000 shares of our common stock. The Global Capital warrant has an initial fixed exercise price of $0.66. The shares underlying the note and warrants are being registered on this registration statement.

During the month of November 2006, the Company issued and delivered 70,000 shares of the Company's common stock to one consultant for services valued at approximately $38,500.

During the month of February 2007, the Company issued and delivered 44,606 shares of the Company's common stock to four individuals. These individuals never received the additional shares of stock they were eligible for resulting from the February 18, 2004 Lumalite Holdings, Inc. reverse merger. Shareholders of record prior to the reverse merger date were entitled to receive a multiplier of 1.712458 shares of stock for every share they owned which these individuals never received.

During the month of February 2007, the Company issued and delivered 33,613 shares of the Company's common stock to a Convergence director in exchange for $20,000 of consulting services.

During the month of April, 2007 we issued and delivered 234,457 shares of the Company’s common stock for $180,000 to accredited investors.

During the month of April 2007, the Company issued and delivered 113,709 shares of the Company's common stock to five consultants for services valued at approximately $109,375.

During the month of May, 2007 we issued and delivered 41,854 shares of the Company’s common stock for $35,000 to one accredited investor.

Exemption from the registration provisions of the Securities Act of 1933 for all of the transactions described above is claimed under Section 4(2) of the Securities Act of 1933, among others, on the basis that such transactions did not involve any public offering and the purchasers were sophisticated or accredited with access to the kind of information registration would provide.

Item 27. Exhibits

(a)  Exhibits.

The exhibits filed with this registration statement or incorporated herein by reference are set forth on the Exhibit Index set forth elsewhere herein.

(b) Financial Statement Schedules.

Schedules filed with this registration statement are set forth on the Index to Financial Statements set forth elsewhere herein.

Item 28. Undertakings

The undersigned registrant hereby undertakes:

1.  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

i.	Include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.
Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii.	Include any additional or changed material information on the plan of distribution.

2.  For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering.

3.  File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of offering.

4.  For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)  Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(ii)     Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv)   Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

4.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

5.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

6.  Each prospectus filed by the undersigned issuer pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement.

7.  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date;

8.  Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westlake Village, State of California, on June 12, 2007.

CONVERGENCE ETHANOL, INC. (Registrant)

By:	/s/ James A. Latty
James A. Latty
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of Convergence Ethanol, Inc. hereby constitutes and appoints James A. Latty, his attorney-in-fact and agent, with full power of substitution and resubstitution for him in any and all capacities, to sign any or all amendments or post-effective amendments to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith or in connection with the registration of the shares of common stock under the Securities Act of 1933, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent or his substitute may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ James A. Latty	Chief Executive Officer and Director	June 12, 2007
James A. Latty	(Principal Executive Officer)

/s/ Richard W. York	Chief Financial Officer	June 12, 2007
Richard York	(Principal Accounting Officer)

/s/ John C. Fitzgerald	Director	June 12, 2007
John C. Fitzgerald

/s/ Steven Newsom	Director	June 12, 2007
Steven Newsom

EXHIBIT LIST
Item 27. Exhibits.

3.1	Merger Agreement and Plan of Reorganization dated January 28, 2004 between MEMS USA, Inc., a Nevada corporation (formerly Lumalite Holdings, Inc), and MEMS USA, Inc., a California corporation (1)
3.2	Articles of Incorporation (6)
3.3	Bylaws (6)
4.1	Form of Registration Rights Agreement (August 2005) (4)
4.2	Form of Registration Rights Agreement dated October 27, 2006 between MEMS USA, Inc. and GCA Strategic Investment Fund Limited (6)
4.3	Form of Common Stock Purchase Warrant dated October 27, 2006 between MEMS USA, Inc. and GCA Strategic Investment Fund Limited (6)
4.4	Form of Common Stock Purchase Warrant dated October 27, 2006 between MEMS USA, Inc. and Global Capital Advisors LLC (6)
5.1	Opinion re legality from Richardson & Patel LLP *
10.1	Stock Purchase Agreement dated September 1, 2004 among MEMS USA, Inc., Bott Equipment Company, Inc., Gulfgate Equipment, Inc., Mark Trumble, Nathan Ross, and Lawrence Weisdorn (1)
10.2	Consulting Services Contract dated January 1, 2005 among Can-Am Ethanol One, Inc., MEMS USA, Inc. and Accelon Energy System, Inc. (2)
10.3	Securities Purchase Agreement dated April 22, 2005 between MEMS USA, Inc., a Nevada corporation and its affiliates, and the Purchasers thereto (3)
10.4	Sales Agency Agreement dated August 22, 2005 between S.W. Bach & Company and MEMS USA, Inc., a Nevada corporation (4)
10.5	Employment Agreement dated July, 1, 2002 between Lawrence Weisdorn and MEMS USA, Inc., a California corporation (1)
10.6	Employment Agreement dated July, 1, 2002 between Daniel K. Moscaritolo and MEMS USA, Inc., a California corporation (6)
10.7	Employment Agreement dated August 23, 2004 between Dr. James A. Latty and MEMS USA, Inc., a California corporation (6)
10.8	Employment Agreement dated November 1, 2006 between Richard York and MEMS USA, Inc., a Nevada corporation, and California MEMS USA, Inc., a California corporation (6)
10.9	Consulting Agreement dated October 18, 2006 between Steven Newsom and MEMS USA, Inc. (6)
10.10	Securities Purchase Agreement dated October 27, 2006 between MEMS USA, Inc. and GCA Strategic Investment Fund Limited (6)
10.11	Form of Convertible Note dated October 27, 2006 between MEMS USA, Inc. and GCA Strategic Investment Fund Limited (6)
10.12	Form of Deed of Trust and Security Agreement dated October 27, 2006 between MEMS USA, Inc. and GCA Strategic Investment Fund Limited (6)
10.13	Form of Guaranty dated October 27, 2006 for the benefit of GCA Strategic Investment Fund Limited (6)
10.14	Loan Agreement dated November 1, 2005 between Dr. James A Latty and MEMS USA, Inc. (6)
10.15	Loan Agreement dated November 1, 2005 between Daniel Moscaritolo and MEMS USA, Inc. (6)
10.16	Security Agreement dated November 1, 2005 between Dr. James A. Latty and MEMS USA, Inc. (6)
10.17	Security Agreement dated November 1, 2005 between Daniel Moscaritolo and MEMS USA, Inc. (6)
21.1	List of Subsidiaries (5)
23.1	Consent of Independent Certified Public Accountants *
23.2	Consent of Richardson & Patel LLP (See Exhibit 5.1) *

*Filed herewith.

(1) Filed with the Registrant's annual report on Form 10KSB-A filed on February 3, 2005 and incorporated by reference.

(2) Filed with the Registrant’s current report on Form 8K filed on April 29, 2005 and incorporated by reference.

(3) Filed with the Registrant’s quarterly report on Form 10QSB filed on August 16, 2005 and incorporated by reference.

(4) Filed with the Registrant's annual report on Form 10KSB filed on February 2, 2006 and incorporated by reference.

(5) Filed with the Registrant’s annual report on Form 10KSB filed on January 23, 2007 and incorporated by reference.

(6) Filed with the Registrant's quarterly report on Form 10QSB-A filed on March 1, 2007 and incorporated by reference.

(7) Filed with the Registrant's quarterly report on Form 10QSB filed on May 21, 2007 and incorporated by reference.